     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1998
                                           REGISTRATION STATEMENT NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             MAC-GRAY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    7215                    04-3361982
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF         CLASSIFICATION CODE)       IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                                22 WATER STREET
                        CAMBRIDGE, MASSACHUSETTS 02141
                                (617) 492-4040
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                          STEWART GRAY MACDONALD, JR.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             MAC-GRAY CORPORATION
                                22 WATER STREET
                        CAMBRIDGE, MASSACHUSETTS 02141
                                (617) 492-4040
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                             STUART M. CABLE, ESQ.
                          GOODWIN, PROCTER & HOAR LLP
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881
                                (617) 570-1000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Post-Effective Amendment becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            PROPOSED
 TITLE OF EACH CLASS OF                     MAXIMUM         PROPOSED
    SECURITIES TO BE        AMOUNT TO    OFFERING PRICE MAXIMUM AGGREGATE     AMOUNT OF
       REGISTERED         BE REGISTERED   PER SHARE(1)  OFFERING PRICE(1) REGISTRATION FEE
------------------------------------------------------------------------------------------
 Common Stock, $0.01 par
 value..................  250,000 Shares    $15.9375       $3,984,375          $1,176

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Based upon the average of the high and low sale prices reported on the New York Stock Exchange on April 7, 1998, and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (SUBJECT TO COMPLETION)
DATED APRIL 9, 1998

                              MAC-GRAY CORPORATION

                         250,000 SHARES OF COMMON STOCK

  This Prospectus relates to the sale of 250,000 shares (the "Shares") of common stock, par value $.01 per share (the "Mac-Gray Common Stock"), of Mac-Gray Corporation, a Delaware corporation ("Mac-Gray" or the "Company"), by certain former shareholders (the "Selling Securityholders") of Copico, Inc., a Massachusetts corporation ("Copico"). The Selling Securityholders will receive the Shares in connection with Mac-Gray's acquisition of Copico, which is expected to close as promptly as practicable following the effectiveness of the registration statement of which this Prospectus is a part, pursuant to the Stock Purchase Agreement, dated as of March 31, 1998 (the "Stock Purchase Agreement"), by and among Mac-Gray Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("Mac-Gray Services"), Copico and the Selling Securityholders, pursuant to which Mac-Gray Services will acquire all of the issued and outstanding capital stock of Copico. See "Prospectus Summary--Recent Developments."

  The Selling Securityholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required by law, the specific Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Securityholder reserves the sole right to accept and, together with such Selling Securityholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

  The aggregate proceeds to the Selling Securityholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Mac-Gray. Pursuant to an agreement with the Selling Securityholders, Mac-Gray has agreed to pay the costs, fees and expenses incurred in connection with the registration of the Shares; provided, however, that the Selling Securityholders will be responsible for underwriting commissions or discounts, transfer taxes, if any, attributable to the sale of the Shares, any fees or expenses of any counsel, accountants or other persons retained or employed by the Selling Securityholders and out-of-pocket expenses of the Selling Securityholders and their agents, including, without limitation, any travel costs. See "The Selling Securityholders and the Offered Shares--Registration Rights Agreement."

  Mac-Gray will not receive any proceeds from the sale of the Shares offered hereby by the Selling Securityholders.

  The Selling Securityholders and any brokers, dealers or agents that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."

  The Mac-Gray Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "TUC." On April 7, 1998, the last reported sales price for the Mac-Gray Common Stock on the NYSE was $15 7/8 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE
  ACCURACY   OR   ADEQUACY   OF    THIS   PROSPECTUS/PROXY   STATEMENT.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SHARES OF MAC-GRAY COMMON STOCK HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF MAC-GRAY SINCE THE DATE HEREOF.

                   The date of this Prospectus is     , 1998.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   1
PROSPECTUS SUMMARY.......................................................   2
  Mac-Gray Corporation...................................................   2
  Recent Developments....................................................   2
  Selected Historical Financial Data.....................................   3
RISK FACTORS.............................................................   5
  Implementation of Acquisition Strategy; Integration of Acquired Busi-
   nesses................................................................   5
  Competition............................................................   6
  Dependence Upon Senior Executives......................................   6
  Significant Capital Expenditures; Additional Financings................   6
  Uncertainty of Market Acceptance of New Products and Services..........   6
  Dependence Upon Lease Renewals.........................................   6
  Dependence Upon Certain Suppliers......................................   7
  Restrictions Imposed by Mac-Gray's Indebtedness........................   7
  Voting Control by Principal Stockholders, Directors and Executive Offi-
   cers..................................................................   7
  Common Stock Contingent Repurchase Obligation..........................   8
  Anti-takeover Effect of the Mac-Gray Charter, the Mac-Gray By-laws and
   Delaware Law..........................................................   8
  Potential Volatility of Stock Price....................................   8
  Absence of Dividends...................................................   8
  Material Benefits to Certain Insiders..................................   9
BUSINESS.................................................................  10
  General................................................................  10
  Financial Characteristics of Mac-Gray's Business.......................  10
  Industry Overview......................................................  10
  Company Strategy.......................................................  11
  Internal Growth........................................................  12
  Strategic Acquisitions.................................................  13
  Card and Coin-Operated Laundry Route Business..........................  13
  Technology.............................................................  15
  Competition............................................................  16
  Laundry Equipment Sales, Leasing and Service...........................  16
  Employees..............................................................  17
  Properties.............................................................  17
  Legal Proceedings......................................................  17
SELECTED HISTORICAL FINANCIAL DATA.......................................  18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  20
  Overview...............................................................  20
  Recent Developments....................................................  20
  Results of Operations..................................................  21
  Seasonality............................................................  23
  Liquidity and Capital Resources........................................  23
  Inflation..............................................................  25
  Recently Issued Accounting Pronouncements..............................  25


                                      (ii)

                                                                            PAGE
                                                                            ----
MANAGEMENT.................................................................  26
  Directors and Executive Officers.........................................  26
  Board of Directors.......................................................  27
  Executive Compensation...................................................  28
  1997 Stock Option and Incentive Plan.....................................  30
  Stock Appreciation Rights................................................  33
  Employment Agreements with Executive Officers............................  33
  Compensation Committee Interlocks and Insider Participation..............  33
  Certain Relationships and Related Transactions...........................  33
PRINCIPAL STOCKHOLDERS.....................................................  35
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  38
MARKET PRICES AND DIVIDEND DATA............................................  39
DESCRIPTION OF CAPITAL STOCK...............................................  39
  Authorized and Outstanding Capital Stock.................................  39
  Certain Provisions of Charter and By-laws................................  40
  Statutory Business Combination Provision.................................  41
  Transfer Agent and Registrar.............................................  42
THE SELLING SECURITYHOLDERS AND THE OFFERED SHARES.........................  42
  Background...............................................................  42
  Registration Rights Agreement............................................  42
PLAN OF DISTRIBUTION.......................................................  44
LEGAL MATTERS..............................................................  44
EXPERTS....................................................................  44
INDEX TO FINANCIAL STATEMENTS.............................................. F-1


                                     (iii)

                             AVAILABLE INFORMATION

  Mac-Gray is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning Mac-Gray can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Mac-Gray. In addition, reports, proxy statements and other information concerning Mac-Gray may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which shares of Mac-Gray Common Stock are traded under the symbol "TUC."

  This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete (though to the extent of the provisions referred to herein, such statements are complete in all material respects), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  No information relating to Mac-Gray is incorporated herein by reference.

                               PROSPECTUS SUMMARY

  The following is a brief summary, which is necessarily incomplete, of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained herein, and in the exhibits and appendices hereto, all of which should be reviewed carefully. The information contained in this Prospectus gives effect to: (i) the reorganization (the "Mac-Gray Combination") of Mac-Gray Services, Inc., a Delaware corporation, that was formerly known as Mac-Gray Co., Inc. ("Mac-Gray Co."), and Mac-Gray, L.P., a Delaware limited partnership (the "Limited Partnership") and (ii) the acquisition (the "Sun Services Acquisition") of Sun Services of America, Inc., a Florida corporation ("SSA"), and R. Bodden Coin-Op-Laundry, Inc., a Florida corporation ("RBCO" and, together with SSA, "Sun Services"), both of which occurred on April 17, 1997. Unless the context requires otherwise, all references to Mac-Gray or the Company shall mean Mac-Gray Corporation and its subsidiaries and predecessors, including Mac-Gray Co. and the Limited Partnership, and businesses that it has acquired from their respective dates of acquisition, including Sun Services. See "Business."

  Certain of the information contained in this Prospectus may constitute forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, those set forth in this Prospectus under the heading "Risk Factors."

MAC-GRAY CORPORATION

  Mac-Gray derives its revenue principally through the operation and maintenance of card and coin-operated laundry rooms in multiple housing facilities such as apartment buildings, colleges and universities, condominiums and public housing complexes. Mac-Gray operates its laundry rooms under long-term leases with property owners, colleges and universities and governmental agencies. The leases typically grant Mac-Gray the exclusive right to operate laundry rooms of the lessor's premises for a fixed term, which is generally seven to ten years, in exchange for a percentage of the revenue collected. Mac-Gray's laundry room business consists of more than 120,000 laundry machines, operated in over 17,000 multiple housing laundry rooms located in 26 states east of the Rocky Mountains. Mac-Gray's principal offices are located at 22 Water Street, Cambridge, Massachusetts 02141, and its telephone number at that location is (617) 492-4040.

RECENT DEVELOPMENTS

  On March 31, 1998, Mac-Gray entered into a Stock Purchase Agreement, pursuant to which Mac-Gray Services will acquire one hundred percent of the outstanding capital stock of Copico. Founded in 1978, Copico is a major provider of card and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York and Florida. Copico provides and services copiers, laser printers and microform reader-printers for libraries of colleges, universities and graduate schools. Copico also is the sole provider of reprographics services to the New York public library system, as well as other public libraries. Copico had revenues of approximately $7.1 million for its fiscal year ended January 1, 1998 and has operations facilities in Canton, Massachusetts, New York, New York and Miramar, Florida. The purchase price will be approximately $10.95 million in cash, less the assumption of certain debt, and 250,000 shares of Mac-Gray Common Stock. Mac-Gray will fund the cash portion of the purchase price by drawing on its existing $50 million revolving credit facility with State Street Bank and Trust Company and CoreStates Bank (the "Credit Facility"). The transaction is subject to customary closing conditions and is expected to close during the second quarter of 1998.

  On March 12, 1998, Mac-Gray acquired Intirion Corporation, a Delaware corporation ("Intirion"), pursuant to an Agreement and Plan of Merger, dated as of December 22, 1997 (the "Merger Agreement"), by and among

Mac-Gray, MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("MIAC"), Intirion and Robert P. Bennett, pursuant to which Mac-Gray acquired Intirion by merging (the "Merger") MIAC with and into Intirion. Pursuant to the Merger, Mac-Gray issued 1,592,992 shares of Mac-Gray Common Stock and approximately $1 million in cash, which cash was paid to the holder of Intirion's Senior Redeemable Preferred Stock, par value $.01 per share (the "Intirion Senior Preferred Stock"). Intirion is a supplier of combination refrigerator/freezer/microwave ovens to multiple housing facilities such as colleges and universities, military bases, economy hotels and motels and assisted living facilities. For the twelve month period ended June 30, 1997, Intirion had total revenues of approximately $23.5 million. The transaction is being accounted for as a pooling of interests.

  On March 4, 1998, Mac-Gray entered into a Stock and Asset Purchase Agreement, pursuant to which Mac-Gray Services will acquire one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation (together, "Amerivend"). Amerivend is a provider of card and coin-operated laundry equipment in Florida and Georgia. Amerivend is also the principal distributor of the Maytag Corporation's ("Maytag") commercial laundry products in Alabama, Georgia and Florida. Founded in 1959, Amerivend had 1997 revenues of $18.6 million and has offices in Miami, Orlando, Tampa and Atlanta. The purchase price, which is subject to certain adjustments, will be approximately $33.5 million in cash, including the payment of certain debt. The purchase price will be funded by Mac-Gray by drawing on the Credit Facility. The transaction is subject to customary closing conditions, including regulatory filings, and is expected to close in the second quarter of 1998.

SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are selected historical financial data of Mac-Gray as of the dates and for the periods indicated. The selected historical financial data of Mac-Gray for the three years in the period ended December 31, 1997 were derived from the historical consolidated financial statements of Mac-Gray that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus. The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Mac-Gray and the notes thereto included elsewhere in this Prospectus.

  On March 12, 1998, Mac-Gray completed its acquisition of Intirion which has been accounted for as a pooling of interests. Supplemental consolidated financial statements giving effect to the business combination between Mac-Gray and Intirion have been included in this Registration Statement beginning on page F-47. These supplemental financial statements will become the restated historical financial statements of Mac-Gray upon publication of the combined results of the companies covering a period subsequent to the combination. Estimated transaction costs of approximately $860,000 associated with the Intirion transaction will be expensed in the period they were incurred, primarily in the first quarter of 1998.

                                           YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                   1993     1994     1995      1996    1997(1)
                                  -------  -------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue.........................  $44,942  $48,031  $50,710  $ 64,427  $ 81,370
Cost of revenue:
 Commissions....................   17,762   19,168   20,471    25,760    31,717
 Laundry route expenditures.....    7,458    7,889    8,251    10,955    12,232
 Depreciation and amortization..    4,377    4,756    4,899     6,216     8,635
 Cost of equipment sales........    1,700    2,673    2,938     5,189     8,187
                                  -------  -------  -------  --------  --------
 Total cost of revenue..........   31,297   34,486   36,559    48,120    60,771
Operating expenses:
 General and administration.....    3,383    3,085    3,901     3,952     4,699
 Sales and marketing............    2,445    2,501    2,531     3,803     5,165
 Depreciation...................      421      442      455       517       503
                                  -------  -------  -------  --------  --------
 Total operating expenses.......    6,249    6,028    6,887     8,272    10,367
                                  -------  -------  -------  --------  --------
Income from operations..........    7,396    7,517    7,264     8,035    10,232
 Interest expense...............   (1,437)  (1,217)  (1,175)   (1,956)   (2,521)
 Other income (expense), net....       71       70       55       (87)      181
                                  -------  -------  -------  --------  --------
Income before provision for in-
 come taxes.....................    6,030    6,370    6,144     5,992     7,892
 Provision for income taxes(2)..     (330)    (388)    (374)     (465)   (5,206)
                                  -------  -------  -------  --------  --------
Net income......................  $ 5,700  $ 5,982  $ 5,770  $  5,527  $  2,686
                                  =======  =======  =======  ========  ========
Net income per common share(4)..  $  0.90  $  0.94  $  0.91  $   0.87  $   0.37
                                  =======  =======  =======  ========  ========
Weighted average common shares
 outstanding(4).................    6,368    6,368    6,368     6,368     7,263
                                  =======  =======  =======  ========  ========
Net income per common share--as-
 suming dilution(4).............  $  0.90  $  0.94  $  0.91  $   0.87  $   0.36
                                  =======  =======  =======  ========  ========
Weighted average common shares
 outstanding--assuming dilu-
 tion(4)........................    6,368    6,368    6,368     6,368     7,391
                                  =======  =======  =======  ========  ========
TAX ADJUSTED EARNINGS PER SHARE
 DATA(3):
 Pro forma net income...........                             $  3,595  $  4,735
                                                             ========  ========
 Pro forma net income per common
  share(4)......................                             $   0.56  $   0.65
                                                             ========  ========
 Pro forma net income per common
  share--assuming dilution(4)...                             $   0.56  $   0.64
                                                             ========  ========
OTHER FINANCIAL DATA:
 EBITDA(5)......................  $12,265  $12,785  $12,673  $ 14,681  $ 19,551
 Depreciation and amortization..    4,798    5,198    5,354     6,733     9,138
 Capital expenditures...........    5,407    5,679    4,421     7,635     8,681
 Cash flows from operating ac-
  tivities......................    9,405   10,650   10,417    13,650    10,942
 Cash flows used in investing
  activities....................   (5,689)  (5,613)  (5,105)  (22,070)  (20,544)
 Cash flows provided by (used
  in) financing activities......   (3,744)  (6,128)  (3,549)    7,382    10,532
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Working capital................  $(3,437) $(4,181) $(2,237) $ (6,069) $   (885)
 Total assets...................   32,713   33,292   36,754    54,108    84,374
 Long-term debt, net of current
  portion.......................   15,718   13,544   11,843    23,325     5,395
 Redeemable common stock(6).....      --       --       --        --      7,797
 Stockholders' equity...........    6,783    9,439   12,850    14,683    49,161

--------
(1) The financial data for the year ended December 31, 1997 includes the results of the Sun Services Acquisition subsequent to the acquisition date of April 17, 1997.
(2) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.
(3) Tax adjusted earnings per share data have been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax rate of 40%) during the periods presented.
(4) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, Mac-Gray has complied with Staff Accounting Bulletin No. 98 (SAB 98) issued by the Commission. Accordingly, earnings per share data have been restated for all periods presented to give effect to both pronouncements. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.
(5) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because Mac-Gray's management believes that certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.
(6) Shares of Mac-Gray Common Stock issued in connection with the Sun Services Acquisition are redeemable pursuant to a contractual arrangement.

                                 RISK FACTORS

  Information provided by Mac-Gray, including information contained in this Prospectus, or by its spokespersons from time to time may contain forward-looking statements concerning projected financial performance, market and industry segment growth, product development and commercialization or other aspects of future operations. Such statements, made pursuant to the safe harbor established by recent securities legislation, will be based on the assumptions and expectations of Mac-Gray's management at the time such statements are made. Mac-Gray cautions investors that its performance and, therefore, any forward-looking statement is subject to risks and uncertainties. Various important factors, including, but not limited to, those set forth below, may cause Mac-Gray's future results to differ materially from those projected in any forward-looking statement.

  Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, in evaluating an investment in the shares of Mac-Gray Common Stock offered hereby.

IMPLEMENTATION OF ACQUISITION STRATEGY; INTEGRATION OF ACQUIRED BUSINESSES

  Mac-Gray's growth strategy depends, in part, on its ability to acquire and successfully integrate and operate additional businesses. In order to pursue this strategy, Mac-Gray continually evaluates potential acquisition candidates that provide services to the multi-housing market, including laundry route businesses as well as businesses that could provide ancillary services to Mac-Gray's customer base and target markets. In connection with such evaluations, Mac-Gray may, from time to time, enter into non-binding letters of intent with, and conduct due diligence with respect to, potential acquisition candidates. The success of any completed acquisition will depend in large measure on Mac-Gray's ability to integrate the assets, maintain and improve the results of operations and increase the revenue of the acquired business. The process of integrating acquired businesses, and in particular, geographically diverse operations or operations outside Mac-Gray's core business, with Mac-Gray's business may involve unforeseen difficulties and may require a disproportionate amount of Mac-Gray's financial and other resources, including management time. While Mac-Gray generally believes that its management team and business structure enable it to operate a significantly larger and more diverse operation, there is no assurance that Mac-Gray will be able to successfully integrate acquired businesses into its existing operations and to implement effective cost savings programs.

  Mac-Gray has experienced increased competition in its acquisition activities. Growing competition may increase purchase prices for future acquisitions to levels that make the acquisitions less attractive or uneconomical. In addition, future acquisitions accounted for under the purchase method of accounting may result in the recording of goodwill, the amortization of which may reduce Mac-Gray's net income. If further acquisitions are made, Mac-Gray expects to continue to use cash and securities, including shares of Mac-Gray Common Stock, as consideration for such acquisitions. Use of Mac-Gray Common Stock as acquisition consideration may result in dilution to Mac-Gray's stockholders. In the event that Mac-Gray Common Stock does not maintain a sufficient valuation or if potential acquisition candidates are unwilling to accept shares of Mac-Gray Common Stock as consideration, Mac-Gray will be required to use more cash resources or other consideration to continue its acquisition program. In addition, if Mac-Gray is unable to generate sufficient cash for further acquisitions from existing operations, Mac-Gray's acquisition program could be adversely affected unless Mac-Gray is able to obtain additional capital through external financings or can borrow sufficient amounts. Any such debt financing will result in additional leverage and any further equity financing may result in dilution to Mac-Gray's stockholders. There can be no assurance that suitable additional acquisitions can be identified, financed, consummated on acceptable terms and integrated into Mac-Gray's operations or that future acquisitions will be financially and operationally successful. Failure to identify, finance and consummate acquisitions on acceptable terms, or to integrate acquired operations into Mac-Gray's operations could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Company Strategy."

COMPETITION

  The card and coin-operated laundry services industry is highly competitive. In most of Mac-Gray's markets, laundry services may be available through property owners and managers that operate their own laundry rooms ("Self-Owners"), private, family-owned businesses or large regional and national laundry services companies. In the competition to supply services to property owners, local private businesses tend to have long-standing relationships with customers in their specific geographic market, and the two larger companies participating in the industry consolidation, each of which has significantly larger installed machine bases than Mac-Gray's, tend to have significant operational and managerial resources to devote to expansion and to capture additional market share. Accordingly, there can be no assurance that Mac-Gray will be able to compete effectively in any specific geographic location in the business of supplying laundry equipment services to property owners and managers or in the acquisition of other businesses. See "Business-- Competition."

DEPENDENCE UPON SENIOR EXECUTIVES

  Mac-Gray is currently dependent to a significant degree upon the ability and experience of its senior executives. Mac-Gray has elected not to enter into employment agreements with any of these executives. Mac-Gray's preference to not utilize employment agreements for its senior executives may affect Mac-Gray's ability to attract and retain senior executives in the future. The loss of any of Mac-Gray's senior executives could adversely affect Mac-Gray's ability to maintain its current operating performance or to achieve growth through acquisitions. See "Management."

SIGNIFICANT CAPITAL EXPENDITURES; ADDITIONAL FINANCINGS

  The industry in which Mac-Gray operates is capital intensive. Accordingly, Mac-Gray must continue to make capital expenditures in order to periodically replace its existing equipment. In addition, Mac-Gray's plan to utilize smart-card based technologies with its equipment will also result in significant capital expenditures. While Mac-Gray anticipates that its existing capital resources, as well as cash from operations, will be adequate to finance anticipated capital expenditures, there can be no assurance that such resources or cash flows will be sufficient or that the incremental revenue and cost efficiencies associated with technological enhancements, such as the smart card, will justify the significant capital expenditures. To the extent that its available resources are insufficient to fund capital requirements, Mac-Gray may need to raise additional funds through public or private financings that may or may not be on terms favorable to Mac-Gray and, in the case of equity financings, could result in dilution to Mac-Gray's stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business-- Card and Coin-Operated Laundry Route Business" and "--Technology."

UNCERTAINTY OF MARKET ACCEPTANCE OF NEW PRODUCTS AND SERVICES

  Mac-Gray is currently introducing, and intends to introduce in the future, new products and services utilizing smart card based technologies. While Mac-Gray believes that cashless transactions will be attractive to its customers and will provide Mac-Gray with certain benefits, there can be no assurance that there will be widespread acceptance of these products by property owners, managers, colleges and universities and residents, or that technical or operational problems will not arise from their implementation. A lack of market acceptance of these new products and services could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Business--Technology."

DEPENDENCE UPON LEASE RENEWALS

  Mac-Gray's business is highly dependent upon the renewal of its leases with property owners, colleges and universities and public housing authorities. Mac-Gray has traditionally relied upon exclusive, long-term leases with its customers, as well as frequent customer interaction and an historical emphasis on customer service, to assure continuity of financial and operating results. There can be no assurance that Mac-Gray will be able to continue to secure long-term exclusive leases with its customers or that it will continue to successfully renew expiring leases. Any failure by Mac-Gray to continue to obtain long-term exclusive leases with a substantial number of its customers, or to successfully renew its existing leases as they expire, could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. In addition, Mac-Gray has occasionally experienced loss of business when property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels. There can be no assurance that future economic downturns will not result in similar losses of business. See "Business--Card and Coin-Operated Laundry Route Business--Facility Leasing."

DEPENDENCE UPON CERTAIN SUPPLIERS

  Mac-Gray currently purchases more than 90% of the equipment that it utilizes in its laundry route business from Maytag. In addition, Mac-Gray derives a significant amount of its non-laundry route revenue, as well as certain competitive advantages, from its position as a distributor of Maytag commercial laundry products. Although the purchase and distribution agreements between Mac-Gray and Maytag are terminable by either party upon written notice, Mac-Gray has never had such an agreement terminated by Maytag. Mac-Gray also currently purchases substantially all of its smart-card based equipment from Schlumberger Technologies, Inc. ("Schlumberger"), a manufacturer of card-based electronic transaction systems. A termination of, or substantial revision of the terms of, the contractual arrangements or business relationships with Maytag or Schlumberger could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Business--Technology" and "--Laundry Equipment Sales, Leasing and Service."

RESTRICTIONS IMPOSED BY MAC-GRAY'S INDEBTEDNESS

  In the event Mac-Gray borrows significant amounts under the Credit Facility, such level of indebtedness could have important consequences to Mac-Gray and its stockholders, including the following: (i) a substantial portion of Mac-Gray's cash flow from operations would need to be dedicated to the payment of the principal of and interest on such indebtedness and would not be available for other purposes; (ii) the ability of Mac-Gray to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes could be materially limited or impaired; and (iii) Mac-Gray's level of indebtedness could reduce Mac-Gray's flexibility to respond to changing business and economic conditions. The Credit Facility contains various covenants limiting the discretion of Mac-Gray's management with respect to certain business matters, including financial and other operating covenants. Failure to comply with any such covenants, which failure is not waived by the lender, would permit the lender to accelerate the maturity of the loan, which could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

VOTING CONTROL BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

  As of the date of this Prospectus, the principal stockholders, directors and executive officers of Mac-Gray and their affiliates beneficially own in the aggregate approximately 53% of the outstanding shares of Mac-Gray Common Stock. This percentage ownership does not include options to purchase 428,315 shares of Mac-Gray Common Stock (options to acquire 80,330 shares of Mac-Gray Common Stock are currently exercisable) held by certain of these persons, which, if exercised in whole or in part, will further concentrate ownership of Mac-Gray Common Stock. As a result, the above-referenced stockholders, if they act together, possess the voting power required to elect all of Mac-Gray's directors and to approve all other matters requiring approval by a majority of the stockholders of Mac-Gray including, in many cases, significant corporate transactions, such as mergers and sales of all or substantially all of Mac-Gray's assets. Such concentration of ownership, together, in some cases, with certain provisions of Mac-Gray's Amended and Restated Certificate of Incorporation (the "Mac-Gray Charter") and Mac-Gray's By-laws (the "Mac-Gray By-laws") and certain sections of the Delaware General Corporation Law (the "DGCL"), may have the effect of delaying or preventing a change in control of

Mac-Gray. See "--Anti-takeover Effect of Certificate of Incorporation and By-law Provisions and Delaware Law," "Management--Directors and Executive Officers" and "Principal Stockholders."

COMMON STOCK CONTINGENT REPURCHASE OBLIGATION

  Mac-Gray is obligated to repurchase up to 612,026 shares of Mac-Gray Common Stock issued in connection with the Sun Services Acquisition at a purchase price of $12.74 per share in the event the holder or holders of such shares elect to require Mac-Gray to repurchase such shares (the "Put Right"). The Put Right terminates on October 22, 2000. There can be no assurance that the holder or holders of such shares will not exercise the Put Right, nor can there be any assurance that, once exercised, Mac-Gray will be able to obtain financing to satisfy such Put Right on terms satisfactory to Mac-Gray, if at all. In the event Mac-Gray becomes required to repurchase such shares, it may be required to incur additional indebtedness under its Credit Facility to fund such repurchase. If Mac-Gray were unable to borrow such funds under its Credit Facility, Mac-Gray would need to pursue alternative financing sources which, if available, might be at higher interest rates than presently available under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Management--Certain Relationships and Related Transactions."

ANTI-TAKEOVER EFFECT OF THE MAC-GRAY CHARTER, THE MAC-GRAY BY-LAWS AND DELAWARE LAW

  Certain provisions of the Mac-Gray Charter and the Mac-Gray By-laws, certain sections of the DGCL and the ability of Mac-Gray's Board of Directors (the "Mac-Gray Board") to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Mac-Gray Board, including takeovers which certain stockholders may deem to be in their best interests. These provisions and the ability of the Mac-Gray Board to issue preferred stock without further action by stockholders could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interests of stockholders. Such anti-takeover provisions include, among other things, a classified Mac-Gray Board serving staggered three-year terms, the elimination of stockholder voting by written consent, the absence of cumulative voting for directors, the removal of directors only for cause, the vesting of exclusive authority in the Mac-Gray Board to determine the size of the Mac-Gray Board and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Mac-Gray Board (except as otherwise required by law) to call special meetings of stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Mac-Gray Board. Mac-Gray is subject to Section 203 of the DGCL ("Section 203") which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of Mac-Gray Common Stock. See "Description Capital Stock--Certain Provisions of Charter and By-laws" and "--Statutory Business Combination Provision."

POTENTIAL VOLATILITY OF STOCK PRICE

  The trading price of Mac-Gray Common Stock may be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by investment analysts or changes in business or regulatory conditions affecting Mac-Gray, its customers or its competitors. The stock market historically has experienced volatility which sometimes has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of Mac-Gray Common Stock.

ABSENCE OF DIVIDENDS

  Mac-Gray intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Declaration of dividends will in the future depend upon, among other things, Mac-Gray's results of operations, financial condition, acquisitions, capital requirements and general business condition. The Credit Facility also restricts dividend payments in certain limited circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MATERIAL BENEFITS TO CERTAIN INSIDERS

  Mac-Gray is obligated to make certain payments to a current director of Mac-Gray as a result of an agreement entered into in connection with the Sun Services Acquisition, which was owned by such director. In addition, Mac-Gray is obligated to make certain payments to the wife of Mac-Gray's co-founder and former Chief Executive Officer for the remainder of her life. See "Management--Certain Relationships and Related Transactions."

                                   BUSINESS

GENERAL

  Mac-Gray derives its revenue principally through the operation and maintenance of card and coin-operated laundry rooms in multiple housing facilities, such as apartment buildings, colleges and universities, condominiums and public housing complexes. Mac-Gray operates its laundry rooms under long-term leases with property owners, colleges and universities and governmental agencies. The leases typically grant Mac-Gray the exclusive right to operate laundry rooms on the lessor's premises for a fixed term, which is generally seven to ten years, in exchange for a percentage of the revenue collected. Mac-Gray's laundry route business consists of more than 120,000 laundry machines, operated in over 17,000 multiple housing laundry rooms located in 26 states east of the Rocky Mountains.

  A substantial portion of Mac-Gray's revenue is derived from the operation of washers and dryers in laundry rooms under long-term leases with property owners. Under Mac-Gray's long-term leases, Mac-Gray typically receives the exclusive right to operate laundry rooms within a multiple housing property in exchange for a percentage of the revenue collected. The property owner or manager is usually responsible for maintaining and cleaning the premises and for payment of the utilities. Mac-Gray leases space within a property, in some instances improves the leased space with new flooring, ceilings and other improvements, and then installs and services the laundry equipment and collects the revenue. Mac-Gray sets and adjusts the pricing for its machines based upon local market conditions.

  Mac-Gray is also a significant distributor for several major equipment manufacturers, including Maytag. As an equipment distributor, Mac-Gray sells commercial laundry equipment to public laundromats, as well as to the real estate industry. Mac-Gray is also certified by the manufacturers to service the commercial laundry equipment that it sells. Mac-Gray also sells commercial laundry equipment directly to institutional purchasers, including hospitals, restaurants and hotels, for use in their own on-premise laundry facilities.

  Mac-Gray manages its laundry route business and its distribution and servicing business from its corporate headquarters in Cambridge, Massachusetts, where it has centralized its administrative, billing, marketing, purchasing and refurbishing operations. Mac-Gray also operates sales and/or service centers in Connecticut, Florida (three locations), Georgia, Illinois, Maine, Missouri, New York (two locations), North Carolina and Pennsylvania.

FINANCIAL CHARACTERISTICS OF MAC-GRAY'S BUSINESS

  Mac-Gray's business has the following financial and operational characteristics:

    RECURRING REVENUE--Mac-Gray operates laundry equipment located in multiple housing facilities under long-term leases with property owners. In addition, Mac-Gray's efforts are designed to maintain customer relationships over the long-term.

    HISTORICALLY NON-CYCLICAL BUSINESS--Mac-Gray has not experienced a reduction of its business as a result of past general economic downturns, including the recession that occurred in the early 1990s, although there can be no assurance that this would be the case in the future.

    DIVERSIFIED AND STABLE CUSTOMER BASE--Mac-Gray provides laundry services to more than 17,000 laundry rooms located in 26 states east of the Rocky Mountains. Mac-Gray serves customers in a number of markets including apartment buildings, colleges and universities, condominiums and public housing complexes.

INDUSTRY OVERVIEW

  The card and coin-operated laundry services industry serves multiple housing markets such as apartment buildings, colleges and universities, condominiums and public housing complexes. Mac-Gray estimates, based upon its analysis of 1990 U.S. Department of Census data on multi-family housing units and colleges and universities, as well as its analysis of related U.S. Department of Census research surveys conducted during 1996, that these markets contain more than
3.5 million machines nationally, generating more than $2.0 billion in annual revenues, and approximately 1.7 million machines in Mac-Gray's current geographic markets. Trends in the real estate market generally, and in the multiple housing industry specifically, are having a significant impact on the laundry services industry and have resulted in increasing consolidation.

  The consolidation taking place in the real estate ownership and management industries, including consolidation caused by the growth of REITs and large national property management companies, has begun to have an impact on the multiple housing environment, most noticeably through ownership and operation of apartment complexes by larger organizations and more geographically diverse property managers. Many of these larger, more geographically diverse entities are beginning to outsource on-premise services to enable the property owner or manager to focus on their core business. By outsourcing services, property owners and managers are able to respond more quickly and efficiently to the residents' needs, thereby increasing retention, the critical factor in these larger entities' profitability. These same property owners and managers are also increasingly looking for service providers that can service multiple locations with a broader product mix.

  The laundry services industry has historically been served by small, independent owner-operators. Many of these independent business owners commenced operations during the 1940s and 1950s and are facing generational transfer issues as they reach retirement age. While many of these entrepreneurs enjoy excellent reputations, they are confronted with significant capital expenditures necessary to upgrade existing equipment and implement newly available payment technologies. Faced with these factors, many are choosing to sell their businesses.

  Recent developments in cashless payment technology have also begun to change the way in which the laundry services industry conducts business. Cashless payment technology, the costs of which have historically outweighed the benefits, has recently become more affordable which, Mac-Gray believes, will lead to more cashless, card-based laundry rooms. The benefits of cashless payment technology include enhanced user convenience, the potential for modest incremental price increases, variable time pricing, reduced administrative burden and improved cash controls. Cashless payment technology will also provide property owners with the ability to integrate laundry room services with previously unrelated amenities, such as door and area access, photocopying, telephone, rent collection, vending machines and other ancillary services.

  The card and coin-operated laundry service industry is also influenced by societal trends in multi-family housing, whether it be in the retirement, assisted-living or low income rental markets or in the development of larger and more full-service apartment and condominium communities. As the retirement age population grows, retirement and full-service assisted living facilities are being increasingly utilized by those who desire a communal, secure living arrangement with access to a full range of on-premise services. Mac-Gray believes that the trend towards multi-family housing will lead to increased demand for on-premise, modern laundry rooms as well as other amenities.

  Mac-Gray believes that the factors discussed above have created an opportunity for those companies with strong financial and management resources to grow their customer base and increase revenue and cash flow.

COMPANY STRATEGY

  Mac-Gray's strategic objectives are to (i) grow its revenue and customer base and increase profitability and cash flow by refining and expanding its present operations and (ii) capitalize on the consolidation opportunities that exist in the highly fragmented laundry services industry. In order to achieve these objectives, Mac-Gray intends to:

    EXPAND CUSTOMER BASE IN EXISTING MARKETS--Mac-Gray intends to use its sales and marketing resources to secure additional customers in its existing markets. Mac-Gray's sales force is organized to focus on specific markets including larger property owners, such as REITs and public housing authorities, geographically diversified property managers and colleges and universities. Mac-Gray relies substantially on referrals from existing customers and intends to continue its historic, proactive attention to customer service and satisfaction.

    IMPLEMENT NEWLY AVAILABLE TECHNOLOGY--Mac-Gray has installed smart card readers in more than 5,100 laundry machines since April 1, 1997 and intends to accelerate the use of cost-effective smart-card based payment and access systems. Smart-card based payment technology permits Mac-Gray to make modest, periodic price increases, as well as to establish variable time pricing, which will add incremental revenue. The installation of smart card readers has increased revenue at existing facilities and has also attracted additional customers as a result of Mac-Gray providing a broader product offering.

    Mac-Gray particularly believes that smart-card based payment systems are making its laundry equipment more convenient by eliminating the need to gather coins to use the equipment. Mac-Gray has experienced increased usage in some of its laundry facilities following the recent installation of smart card readers. In addition, as card-based technologies become more prevalent, their use may also permit Mac-Gray to offer other smart-card based services to its customers, including door and area access, photocopying, vending machines, telephones, rent collection and other ancillary services.

    PURSUE STRATEGIC ACQUISITION OPPORTUNITIES--Mac-Gray intends to continue to acquire and integrate businesses that both increase penetration in existing markets and also strategically expand Mac-Gray's geographic presence. Mac-Gray believes that in-market acquisitions will allow it to capitalize on operating efficiencies and increase market penetration. In addition, Mac-Gray intends to acquire laundry room operations in new markets in order to increase its geographic diversity and broaden its potential customer base. Mac-Gray will continue its disciplined approach to evaluating expansion opportunities, including an analysis of each acquisition candidate's projected cash flow as compared to Mac-Gray's desired internal rate of return.

    INCREASE POSITION IN COLLEGE AND UNIVERSITY MARKET--Mac-Gray intends to strengthen its position in the college and university market and to use it as a foundation for growth in both existing and new geographic markets. Mac-Gray will continue to utilize a sales force which focuses exclusively on this specialized market, which is often the first to demand new products and services. In addition, Mac-Gray intends to broaden, through acquisitions, the services offered to its existing college and university customers, including ancillary services typically used by college students, which may be outside Mac-Gray's current core business.

INTERNAL GROWTH

  Mac-Gray's internal growth strategy is based upon its philosophy that to experience real, sustainable long-term growth it must retain and build upon its existing customer base. Mac-Gray has significantly increased its sales and marketing resources in order to take advantage of opportunities which have arisen as a result of the consolidation in the real estate industry. Nearly all of Mac-Gray's employees are eligible for incentive bonuses based upon the net growth of Mac-Gray's customer base. Mac-Gray's internal growth strategy, which is intended to expand Mac-Gray's customer base and to grow revenue, focuses on three distinct efforts: (i) use cashless payment technology to generate increased incremental revenue, (ii) convert owner-operated laundry rooms to Mac-Gray-operated laundry rooms and (iii) secure new locations that were previously served by other independent operators.

    USE EMERGING PAYMENT TECHNOLOGY--Mac-Gray intends to use smart-card based cashless payment systems to generate incremental revenue at existing locations. For example, Mac-Gray's smart-card based payment systems, including those available through Mac-Gray's arrangements with Schlumberger, permit Mac-Gray or the property owner to implement modest periodic price increases and to use variable time pricing. Prior to the availability of smart-card based cashless payment systems, modest incremental price increases could not be implemented because of the use of twenty-five cent coins to operate the laundry machines and the risk of imposing larger price increases than a particular user-base would accept without experiencing a reduction in usage. Mac-Gray intends to accelerate its use of smart-card based payment technology at existing locations by converting coin-operated equipment in response to customer demand.

  Mac-Gray further intends to continue to install smart card readers in machines at new locations as property owners and managers request this new technology in their efforts to retain tenants.

    CONVERT SELF-OWNERS--Mac-Gray actively markets to property owners and managers who own and operate on-premise laundry rooms. By outsourcing their laundry service operations to Mac-Gray, these Self-Owners can achieve economic benefits through decreased capital expenditures and increased cash flow. In addition, this outsourcing permits property owners and managers to focus on their core business with the knowledge that a quality service provider is delivering services that help to retain residents.

    SECURE NEW LOCATIONS PREVIOUSLY SERVED BY COMPETITORS--Mac-Gray's sales and marketing efforts focus significantly on properties where leases with competitors are nearing expiration. Mac-Gray's marketing department maintains an extensive database of prospective customers, including competitors' customers, which includes detailed information that assists Mac-Gray in its efforts to secure new customers. Mac-Gray has also historically achieved significant growth in this area through referrals from existing customers.

STRATEGIC ACQUISITIONS

  Mac-Gray intends to continue to take advantage of the opportunities created by the changes in the card and coin-operated laundry services industry through strategic acquisitions of local and regional laundry route businesses. Since May 1996, Mac-Gray has acquired more than eight laundry route businesses, contributing to the growth in its machine base.

  Mac-Gray's acquisition strategy has historically included both in-market acquisitions, which increase Mac-Gray's presence in its existing geographic markets, as well as add-on acquisitions, which establish Mac-Gray in a geographic market in which it does not have a significant presence. Mac-Gray's acquisition efforts have historically focused on both small, local, as well as regional, laundry route operators.

  In order to offer its customers a comprehensive set of products and services to meet their residents' increasing demands, Mac-Gray may also choose to pursue acquisitions of businesses that can provide additional services to Mac-Gray's customer base and target markets. Mac-Gray believes that, although certain of these ancillary services may be outside Mac-Gray's current core business, certain operating characteristics, such as the similarity of sales distribution networks, customer decision makers and payment and collection procedures, may present Mac-Gray with attractive growth opportunities.

CARD AND COIN-OPERATED LAUNDRY ROUTE BUSINESS

  Mac-Gray currently owns and operates more than 120,000 machines in over 17,000 laundry rooms located in multiple housing facilities. The principal aspects of Mac-Gray's laundry route operations include sales and marketing, facility leasing, service, collections and security and equipment refurbishment.

  Sales and Marketing. Mac-Gray markets its products and services through a sales and marketing staff of more than 40 people. Mac-Gray's sales staff is dispersed geographically throughout Mac-Gray's principal markets in order to support Mac-Gray's customer and prospective customer base. As discussed below, Mac-Gray primarily focuses its sales efforts on two markets: real estate (apartments and public housing complexes) and colleges and universities. Mac-Gray's sales force is charged with two primary functions: maintaining existing customer relationships and soliciting new relationships. Mac-Gray's marketing staff is located at its corporate headquarters in Cambridge, Massachusetts.

    Real Estate. Mac-Gray's regional real estate sales team works with multi-housing accounts, such as apartments and public housing complexes, and is focused on the needs of existing customers, as well as the needs of potential customers. Each sales team relies heavily on referrals from existing accounts, as well as the internal expansion of existing accounts.

    In response to the consolidation of the multi-housing industry by the largest REITs and property management companies, Mac-Gray has assigned primary responsibility for the geographically dispersed property owners and managers to one of its senior sales managers. This position is focused principally on developing relationships at the executive level with many national REITs and property management companies.

    Colleges and Universities. Mac-Gray's college and university sales team is focused on enhancing relationships with existing accounts, as well as soliciting additional colleges and universities. The sales team relies heavily on national and regional trade show participation in order to reach the various decision makers of existing accounts and new prospects.

  Facility Leasing. Mac-Gray typically sets up a complete laundry room facility in the leased space, including washers, dryers and debit or smart card readers, tables for organizing and folding laundry and seating areas. In addition, Mac-Gray will frequently refurbish the premises by painting the room and/or installing ventilation, lighting, plumbing and drainage. These improvements are designed to create a laundry room which is clean and convenient, thus encouraging maximum usage of the equipment by the residents of the property. Mac-Gray generally enters into long-term leases with property owners which provide, in most cases, for sharing of machine revenue on a percentage basis. Under the terms of a standard long-term lease, Mac-Gray leases a room or dedicated area within a multi-housing facility from the property owner, public housing agency or college or university. Mac-Gray's installed machine base is diversified across the various types of properties that it serves as follows:

     Apartments, condominiums and co-operatives............................. 68%
     Colleges, universities and schools..................................... 24%
     Public housing.........................................................  4%
     Other..................................................................  4%

  Mac-Gray operates card and coin-operated laundry rooms in approximately 350 of the more than 1,600 public and private residential institutions in the North American college and university market. Mac-Gray's strategy has been to pursue additional college and university accounts both through acquisitions and through entering into new geographic markets.

  A substantial portion of Mac-Gray's revenue is derived from the operations of washers and dryers in laundry rooms pursuant to long-term leases with property owners. The leases provide Mac-Gray with the exclusive right to operate the laundry room on the premises, typically require Mac-Gray to pay a percentage of the revenue collected to the lessor as a commission (or rent) and, in some cases, require advance rental payments. The property owner or manager is usually responsible for maintaining and cleaning the premises and for payment of the utilities. Because of Mac-Gray's significant initial capital investment, Mac-Gray's leases may only be terminated by the customer prior to their stated expiration date for non-performance by Mac-Gray.

  Service. Mac-Gray delivers, installs, services and collects revenue from the laundry equipment used in Mac-Gray-operated laundry rooms. Mac-Gray's maintenance program is intended to limit unnecessary capital expenditures and extend the useful life of Mac-Gray's laundry equipment, thus realizing optimal lifetime revenue per machine. Mac-Gray utilizes a three facet program, coupled with a restoration and redeployment program, to ensure that down time for its equipment is kept to a minimum, thus maximizing average revenue per machine.

    Install High Quality Equipment. Mac-Gray primarily installs equipment manufactured by Maytag. Mac-Gray believes that the installation of high quality equipment at the outset, coupled with a proper maintenance program, results in equipment that operates more efficiently, is used more often and maximizes revenue per machine. Mac-Gray also purchases equipment from other leading manufacturers, including Whirlpool Corporation ("Whirlpool") and General Electric Company, and believes that such manufacturers are willing to increase their sales to Mac-Gray. See "Risk Factors-- Dependence Upon Certain Suppliers."

    Periodic Preventive Maintenance. Mac-Gray performs scheduled, periodic, preventive maintenance on Mac-Gray's equipment at its various leased laundry rooms.

    On-Call Service. Mac-Gray employs approximately 100 service technicians to both maintain and repair its equipment. These service technicians have an average of over seven years experience repairing and maintaining laundry equipment. Mac-Gray's Director of Service Training is responsible for evaluating and training the service force. Mac-Gray has won the prestigious Maytag Red Carpet Service Award twice within the past ten years.

  Collections and Security. Revenues from Mac-Gray's laundry rooms are collected periodically based upon the historical use at each property. The collection routes are altered frequently and Mac-Gray utilizes a computerized coin counting system and various preventive and internal control measures, including armored car services, to reduce the risks associated with its business.

  Equipment Refurbishment. Mac-Gray refurbishes some of its laundry equipment at its Cambridge, Massachusetts headquarters. The refurbishment process involves removing some machines from active service and restoring or replacing some of the machine parts. The refurbished machines result in cost savings which, when coupled with the installation of high quality machines and a proper maintenance and service program, can result in reduced capital expenditures and increased profitability for the property owner. Refurbished machines are either used in locations where the lessor has requested them or to replace older laundry equipment.

TECHNOLOGY

  Mac-Gray maintains a significant information technology system to facilitate its lease monitoring, commission paying and product purchasing activities. Mac-Gray has recently implemented and/or expanded its use of technologies that Mac-Gray believes will broaden its existing product and service offerings, enhance its customer service, improve its financial and operational monitoring of its lease locations, and facilitate its analysis of the operations of potential acquisition candidates.

  Cashless Transactions. Mac-Gray operates both smart-card and debit-card based payment systems. Since 1991, Mac-Gray has installed more than 15,500 debit card operated laundry machines in response to customer demand in the college and university market.

  Mac-Gray has installed smart card readers in more than 5,100 laundry machines and intends to accelerate the use of cost-effective smart-card based payment and access systems. Smart cards are the same size as credit or debit cards, but contain a small microprocessor chip which is capable of computational operations, as well as storing data and value for use in cashless transactions. The stored value feature of smart cards is used with Mac-Gray's laundry equipment to provide laundry users the convenience and security of cashless transactions. Mac-Gray has experienced increased usage at existing facilities which have been equipped with smart card readers. The additional benefits associated with smart-card based transactions include reduced administrative burdens and expenditures, reduced vandalism, improved security and more efficient revenue collections.

    Newly Available Technology. The introduction of a new, single unit smart card reader for use with laundry equipment has made it cost-effective and operationally feasible to convert existing coin-operated machines and to install new smart card operated machines. Prior to the availability of this technology, each piece of laundry equipment had to be hard-wired to an on-line processing system in order to function as a cashless unit. The newly available single unit smart card reader eliminates the on-line requirement and makes conversions and new installations more cost-effective.

    On April 1, 1997, Mac-Gray commenced a roll-out of smart-card based payment systems. Mac-Gray has equipped more than 5,100 laundry machines with smart card readers since the commencement of this roll-out.

    Pricing Flexibility. By equipping its machines with cashless payment technology, Mac-Gray believes that it can go beyond providing a more efficient laundry facility. The use of smart card technology will enable Mac-Gray to make modest incremental price adjustments over time rather than in twenty-five cent increments. In addition, cashless technology will enable Mac-Gray to establish variable time pricing schedules. For instance, the machines may be programmed to have one set of prices during peak hours, one set during normal hours, and another set of prices during "off" hours of operation to encourage maximum usage.

  Information Services. Mac-Gray is employing an integrated approach to the underlying technology required to support its sales and administrative functions. Mac-Gray provides its sales personnel with laptop computers for use in communicating with Mac-Gray, accessing pricing and related information and preparing customer presentations and analyses. Mac-Gray also operates a data warehousing software system to assist Mac-Gray in its operational and financial data management. For example, the data warehousing software system aids Mac-Gray's senior management in analyzing geographic and product line trends, as well as individual property and regional performance. Mac-Gray can also use this data warehousing system to seamlessly import operational information of a laundry service provider that Mac-Gray may be interested in acquiring.

COMPETITION

  The card and coin-operated laundry services industry is highly competitive, capital intensive and requires reliable and prompt service. Mac-Gray believes that customers consider different factors in selecting a laundry service provider including customer service, reputation, commission rates (including advance commissions) and range of products and services. Mac-Gray believes that different types of customers assign varied weight to each of these factors and that no one factor materially influences a customer's selection of a laundry service provider. Within any given geographic area, Mac-Gray may compete with local independent-operators, regional operators and multi-regional operators. Although the industry is highly fragmented, Mac-Gray and several other independent-operators have chosen to grow by acquisitions, as well as through new machine placement. Mac-Gray believes that it is the third largest card and coin-operated laundry services provider in North America. Mac-Gray believes that only Coinmach Laundry Corporation ("Coinmach") and Web Service Company, Inc. ("Web") maintain larger machine bases than Mac-Gray.

LAUNDRY EQUIPMENT SALES, LEASING AND SERVICE

  Mac-Gray has been a Maytag distributor since 1927. Mac-Gray has, through acquisitions of businesses and the cooperation of Maytag, grown its Maytag distribution and service business to encompass Connecticut, Illinois, Maine, Massachusetts, New Hampshire, New York (except metropolitan New York City), western Pennsylvania, Rhode Island, South Carolina, Vermont and portions of Arkansas, Indiana, Iowa, Mississippi and Missouri. To these, the acquisition of Amerivend will add Alabama, Florida and Georgia. Mac-Gray is currently the principal or sole distributor of Maytag commercial laundry equipment in each of its areas. As a distributor, Mac-Gray sells laundry equipment to laundromat owners, apartment and condominium owners and institutions such as hospitals, restaurants and elder care facilities. Mac-Gray's retail coin laundromat sales team is focused on selling replacement equipment to existing coin laundromat owners, as well as soliciting new customers for its distribution business. The sales efforts are supported by regional service training seminars held for the benefit of existing and potential laundromat owners. Mac-Gray also sells equipment manufactured by American Dryer Corporation ("American Dryer"), The Dexter Company ("Dexter") and Whirlpool when such equipment better suits a customer's needs.

  Mac-Gray has also established a leasing program for commercial laundry customers who choose neither to purchase equipment nor to become a laundry route customer. This program involves the leasing of commercial laundry equipment to customers who maintain their own coin-operated laundry rooms, as well as to customers (such as hotels) who operate their own on-premise laundry equipment.

  Mac-Gray also offers potential owner-operators of independent laundromats complete design, construction, installation and set-up of turn-key laundromats. Mac-Gray derives its revenue by selling the equipment to the owner-operator and through ongoing service contracts with the owner-operator.

EMPLOYEES

  Mac-Gray has approximately 350 employees. None of Mac-Gray's employees is covered by a collective bargaining agreement. Mac-Gray believes its relations with its employees are good.

PROPERTIES

  Mac-Gray owns its 40,000 square foot corporate headquarters in Cambridge, Massachusetts which houses Mac-Gray's administrative and central services, including a 20,000 square foot warehouse for equipment and parts. Mac-Gray also leases the following regional facilities, which are largely operated as sales and service facilities, though limited administrative functions are also performed at many of them:

                                                                   APPROXIMATE
        LOCATION                                                  SQUARE FOOTAGE
        --------                                                  --------------
     Buffalo, New York...........................................      9,500
     Charlotte, North Carolina...................................      7,600
     Chula Vista, California.....................................     25,000
     Fort Lauderdale, Florida....................................      6,000
     Gainesville, Florida........................................        750
     Gurnee, Illinois............................................     12,000
     East Hartford, Connecticut..................................     14,900
     Pittsburgh, Pennsylvania....................................      1,100
     St. Louis, Missouri.........................................      2,400
     Standish, Maine.............................................      7,500
     Syracuse, New York..........................................      7,800
     Tampa, Florida..............................................      6,200
     Tucker (Atlanta), Georgia...................................      8,000
     Walpole, Massachusetts......................................     19,000

  Mac-Gray believes that its properties are generally well maintained and in good condition. Mac-Gray believes that its properties are adequate for present needs and that suitable additional or replacement space will be available as required.

LEGAL PROCEEDINGS

  Mac-Gray is from time to time a party to litigation arising in the ordinary course of business. There can be no assurance that Mac-Gray's insurance coverage will be adequate to cover all liabilities resulting from such claims. In the opinion of management, any liability that Mac-Gray might incur upon the resolution of this litigation will not, in the aggregate, have a material adverse effect on the financial condition or results of operations of Mac-Gray.

                      SELECTED HISTORICAL FINANCIAL DATA
  Set forth below are selected historical financial data of Mac-Gray as of the dates and for the periods indicated. The selected historical financial data of Mac-Gray for the three years in the period ended December 31, 1997 were derived from the historical consolidated financial statements of Mac-Gray that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus. The selected financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Mac-Gray and the notes thereto included elsewhere in this Prospectus.

  On March 12, 1998, Mac-Gray completed its acquisition of Intirion which has been accounted for as a pooling of interests. Supplemental consolidated financial statements giving effect to the business combination between Mac-Gray and Intirion have been included in this Registration Statement beginning on page F-47. These supplemental financial statements will become the restated historical financial statements of Mac-Gray upon publication of the combined results of the companies covering a period subsequent to the combination. Estimated transaction costs of approximately $860,000 associated with the Intirion transaction will be expensed in the period they were incurred, primarily in the first quarter of 1998.

                                            YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                     1993     1994     1995     1996    1997(1)
                                    -------  -------  -------  -------  -------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue...........................  $44,942  $48,031  $50,710  $64,427  $81,370
Cost of revenue:
 Commissions......................   17,762   19,168   20,471   25,760   31,717
 Laundry route expenditures.......    7,458    7,889    8,251   10,955   12,232
 Depreciation and amortization....    4,377    4,756    4,899    6,216    8,635
 Cost of equipment sales..........    1,700    2,673    2,938    5,189    8,187
                                    -------  -------  -------  -------  -------
 Total cost of revenue............   31,297   34,486   36,559   48,120   60,771
Operating expenses:
 General and administration.......    3,383    3,085    3,901    3,952    4,699
 Sales and marketing..............    2,445    2,501    2,531    3,803    5,165
 Depreciation.....................      421      442      455      517      503
                                    -------  -------  -------  -------  -------
 Total operating expenses.........    6,249    6,028    6,887    8,272   10,367
                                    -------  -------  -------  -------  -------
Income from operations............    7,396    7,517    7,264    8,035   10,232
 Interest expense.................   (1,437)  (1,217)  (1,175)  (1,956)  (2,521)
 Other income (expense), net......       71       70       55      (87)     181
                                    -------  -------  -------  -------  -------
Income before provision for income
 taxes............................    6,030    6,370    6,144    5,992    7,892
 Provision for income taxes(2)....     (330)    (388)    (374)    (465)  (5,206)
                                    -------  -------  -------  -------  -------
Net income........................  $ 5,700  $ 5,982  $ 5,770  $ 5,527  $ 2,686
                                    =======  =======  =======  =======  =======
Net income per common share(4)....  $  0.90  $  0.94  $  0.91  $  0.87  $  0.37
                                    =======  =======  =======  =======  =======
Weighted average common shares
 outstanding(4)...................    6,368    6,368    6,368    6,368    7,263
                                    =======  =======  =======  =======  =======
Net income per common share--
 assuming dilution(4).............  $  0.90  $  0.94  $  0.91  $  0.87  $  0.36
                                    =======  =======  =======  =======  =======
Weighted average common shares
 outstanding--assuming
 dilution(4)......................    6,368    6,368    6,368    6,368    7,391
                                    =======  =======  =======  =======  =======
TAX ADJUSTED EARNINGS PER SHARE
 DATA(3):
Pro forma net income..............                             $ 3,595  $ 4,735
                                                               =======  =======
Pro forma net income per common
 share(4).........................                             $  0.56  $  0.65
                                                               =======  =======
Pro forma net income per common
 share--assuming dilution(4)......                             $  0.56  $  0.64
                                                               =======  =======
OTHER FINANCIAL DATA:
 EBITDA(5)........................  $12,265  $12,785  $12,673  $14,681  $19,551
 Depreciation and amortization....    4,798    5,198    5,354    6,733    9,138
 Capital expenditures.............    5,407    5,679    4,421    7,635    8,681
 Cash flows from operating
  activities......................    9,405   10,650   10,417   13,650   10,942
 Cash flows used in investing
  activities......................   (5,689)  (5,613)  (5,105) (22,070) (20,544)
 Cash flows provided by (used in)
  financing activities............   (3,744)  (6,128)  (3,549)   7,382   10,532
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Working capital..................  $(3,437) $(4,181) $(2,237) $(6,069) $  (885)
 Total assets.....................   32,713   33,292   36,754   54,108   84,374
 Long-term debt, net of current
  portion.........................   15,718   13,544   11,843   23,325    5,395
 Redeemable common stock(6).......      --       --       --       --     7,797
 Stockholders' equity.............    6,783    9,439   12,850   14,683   49,161

--------
(1) The financial data for the year ended December 31, 1997 include the results of Sun Services subsequent to the acquisition date of April 17, 1997.
(2) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.
(3) Tax adjusted earnings per share data have been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax rate of 40%) during the periods presented.

(4) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, Mac-Gray has complied with Staff Accounting Bulletin No. 98 (SAB 98) issued by the Commission. Accordingly, earnings per share data have been restated for all periods presented. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.
(5) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because Mac-Gray's management believes that certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.
(6) Shares of Mac-Gray Common Stock issued in connection with the Sun Services Acquisition are redeemable pursuant to a contractual arrangement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Mac-Gray's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include: implementation of acquisition strategy; integration of acquired businesses; ability to meet future capital requirements; dependence upon certain suppliers, lease renewals; retention of senior executives; market acceptance of new products and services; and those factors discussed in Mac-Gray's filings with the Commission. The historical financial information presented herein represents (i) consolidated results of Mac-Gray, (ii) the combined results of Mac-Gray Co. and the Limited Partnership and (iii) the combined results of Sun Services for the period subsequent to the Sun Services Acquisition. The following discussion and analysis should be read in conjunction with the combined financial statements and related notes thereto presented elsewhere in this Prospectus.

OVERVIEW

  Mac-Gray derives its revenue principally through the operation and maintenance of card and coin-operated laundry rooms in multiple housing facilities, such as apartment buildings, colleges and universities, condominiums and public housing complexes. Mac-Gray operates its laundry rooms under long-term leases with property owners, colleges and universities and governmental agencies. The leases typically grant Mac-Gray the exclusive right to operate laundry rooms on the lessor's premises for a fixed term, which is generally seven to ten years, in exchange for a percentage of the revenue collected. Mac-Gray's laundry route business consists of more than 120,000 laundry machines, operated in over 17,000 multiple housing laundry rooms located in 26 states east of the Rocky Mountains.

  Mac-Gray also derives revenue as a distributor and servicer of commercial laundry equipment manufactured by Maytag. Mac-Gray has Maytag distributor agreements for Connecticut, Illinois, Maine, Massachusetts, New Hampshire, New York (except metropolitan New York City), western Pennsylvania, Rhode Island, South Carolina, Vermont and portions of Arkansas, Indiana, Iowa, Mississippi and Missouri. Mac-Gray also sells or rents laundry equipment manufactured by American Dryer, Dexter and Whirlpool to provide several alternatives in machine type, cost and capacity. Additionally, Mac-Gray sells or rents laundry equipment to restaurants, hotels, health clubs and similar institutional users that operate their own on-premise laundry facilities.

  On October 22, 1997, Mac-Gray completed its initial public offering (the "IPO"). Upon consummation of the IPO, Mac-Gray's status as an S corporation automatically terminated and Mac-Gray became subject to taxation as a C corporation for federal and state income tax purposes.

RECENT DEVELOPMENTS

  On March 31, 1998, Mac-Gray entered into a Stock Purchase Agreement, pursuant to which Mac-Gray Services will acquire one hundred percent of the outstanding capital stock of Copico. Founded in 1978, Copico is a major provider of card and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York and Florida. Copico provides and services copiers, laser printers and microform reader-printers for the libraries of colleges, universities and graduate schools. Copico also is the sole provider of reprographics services to the New York public library system, as well as other public libraries. Copico had revenues of approximately $7.1 million for its fiscal year ended January 1, 1998 and has operations facilities in Canton, Massachusetts, New York, New York and Miramar, Florida. The purchase price will be approximately $10.95 million in cash, less the assumption of certain debt, and 250,000 shares of Mac-Gray Common Stock. Mac-Gray will fund the cash portion of the purchase price by drawing on its existing Credit Facility. The transaction is subject to customary closing conditions and is expected to close during the second quarter of 1998.

  On March 12, 1998, Mac-Gray acquired Intirion pursuant to the Merger for 1,592,992 shares of Mac-Gray Common Stock and approximately $1 million in cash, which cash was paid to the holder of the Intirion Senior

Preferred Stock. Intirion is a supplier of combination refrigerator/freezer/microwave ovens to multiple housing facilities such as colleges and universities, military bases, economy hotels and motels and assisted living facilities. For the twelve month period ended June 30, 1997, Intirion had total revenues of approximately $23.5 million. The transaction is being accounted for as a pooling of interests. Mac-Gray and Intirion incurred aggregate transaction costs of $860,000 associated with the Merger, primarily in the first quarter of 1998.

  On March 4, 1998, Mac-Gray entered into a Stock and Asset Purchase Agreement, pursuant to which Mac-Gray Services will acquire one hundred percent of the outstanding capital stock of Amerivend. Amerivend is a provider of card and coin-operated laundry equipment in Florida and Georgia. Amerivend is also the principal distributor of Maytag commercial laundry products in Alabama, Georgia and Florida. Founded in 1959, Amerivend had 1997 revenues of $18.6 million and has offices in Miami, Orlando, Tampa and Atlanta. The purchase price, which is subject to certain adjustments, will be approximately $33.5 million in cash, including the payment of certain debt. The purchase price will be funded by Mac-Gray by drawing on the Credit Facility. The transaction is subject to customary closing conditions, including regulatory filings, and is expected to close in the second quarter of 1998.

RESULTS OF OPERATIONS

 Fiscal year ended December 31, 1997 compared to fiscal year ended December 31, 1996

  Revenue. Revenue increased by $16,943,000, or 26%, to $81,370,000 in 1997 from $64,427,000 in 1996. This increase was primarily attributable to growth in existing laundry route revenue, the Sun Services Acquisition and the impact of a full year's operation of businesses acquired in 1996. Laundry route revenue increased $12,826,000, due to the expansion of existing operations and to an increase in the number of machines operated as a result of the nine acquisitions of laundry route businesses subsequent to March 31, 1996. Sales of equipment increased by $4,117,000, due to growth of revenue from existing distributorships and the distributorships acquired during 1996 and 1997. Mac-Gray believes that its increased focus on sales and marketing efforts since mid-1996 has had a significant impact on the growth of revenue from existing laundry routes and distributorships.

  Commissions. Commissions increased by $5,957,000, or 23%, to $31,717,000 in 1997 from $25,760,000 in 1996. This increase was primarily attributable to an increase in laundry route revenue, since commissions are generally paid based upon a percentage of laundry route revenue.

  Laundry Route Expenditures. Laundry route expenditures, which are primarily variable expenses which change with the increases and decreases in revenue and include costs associated with installing and servicing machines, as well as the costs of collecting, counting and depositing the revenue, increased by $1,277,000, or 12%, to $12,232,000 in 1997 from $10,955,000 in 1996. This increase was due to the general increase in revenue, which resulted in increased servicing, collecting, counting and depositing activity, increased levels of expenses associated with improving service in some of the acquired businesses, and other associated costs.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $2,405,000, or 36%, to $9,138,000 in 1997 from $6,733,000 in 1996. This increase was primarily attributable to the acquisition of nine laundry route businesses in 1996 and 1997, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of additional machines on Mac-Gray's existing laundry routes.

  Cost of Equipment Sales. Cost of equipment sales increased by $2,998,000, or 58%, to $8,187,000 in 1997 from $5,189,000 in 1996. This increase was a direct result of increased equipment sales.

  General and Administration. General and administration expenses increased by $747,000, or 19%, to $4,699,000 in 1997 from $3,952,000 in 1996. This increase was attributable to an increase in professional fees and to the hiring of additional clerical and administrative staff to support the growth in Mac-Gray's business.

  Sales and Marketing. Sales and marketing expense increased by $1,362,000, or 36%, to $5,165,000 in 1997 from $3,803,000 in 1996. This increase was attributable to the expansion of the marketing department, led by the hiring of an experienced national marketing executive in the third quarter of 1996, and an increase in the number of field sales representatives.

  Interest Expense. Interest expense, net of interest income, increased by $565,000, or 29%, to $2,521,000 in 1997 from $1,956,000 in 1996. This increase was primarily attributable to the increased borrowings incurred to finance the acquisitions made during 1996 and 1997. Interest expense was minimal subsequent to the IPO because a portion of the net proceeds from that offering was used to repay the existing indebtedness under the Credit Facility, as further described below.

  Income Tax Expense. Income tax expense increased by $4,741,000 to $5,206,000 in 1997 from $465,000 in 1996 due to the termination of Mac-Gray's S corporation status concurrent with the IPO. Upon termination of the S corporation status, Mac-Gray became subject to federal and state income taxes, with a statutory rate of approximately 40%. As a result, Mac-Gray recognized a non-recurring charge to income tax expense of approximately $4,037,000 in October 1997, representing additional net deferred tax liabilities as of the date the S corporation election was terminated. As the historical income tax provision prior to the termination of the S corporation status was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the income tax provision recorded in 1997 was significantly higher than the amount recorded in 1996.

 Fiscal year ended December 31, 1996 compared to fiscal year ended December 31, 1995.

  Revenue. Revenue increased by $13,717,000, or 27%, to $64,427,000 in 1996 from $50,710,000 in 1995. This increase was primarily attributable to the acquisition of six laundry route businesses, two of which also maintained Maytag distributorships, as well as internal growth of both card and coin laundry route revenue and revenue from sales of equipment under various distribution arrangements. Laundry route revenue increased $9,506,000, of which $3,596,000 was attributable to the expansion of existing operations and $5,910,000 was attributable to an increase in the number of machines operated as a result of the six acquisitions of laundry route businesses. Sales of equipment increased by $4,211,000, of which $3,111,000 was attributable to the growth of revenue from existing distributorships and $1,100,000 was attributable to revenue from two newly acquired distributorships. Mac-Gray believes that a substantial portion of the growth of revenue from existing laundry routes and from existing distributorships was attributable to Mac-Gray's increased expenditures on sales and marketing efforts, which are described below.

  Commissions. Commissions increased by $5,289,000, or 26%, to $25,760,000 in 1996 from $20,471,000 in 1995. This increase was primarily attributable to an increase in laundry route revenue, which resulted in an increase in variable expenses, including commissions, related thereto, as well as slightly higher commission rates applicable to the new leases that Mac-Gray acquired or entered into during 1995 and 1996.

  Laundry Route Expenditures. Laundry route expenditures, which include costs associated with installing and servicing machines and cost of equipment sales, as well as the cost of collecting, counting and depositing the revenue, increased by $2,704,000, or 33%, to $10,955,000 in 1996 from $8,251,000 in
1995. This increase was primarily attributable to the increase in laundry route business, which resulted in increased servicing and collecting activity.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization which is included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $1,379,000, or 26%, to $6,733,000 in 1996 from $5,354,000 in 1995. The increase was primarily attributable to the acquisition of six laundry route businesses, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of 5,143 new machines on Mac-Gray's existing laundry routes.

  Cost of Equipment Sales. Cost of equipment sales increased by $2,251,000, or 77%, to $5,189,000 in 1996 from $2,938,000 in 1995. This increase was attributable to increased equipment sales.

  General and Administration. General and administration expenses increased by $51,000, or 1%, to $3,952,000 in 1996 from $ 3,901,000 in 1995. This increase was attributable to the hiring of additional clerical and administrative staff to help support the increase in the laundry route business, as well as the increase in distributorship business. General and administration expenses for 1995 were unusually high as a result of certain expenses related to the hiring, relocation and subsequent termination of a senior executive.

  Sales and Marketing. Sales and marketing expenses increased by $1,272,000, or 50%, to $3,803,000 in 1996 from $2,531,000 in 1995. This increase was attributable to the hiring of a significant number of additional field sales representatives, the expansion of the marketing department and the hiring of an experienced national marketing executive in the third quarter of 1996.

  Interest Expense. Interest expense increased by $781,000, or 66%, to $1,956,000 in 1996 from $1,175,000 in 1995. This increase was primarily attributable to increased borrowings incurred to finance the six acquisitions completed during 1996.

  Income Tax Expense. Income tax expenses increased by $91,000, or 24%, to $465,000 in 1996 from $374,000 in 1995. The effective income tax rate for 1995 was approximately 6.1% compared to 7.8% for 1996. As the historical income tax provision was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the statutory income tax rate for 1995 and 1996 was 6%. The effective income tax rate differed from the statutory rate in 1995 and 1996 due to expenses recorded for book purposes that are not deductible for income tax purposes.

  The statutory income tax rate utilized by Mac-Gray during 1995 and 1996 is not indicative of the statutory income tax rate of approximately 40% that has been utilized since termination of Mac-Gray's S corporation status on October 16, 1997.

SEASONALITY

  Mac-Gray experiences moderate seasonality as a result of its significant operations in the college and university market. Revenues derived from the college and university market represent approximately thirty percent of Mac-Gray's total revenue. These revenues are derived substantially during the school year which includes the first, second and fourth quarters. Conversely, Mac-Gray increases its operating expenditures during the third quarter when colleges and universities are not in session as a result of Mac-Gray's increased machine installation activities.

LIQUIDITY AND CAPITAL RESOURCES

  Mac-Gray's primary sources of cash have been operating activities, bank borrowings, and the proceeds of the IPO. Mac-Gray's primary uses of cash have been the acquisitions consummated since May 1996, capital expenses, including the purchase of new laundry machines and smart card based payment systems, the payment of a dividend of $9,000,000 to shareholders in October 1997 and the repayment of the Credit Facility. Mac-Gray anticipates that it will continue to use cash flow from its operating activities to finance working capital needs, including interest payments on any outstanding indebtedness, as well as capital expenditures. Funds available under the Credit Facility may also be used to finance the cash outlay for the proposed Merger. Mac-Gray also anticipates that it will use additional funds available to it under the Credit Facility to finance additional possible acquisitions, larger capital expenditures and, as needed, working capital.

  Cash flow from operations was $10,942,000, $13,650,000 and $10,417,000 for the years ended December 31, 1997, 1996, 1995, respectively. Cash flow from operations consists primarily of laundry route revenue, distributorship and laundry equipment service revenue, commissions, laundry route expenditures, cost of equipment sales, general and administration expenses and sales and marketing expenses.

  Cash used in investing activities was $20,544,000, $22,070,000 and $5,105,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Mac-Gray invested $12,196,000, $14,487,000 and $821,000 for the fiscal years ended December 31, 1997, 1996 and 1995 in connection with the acquisitions consummated during those years. Capital expenditures were $8,681,000, $7,635,000 and $4,421,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

  Net cash flows provided by (used in) financing activities were $10,532,000, $7,382,000, and $(3,549,000) for the years ended December 31, 1997, 1996, and
1995, respectively. Financing activities consist primarily of proceeds from the IPO, proceeds from and repayments of bank borrowings, and payments of dividends. Mac-Gray also utilized $125,000 as a portion of the consideration paid in connection with the redemption of 2,275 shares of Mac-Gray Common Stock as of January 1, 1996.

  Mac-Gray maintains a $50 million revolving line of credit under its Credit Facility with State Street Bank and CoreStates Bank. All borrowings under the Credit Facility were repaid in October 1997 using proceeds from the IPO. Borrowings under the Credit Facility bear interest, at Mac-Gray's option, at a rate equal to the prime rate minus 0.5% or LIBOR plus 2.0%. There were no borrowings under the Credit Facility as of December 31, 1997. The Credit Facility imposes certain financial covenants on Mac-Gray, including (i) a limit on Mac-Gray's senior liabilities of 3.5 times and 2.5 times EBITDA for the prior four quarters ending as of the end of each quarter of 1997 and for the prior four quarters ending as of the end of each quarter after 1997, respectively; (ii) a requirement to maintain minimum shareholders equity (as specifically defined in the Credit Facility), as measured at the end of each quarter, of $23,000,000 as of December 31, 1996, increasing by $4,000,000 per year thereafter; (iii) a limit on aggregate capital expenditures of $7,000,000, $8,000,000 and $9,000,000 for the years ending December 31, 1996,
1997, and 1998 and thereafter, respectively; (iv) minimum EBITDA, measured on a quarterly basis for the immediately preceding four quarters, of $4,000,000;
(v) a minimum fixed charge coverage ratio (EBITDA to scheduled principal and interest payments) of 1.3:1, 1.1:1 and 1.3:1 for the quarters during 1996, 1997 and 1998 and thereafter, respectively; and (vi) a requirement that Mac-Gray have minimum annual net income of $4,000,000. Mac-Gray was in compliance with all such covenants, or received a written waiver with respect to any non-compliance therewith, as of the year ended December 31, 1997. The Credit Facility under certain limited circumstances, also restricts the payment of dividends and other distributions as well as certain acquisitions and investments. The Credit Facility is secured by a blanket lien on Mac-Gray's assets and the assets of each of its subsidiaries, as well as a pledge by Mac-Gray of all of the capital stock of its subsidiaries.

  In connection with the Sun Services Acquisition in April 1997, Mac-Gray issued 612,026 shares of Mac-Gray Common Stock to the owner of Sun Services. As a privately owned company issuing shares of its common stock, which, at that point, were substantially illiquid, Mac-Gray provided the Sun Services owner with the right to require Mac-Gray to repurchase the shares of Mac-Gray Common Stock issued by Mac-Gray as consideration in the acquisition. Mac-Gray also received certain rights ( the "Call Rights") to repurchase such shares of Mac-Gray Common Stock. Upon consummation of the IPO, the Call Rights terminated. Mac-Gray remains obligated to repurchase the 612,026 shares of Mac-Gray Common Stock at a price of $12.74 per share in the event the holder or holders of such shares elect to exercise the Put Rights, representing an aggregate purchase price of approximately $7.8 million. Such remaining Put Rights expire on October 22, 2000. In the event such Put Rights are exercised, Mac-Gray would likely fund the purchase price for such shares of Mac-Gray Common Stock by incurring additional indebtedness under its Credit Facility. See "Management--Certain Relationships and Related Transactions."

  Mac-Gray has used all of the net proceeds from the IPO to repay existing outstanding indebtedness under the Credit Facility, to fund a $9,000,000 dividend paid to shareholders in October 1997 and to provide partial funding for two laundry route acquisitions. The cash paid in connection with the acquisitions of Intirion, Amerivend and Copico, including expenses related thereto, has been or will be paid from amounts available under the Credit Facility (Mac-Gray intends to increase the availability under its Credit Facility) and cash flow generated from operating activities. Mac-Gray believes that amounts available under the Credit Facility and cash flow generated by operations will be sufficient to fund Mac-Gray's normal working capital needs and capital expenditures for the foreseeable future, including Mac-Gray's current purchase commitment with Schlumberger to purchase smart-card based equipment. Based upon the purchase commitment with Schlumberger, such purchases, in the aggregate, could represent a material portion of Mac-Gray's capital expenditures for fiscal year 1998. In addition, if Mac-Gray were to borrow all amounts then available to it under the Credit Facility in connection with one or more acquisitions, or in connection with significant capital expenditures, either in the short-term or in the long-term, management believes that cash generated from operating activities would be sufficient to fund Mac-Gray's operating expenses and debt service needs for the foreseeable future. Additional financing under the Credit Facility or otherwise may, however, be required in connection with an acquisition or acquisitions which Mac-Gray may consummate in the future. If any such additional financing were needed, and could not be obtained on terms favorable to Mac-Gray, if at all, Mac-Gray's ongoing capital improvement efforts and acquisition activity would likely be reduced or delayed as cash generated from operating activities was used for operating expenses and debt service. See "Risk Factors--Risks Associated with Acquisitions; Integration of Acquired Businesses."

INFLATION

  Mac-Gray does not believe that its financial performance has been materially affected by inflation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which are required to be adopted by Mac-Gray in its fiscal 1998 financial statements. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 131 establishes standards for reporting information on operating segments in financial statements. Mac-Gray is currently reviewing the impact of SFAS 130 and SFAS 131 on its financial statements.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of Mac-Gray, their positions with Mac-Gray and their ages as of April 9, 1998 are as follows:

                NAME                  AGE                  POSITION
                ----                  ---                  --------
                                          Chairman, Chief Executive Officer and
Stewart Gray MacDonald, Jr. .........  48 Director
                                          Executive Vice President, Sales and
Neil F. MacLellan, III...............  38 Marketing
John S. Olbrych......................  42 Chief Financial Officer and Treasurer
Patrick A. Flanagan..................  45 Executive Vice President, Mergers and
                                          Acquisitions, Secretary and Director
Eugene B. Doggett....................  61 Director
Jeffrey C. Huenink...................  41 Director
John P. Leydon.......................  65 Director
Jerry A. Schiller....................  65 Director

  STEWART GRAY MACDONALD, JR. serves as Chairman of the Board and Chief Executive Officer and has served as a Director of Mac-Gray since 1983. Mr. MacDonald served Mac-Gray in various executive capacities from 1989 until his election as Chairman of the Board in 1992. Mr. MacDonald, the son of Mac-Gray's co-founder and first President, is the fourth member of Mac-Gray's founding families to lead the organization. Mr. MacDonald, a three time member of the U.S. Olympic Rowing Team and a former coach with the U.S. National Rowing Team, also had an academic career for fifteen years. He received his B.A. from the University of Wisconsin.

  NEIL F. MACLELLAN, III has been with Mac-Gray since 1985 and has served as Executive Vice President, Sales and Marketing since December 1995. From January 1991 through December 1995, Mr. MacLellan served as Mac-Gray's Director of Finance and Administration and from March 1985 through January 1991, Mr. MacLellan served as Controller of Mac-Gray. Mr. MacLellan received his B.S. in Accounting from Bentley College.

  JOHN S. OLBRYCH has served as Chief Financial Officer of Mac-Gray since April 1996 and served as a Director of Mac-Gray from November 1993 until May 1997. From 1991 through 1996, Mr. Olbrych was an independent business consultant. In this role he served as interim Chief Financial Officer of AirTran Corporation, Airways Corporation, Carus Corporation, Carus Publishing Company and Daisytek International. He remains on the board of directors of both Carus Corporation and Carus Publishing Company. From 1986 through 1991, Mr. Olbrych served as a Vice President of State Street Bank. Mr. Olbrych received his B.A. from Dartmouth College and his M.B.A. from The Amos Tuck School at Dartmouth College.

  PATRICK A. FLANAGAN has served as a Director of Mac-Gray since 1992 and has served as Executive Vice President, Mergers and Acquisitions of Mac-Gray since April 1996. From January 1993 through April 1996, Mr. Flanagan was a partner with American Capital Strategies, an investment bank specializing in mergers and acquisitions. From 1990 to January 1993, Mr. Flanagan was a partner in Fidelis Group, an investment bank. From 1983 to 1990, Mr. Flanagan was an investment banker in the Corporate Finance Department at Drexel Burnham Lambert where he was a First Vice President. Mr. Flanagan serves as a director of Cains Foods, Inc. and National Forge Corporation. Mr. Flanagan holds a B.S. from Purdue University and received his M.B.A. from Harvard Business School.

  EUGENE B. DOGGETT has been a Director of Mac-Gray since October 1997. Mr. Doggett is an Executive Vice President and Director of Iron Mountain Incorporated ("Iron Mountain"), a publicly traded records management company. From 1987 until June 1997, Mr. Doggett was also Chief Financial Officer of Iron Mountain. Prior to joining Iron Mountain, Mr. Doggett had extensive experience in commercial and investment banking, as well as financial and general management experience at senior levels. He holds a B.A. from Yale University and an M.B.A. from Harvard Business School.

  JEFFREY C. HUENINK has been a Director of Mac-Gray since April 1997. From 1986 until the Sun Services Acquisition in April 1997, Mr. Huenink was the President and owner of Sun Services. Mr. Huenink was a member of the Florida House of Representatives from 1988 until 1992. Mr. Huenink received his B.S. in Business Administration from the University of South Florida.

  JOHN P. LEYDON has been a Director of Mac-Gray since April 1997. Mr. Leydon has been the Chief Financial Officer of Pacific Packaging Products, Inc. since December 1996. From 1983 to 1996, Mr. Leydon was a partner at Leydon & Gallagher, a certified public accounting firm. Mr. Leydon received his B.S. in Business Administration from Boston College, his M.B.A. from Babson College and his M.S. in Taxation from Bentley College.

  JERRY A. SCHILLER has been a Director of Mac-Gray since April 1997. Mr. Schiller has been a private investor and consultant since 1993. In October 1993, Mr. Schiller retired after 31 years of service with The Maytag Corporation. From 1985 until his retirement, Mr. Schiller served as the Executive Vice President and Chief Financial Officer, as well as a Director, of The Maytag Corporation. From 1962 until 1985, Mr. Schiller held various executive positions with The Maytag Corporation. Mr. Schiller received his B.S. in Business Administration and Accounting from Augustana College.

  Executive officers are elected annually by the Mac-Gray Board and serve at its discretion. There are no family relationships among any of the directors and executive officers of Mac-Gray except that Eugene B. Doggett is the uncle of Cynthia V. Doggett, Stewart Gray MacDonald, Jr.'s wife.

BOARD OF DIRECTORS

  The business of Mac-Gray is managed under the direction of the Mac-Gray Board and the number of directors of Mac-Gray is currently fixed at six. The Mac-Gray Charter provides that the Mac-Gray Board shall be divided into three classes. The members of each class of directors serve for staggered three-year terms. The Mac-Gray Board is composed of two Class I Directors (Messrs. Flanagan and Leydon), two Class II Directors (Messrs. Huenink and Schiller) and two Class III Directors (Messrs. MacDonald and Doggett), whose initial terms will expire upon the election and qualification of directors at the annual meetings of stockholders held following the fiscal years ending December 31, 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

  The Mac-Gray Board has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends to the Mac-Gray Board the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants Mac-Gray's year-end operating results, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee consists of Messrs. Leydon and Schiller. The Compensation Committee, which consists of Messrs. MacDonald, Leydon and Schiller, reviews and recommends to the Mac-Gray Board the compensation arrangements for all directors and officers other than Mr. MacDonald, whose compensation arrangements are reviewed and recommended by Messrs. Leydon and Schiller, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of Mac-Gray. The Compensation Committee also determines the number of options to be granted or shares of Mac-Gray Common Stock to be issued to eligible persons under Mac-Gray's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan") and prescribes the terms and provisions of each grant made under the 1997 Stock Plan other than with respect to the eligibility of Mr. MacDonald, as to whom the full Mac-Gray Board makes such determinations. In addition, the Compensation Committee construes and interprets the 1997 Stock Plan and issuances thereunder, and establishes, amends and revokes rules and regulations for administration of the 1997 Stock Plan. The Mac-Gray Board does not have a nominating committee.

  Members of the Mac-Gray Board who are also employees of Mac-Gray do not receive compensation for their services on the Mac-Gray Board or any committee thereof. Each director who is not an employee of Mac-Gray (an "Independent Director") receives an annual fee of $12,000 and an additional fee of $500 per meeting of the Mac-Gray Board. In addition, upon consummation of the IPO, each Independent Director was granted an option to purchase 1,000 shares of Mac-Gray Common Stock at an exercise price equal to the fair market value of Mac-Gray Common Stock. Under the 1997 Stock Plan, each new Independent Director is also entitled to receive an initial grant of an option to purchase 1,000 shares of Mac-Gray Common Stock upon his or her election to the Mac-Gray Board, and each Independent Director who is serving as a director of Mac-Gray on the fifth business day after each annual meeting of stockholders, beginning with the 1998 annual meeting, will automatically be granted an option to purchase 1,000 shares of Mac-Gray Common Stock. All options granted to Independent Directors under the 1997 Stock Plan shall be exercisable immediately and shall terminate upon the tenth anniversary of the date of grant. See "--1997 Stock Option and Incentive Plan--Stock Options Granted to Independent Directors."

  All members of the Mac-Gray Board are reimbursed for travel expenses incurred in attending meetings of the Mac-Gray Board and its committees.

EXECUTIVE COMPENSATION

  Summary Compensation. The following summary compensation table sets forth information concerning compensation paid or awarded during the last three years to Mac-Gray's Chief Executive Officer and the other executive officers named in the table (the "Named Executive Officers"). Other than the Named Executive Officers, no other executive officer of Mac-Gray who held office as of December 31, 1997 met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules for this period.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION   LONG TERM
                                  --------------------- COMPENSATION
                                                         SECURITIES   ALL OTHER
                                                         UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)(1)  OPTIONS(#)     ($)(2)
---------------------------  ---- --------- ----------- ------------ ------------
Stewart Gray MacDonald,
 Jr........................  1997  176,596     30,000      14,870        5,349
 Chairman and Chief Execu-
  tive Officer               1996  131,976     98,380     148,700        2,245
Neil F. MacLellan, III.....  1997  158,846     25,000       8,180       15,971
 Executive Vice President,
  Sales and Marketing        1996   85,000    115,188      81,800        8,624
John S. Olbrych(3).........  1997  187,500     25,000       8,180        6,634
 Chief Financial Officer
  and Treasurer              1996   88,411     70,000      81,800          --
Patrick A. Flanagan(4).....  1997  160,144     20,000       7,435          --
 Executive Vice President,   1996   97,500     89,133      74,350          --
 Mergers and
 Acquisitions and Secretary

--------
(1) Mac-Gray's executive officers are eligible for annual cash bonuses. Such bonuses are based upon achievement of individual or corporate performance objectives determined by the Mac-Gray Board.
(2) Includes contributions made on the executive's behalf to Mac-Gray's profit sharing plan and, in the case of Mr. MacLellan, premiums paid by Mac-Gray for life insurance benefitting such executive's spouse.
(3) Mr. Olbrych was appointed Mac-Gray's Chief Financial Officer in April
    1996.
(4) Mr. Flanagan was appointed Mac-Gray's Executive Vice President, Merger and Acquisitions in April 1996.

  Option Grants. The following table sets forth information concerning options granted to the Chief Executive Officer and the other Named Executive Officers during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                          --------------------------------------------
                                                                       POTENTIAL REALIZED
                                                                        VALUE AT ASSUMED
                          NUMBER OF    PERCENT                          ANNUAL RATES OF
                          SECURITIES   OF TOTAL                           STOCK PRICE
                          UNDERLYING   OPTIONS    EXERCISE              APPRECIATION FOR
                           OPTIONS    GRANTED TO   OR BASE              OPTION TERM (3)
                           GRANTED   EMPLOYEES IN   PRICE   EXPIRATION ------------------
                             (1)     FISCAL YEAR  ($/SH)(2)    DATE     5%($)    10%($)
                          ---------- ------------ --------- ---------- -------- ---------
Stewart Gray MacDonald,
 Jr.....................    14,870       16.6%      9.25     8/14/07     86,503   219,215
Neil F. MacLellan, III..     8,180        9.1       9.25     8/14/07     47,585   120,591
John S. Olbrych.........     8,180        9.1       9.25     8/14/07     47,585   120,591
Patrick A. Flanagan.....     7,435        8.3       9.25     8/14/07     43,251   109,608

--------
(1) Each option agreement with respect to one or more shares of Mac-Gray Common Stock provides that such option will vest and become exercisable with respect to twenty percent (20%) of the shares of Mac-Gray Common Stock to which such option agreement relates on each of August 14, 1998, 1999, 2000, 2001 and 2002.
(2) All options were granted at fair market value as determined by the Mac-Gray Board on the date of grant. See "--1997 Stock Option and Incentive Plan--Stock Options."
(3) This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent Mac-Gray's estimate or projection of future Mac-Gray Common Stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the Mac-Gray Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

  Option Exercises and Holdings. The following table sets forth information concerning the number and value of unexercised options to purchase shares of Mac-Gray Common Stock held by the Chief Executive Officer and the other Named Executive Officers who held such options at December 31, 1997. None of the Chief Executive Officer or the other Named Executive Officers exercised any stock options during the fiscal year ended December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                          OPTIONS AT DECEMBER 31, 1997        AT DECEMBER 31, 1997(1)
                          --------------------------------   -------------------------
    NAME                   EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
    ----                  -------------    ---------------   ----------- -------------
Stewart Gray MacDonald,
 Jr. ...................           29,740            133,830  $202,975     $906,698
Neil F. MacLellan, III..           16,360             73,620   111,657      498,776
John S. Olbrych.........           16,360             73,620   111,657      498,776
Patrick A. Flanagan.....           14,870             66,915   101,488      453,349

--------
(1) These values have been calculated based upon the closing sale price of Mac-Gray Common Stock, as reported by the NYSE, on December 31, 1997 ($15.625) less the applicable exercise price.

1997 STOCK OPTION AND INCENTIVE PLAN

  In December 1996, the Mac-Gray Board adopted, and the Mac-Gray stockholders approved, the Mac-Gray Co., Inc. 1996 Stock Option and Incentive Plan (the "Predecessor Plan"). On April 7, 1997, the Mac-Gray Board adopted and Mac-Gray's stockholders approved the 1997 Stock Plan, which replaced the Predecessor Plan and is designed and intended as a performance incentive for officers, employees, consultants and Independent Directors to promote the financial success and progress of Mac-Gray. Mac-Gray anticipates that providing such persons with a direct stake in Mac-Gray's welfare will assure a closer identification of their interests with those of Mac-Gray, thereby stimulating their efforts on Mac-Gray's behalf and strengthening their desire to remain with Mac-Gray. All officers, employees and Independent Directors are eligible to participate in the 1997 Stock Plan.

  The 1997 Stock Plan provides for the issuance of up to the greater of (i) 750,000 shares of Mac-Gray Common Stock or (ii) ten percent of the then outstanding shares of Mac-Gray Common Stock. As of the date of this Prospectus, Mac-Gray has reserved 1,317,412 shares of Mac-Gray Common Stock for issuance under the 1997 Stock Plan, of which 727,290 shares are subject to outstanding options and 590,122 remain available for issuance. Pursuant to
Section 162(m) of the Code, options with respect to no more than 150,000 shares of Mac-Gray Common Stock may be granted to any one individual in any calendar year.

  On December 30, 1996, Mac-Gray Co. granted to Messrs. MacDonald, MacLellan, Olbrych and Flanagan, as well as certain other employees of Mac-Gray, options to purchase 148,700, 81,800, 81,800 and 74,350 shares, respectively, of Mac-Gray Common Stock (the "1996 Options") pursuant to the Predecessor Plan. The 1996 Options were subsequently assumed by Mac-Gray under the 1997 Stock Plan, and the Predecessor Plan was terminated. On August 14, 1997, Mac-Gray granted to Messrs. MacDonald, MacLellan, Olbrych and Flanagan, as well as certain other employees of Mac-Gray, options to purchase 14,870, 8,180, 8,180 and 7,435 shares, respectively, of Mac-Gray Common Stock (the "1997 Options") pursuant to the 1997 Stock Plan. The vesting schedule of the 1996 Options and the 1997 Options provide that an additional twenty percent (20%) of such options are exercisable on each of the first through fifth anniversaries of the date of grant of such options. Accordingly, twenty percent (20%) of the 1996 Options and none of the 1997 Options, which have exercise prices of $8.80 and $9.25 per share, respectively, are currently exercisable. The exercise prices of $8.80 and $9.25 per share were determined by the Mac-Gray Board to be the fair market value of the shares underlying such options on the respective dates of grant.

  The following summary description does not purport to be complete and is qualified in its entirety by the 1997 Stock Plan.

  Plan Administration; Eligibility. The 1997 Stock Plan is administered by the Mac-Gray Board or the Compensation Committee. All members of the Compensation Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Commission and "outside directors" as defined in
Section 162(m) of the Code and the regulations promulgated thereunder.

  The Compensation Committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Stock Plan. The Compensation Committee may permit Mac-Gray Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Compensation Committee may permit dividend or deemed dividends to be credited to the amount of deferrals.

  Persons eligible to participate in the 1997 Stock Plan will be those officers, employees and other key persons, such as consultants, of Mac-Gray and its subsidiaries who are responsible for or contribute to the management, growth or profitability of Mac-Gray and its subsidiaries, as selected from time to time by the Compensation Committee. Independent Directors will also be eligible for certain awards under the 1997 Stock Plan.

  Stock Options. The 1997 Stock Plan permits the granting of (i) options to purchase Mac-Gray Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Options") and (ii) options that do not so qualify ("Non-Qualified Options"). Only employees of Mac-Gray and its subsidiaries may be granted Incentive Options. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Mac-Gray Common Stock on the date of grant in the case of Incentive Options, and may not be less than 85% of the fair market value of the Mac-Gray Common Stock on the date of grant in the case of Non-Qualified Options. Employees participating in the 1997 Stock Plan may, however, elect, with the consent of the Compensation Committee, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price must be at least 50% of the fair market value of the Mac-Gray Common Stock on the date of grant.

  The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant in the case of an Incentive Option. The Compensation Committee will determine at what time or times each option may be exercised and, subject to the provisions of the 1997 Stock Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee.

  Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Compensation Committee or, if the Compensation Committee so permits, by delivery of shares of Mac-Gray Common Stock already owned by the optionee. The exercise price may also be delivered to Mac-Gray by a broker pursuant to irrevocable instructions to the broker from the optionee.

  At the discretion of the Compensation Committee, stock options granted under the 1997 Stock Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Mac-Gray Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Mac-Gray Common Stock on the date the additional stock option is granted) to purchase that number of shares of Mac-Gray Common Stock equal to the number delivered to exercise the original stock option. One of the purposes of this feature is to enable participants to maintain an equity interest in Mac-Gray without dilution.

  To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

  Stock Options Granted to Independent Directors. Pursuant to the 1997 Stock Plan, upon the consummation of the IPO, each Independent Director was automatically granted a Non-Qualified Option to purchase 1,000 shares of Mac-Gray Common Stock. The 1997 Stock Plan also provides for the automatic grant to each Independent Director of a Non-Qualified Option to purchase 1,000 shares of Mac-Gray Common Stock upon his or her initial election to the Mac-Gray Board. In addition, each Independent Director who is serving as a director of Mac-Gray on the fifth business day after each annual meeting of stockholders, beginning with the 1998 annual meeting, will automatically be granted on such day a Non-Qualified Option to acquire 1,000 shares of Mac-Gray Common Stock. The exercise price of each such Non-Qualified Option is the fair market value of the Mac-Gray Common Stock on the date of grant. All of such Non-Qualified Options granted to Independent Directors are exercisable immediately and terminate on the tenth anniversary of the date of grant.

  Stock Appreciation Right. The Compensation Committee may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Mac-Gray Common Stock over the exercise price per share specified in the related stock option (or, in the case of freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Mac-Gray Common Stock on the date of grant) times the number of shares of Mac-Gray

Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Mac-Gray Common Stock, or a combination thereof, as determined by the Compensation Committee. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

  Restricted Stock. The Compensation Committee may also award shares of Mac-Gray Common Stock to officers, other employees and key persons of Mac-Gray subject to such conditions and restrictions as the Compensation Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Mac-Gray through a specified restricted period. The purchase price of shares of Restricted Stock will be determined by the Compensation Committee. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

  Unrestricted Stock. The Compensation Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1997 Stock Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees and key persons.

  Subject to the consent of the Compensation Committee, an employee or key person of Mac-Gray may make an irrevocable election to receive a portion of his compensation in Unrestricted Stock (valued at fair market value on the date the cash compensation would otherwise be paid).

  An Independent Director may, pursuant to an irrevocable written election at least six months before directors' fees would otherwise be paid, receive all or a portion of such fees in Unrestricted Stock, valued at fair market value on the date the directors' fees would otherwise be paid. In certain instances, an Independent Director may also elect to defer a portion of his director fees payable in the form of Unrestricted Stock, in accordance with such rules and procedures as may from time to time be established by Mac-Gray. During the period of deferral, the deferred Unrestricted Stock would receive dividend equivalent rights.

  Performance Share Awards. The Compensation Committee may also grant performance share awards to employees or other key persons of Mac-Gray entitling the recipient to receive shares of Mac-Gray Common Stock upon the achievement of individual or company performance goals and such other conditions as the Compensation Committee shall determine ("Performance Share Award").

  Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights, which give the recipient the right to receive credits for dividends that would be paid if the grantee had held specified shares of Mac-Gray Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 1997 Stock Plan may be paid currently or be deemed to be reinvested in additional shares of Mac-Gray Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under Mac-Gray's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

  Adjustments for Stock Dividends, Mergers, Etc. The Compensation Committee will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of Mac-Gray or similar event, the Compensation Committee, in its discretion, may provide for substitution or adjustments of outstanding options and SARs, or may terminate all unexercised options and SARs with or without payment of cash consideration.

  Amendments and Termination. The Mac-Gray Board may at any time amend or discontinue the 1997 Stock Plan and the Compensation Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the 1997 Stock Plan shall be subject to approval by Mac-Gray's stockholders if and to the extent required by the Exchange Act, to ensure that awards granted under the 1997 Stock Plan are exempt under Rule 16b-3 promulgated under the Exchange Act, or required by the Code to preserve the qualified status of Incentive Options.

  Change in Control Provisions. The 1997 Stock Plan provides that in the event of a sale of all or substantially all of the assets or Mac-Gray Common Stock, a merger or consolidation which results in a change in control of Mac-Gray or the liquidation or dissolution of Mac-Gray (a "Change in Control"), all stock options and SARs shall automatically become fully exercisable. In addition, at any time prior to or after a Change in Control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

STOCK APPRECIATION RIGHTS

  Prior to the IPO, Mac-Gray terminated the Mac-Gray Co., Inc. 1992 Stock Appreciation Rights Plan (the "1992 SAR Plan"). There are no outstanding stock appreciation rights under the 1992 SAR Plan.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

  Mac-Gray is not a party to any employment agreements with any of its executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  All executive officer compensation decisions are made by the Compensation Committee. The Compensation Committee reviews and makes recommendations regarding the compensation for management and key employees of Mac-Gray, including salaries and bonuses. The members of the Compensation Committee are Messrs. MacDonald, Leydon and Schiller. Mr. MacDonald, the Chairman and Chief Executive Officer of Mac-Gray, does not participate in the review and decisions regarding his own compensation. Prior to May 2, 1997, and prior to the creation of the Compensation Committee, each of Messrs. MacDonald, Olbrych and Flanagan participated in deliberations of the Mac-Gray Board concerning executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In April 1997, Mac-Gray consummated the Sun Services Acquisition whereby it acquired Sun Services via mergers in which it issued an aggregate consideration of approximately $2 million and 612,026 shares of Mac-Gray Common Stock to Jeffrey C. Huenink, who is currently a member of the Mac-Gray Board and a stockholder of Mac-Gray. In connection with the Sun Services Acquisition, Mac-Gray entered into a non-competition agreement (the "Huenink Non-Competition Agreement") and a Consulting Agreement (the "Consulting Agreement") with Mr. Huenink, the former owner of Sun Services. The Huenink Non-Competition Agreement prohibits Mr. Huenink from conducting business in Mac-Gray's principal industry for a period of three years from the later of the date of termination of the Consulting Agreement and the date that Mr. Huenink ceases to be a director of Mac-Gray. Pursuant to the terms of the Consulting Agreement, Mr. Huenink is to advise Mac-Gray through April 16, 2002 with respect to its acquisition strategy and assist Mac-Gray in seeking out acquisition candidates that complement this strategy. Mac-Gray has provided Mr. Huenink with incentives to identify acquisition candidates that may be successfully integrated into Mac-Gray including a combined fixed rate/bonus compensation package. The fixed rate portion of the compensation package provides Mr. Huenink with an annual consulting payment of $50,000 during each of the first and second years of the Consulting Agreement and $100,000 for each of the third through fifth years. In addition, the bonus portion of the compensation package is computed based upon a percentage (1% during the first and second years and .75% during each of the third through fifth years) of revenues of certain acquired businesses and is guaranteed to be at least $225,000 during each of the first and second years of the Consulting Agreement.

  In connection with the Sun Services Acquisition, Mac-Gray entered into a Stockholders' Agreement (the "First Stockholders' Agreement") with Mr. Huenink and certain principal stockholders of Mac-Gray pursuant to which (i) Mr. Huenink received demand and "piggy-back" registration rights,
(ii) each such stockholder agreed to vote their respective shares in favor of Mr. Huenink's election to the Mac-Gray Board, which voting obligation terminated upon the consummation of the Intirion acquisition, (iii) Mr. Huenink received the Put Right, and (iv) Mac-Gray received the Call Right, which Call Right terminated upon the consummation of the IPO. The Put Right expires on October 22, 2000. See "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and Footnote 3 to the table included under "Principal Stockholders of Mac-Gray."

  In connection with the Mac-Gray Combination, Mac-Gray (i) acquired all of the shares of common stock, $.01 par value per share, of Mac-Gray Co. from each of Mr. Stewart Gray MacDonald, Jr. ("Mr. S. MacDonald, Jr."), Ms. Sandra
E. MacDonald ("Ms. S. MacDonald"), Mr. Daniel W. MacDonald ("Mr. D. MacDonald," and collectively, the "MacDonalds") and certain trusts under which such individuals are beneficiaries in exchange for an aggregate of 5,000,000 shares of Mac-Gray Common Stock and (ii) acquired all of the limited partner interests in the Limited Partnership from each of the MacDonalds in exchange for an aggregate of 1,367,800 shares of Mac-Gray Common Stock. Immediately after the Mac-Gray Combination, Mac-Gray effected the merger of the Limited Partnership with and into Mac-Gray Co., the Limited Partnership's sole general partner. Mac-Gray and Mac-Gray Co. have assumed the existing liabilities and indebtedness of the Limited Partnership. Mr. S. MacDonald, Jr. is Chief Executive Officer and Chairman of the Mac-Gray Board, and each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald own of record and beneficially greater than five percent of the outstanding shares of Mac-Gray Common Stock.

  Pursuant to a Stockholders' Agreement by and among Mac-Gray and certain of its stockholders (the "Second Stockholders' Agreement," and together with the First Stockholders' Agreement, the "Stockholders' Agreements"), (i) each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald (and any assignees or trusts created by them or under which they are beneficiaries) received "piggy-back" and demand registration rights, (ii) each of the MacDonalds granted to and received rights of first offer to purchase shares of Mac-Gray Common Stock offered for sale by another stockholder who is a party thereto and (iii) the MacDonalds granted to Mac-Gray rights of second offer to purchase such shares. See Footnote 3 to the table included under "Principal Stockholders of Mac-Gray."

  In 1977, Mac-Gray Co. entered into an arrangement with Mac-Gray's co-founder and then Chief Executive Officer that provided his wife, Ms. Evelyn C. MacDonald ("Ms. E. MacDonald"), with an annual payment following his death. Mac-Gray, through its subsidiary, Mac-Gray Services, pays Ms. E. MacDonald, the mother of Mr. S. MacDonald, Jr., Mac-Gray's Chairman and Chief Executive Officer, a fixed amount of $104,000 per year pursuant to this arrangement, which is not evidenced by a comprehensive written agreement, and will continue to make such payments for the remainder of Ms. E. MacDonald's life. See Note 8 of the Notes to Combined Financial Statements of Mac-Gray Corporation.

  Immediately following the consummation of the IPO, Mac-Gray distributed approximately $9.0 million of the proceeds thereof to its stockholders of record as of a date immediately prior to the consummation of the IPO. This distribution represented a significant portion of Mac-Gray's and certain of its predecessor's historical, undistributed earnings through June 30, 1997, which were previously taxed for federal and state income tax purposes directly to the stockholders of Mac-Gray.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Mac-Gray Common Stock as of April 7, 1998 by (i) each person known by Mac-Gray to own beneficially five percent or more of the outstanding shares of the Mac-Gray Common Stock, (ii) each director of Mac-Gray, the Chief Executive Officer and each of the Named Executive Officers, and (iii) all directors and executive officers of Mac-Gray as a group. Except as otherwise indicated, Mac-Gray believes that the beneficial owners of Mac-Gray Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                 SHARES
                                              BENEFICIALLY PERCENTAGE OF SHARES
         NAME OF BENEFICIAL OWNER(1)          OWNED (2)(3)  BENEFICIALLY OWNED
         ---------------------------          ------------ --------------------
Evelyn C. MacDonald(3)(4)....................  1,700,000           12.9%
Stewart Gray MacDonald, Jr.(3)(4)(5).........  1,944,340           14.7%
Sandra E. MacDonald(3)(4)(6).................  3,209,250           24.4%
Daniel W. MacDonald(3)(4)(7).................  2,122,600           16.1%
Patrick A. Flanagan(3)(4)(8).................  1,716,370           13.0%
Peter C. Bennett(3)(4)(9)....................  1,700,000           12.9%
R. Robert Woodburn, Jr.(3)(4)(10)............  1,700,000           12.9%
Cynthia V. Doggett(3)(11)....................  1,435,100           10.9%
Richard G. MacDonald(3)(12)..................    459,750            3.5%
Gilbert M. Roddy, Jr.(3)(13).................    580,000            4.4%
Jeffrey C. Huenink(14).......................    613,026            4.7%
Jerry A. Schiller............................      1,000              *
John P. Leydon(14)...........................      2,000              *
Eugene B. Doggett(14)........................      3,000              *
Neil F. MacLellan, III(15)...................     18,860              *
John S. Olbrych(15)..........................     16,360              *
All executive officers and directors as a
 group (8 persons)...........................  3,748,289           28.3%

--------
 *  less than 1%
 (1) Unless otherwise indicated, the mailing address for each stockholder and director is c/o Mac-Gray Corporation, 22 Water Street, Cambridge, MA 02141.
 (2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares of Mac-Gray Common Stock beneficially owned by a person, shares of Mac-Gray Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. As of April 7, 1998, a total of 13,174,118 shares of Mac-Gray Common Stock were issued and outstanding.
 (3) Mac-Gray and certain stockholders of Mac-Gray, including The Evelyn C. MacDonald Family Trust for the benefit of Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Daniel W. MacDonald (each of these sub-trusts under The Evelyn C. MacDonald Family Trusts is referred to herein as a "Sub-Trust" and collectively as "Sub-Trusts"), Mr. S. MacDonald, Jr., Ms. S. MacDonald, Mr. D. MacDonald, The Stewart G. MacDonald, Jr. 1984 Trust (the "SGM Trust"), The Daniel W. MacDonald Trust 1988 (the "DWM Trust"), the New Century Trust, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust and Jeffrey C. Huenink are parties to the First Stockholders' Agreement. The First Stockholders' Agreement provides, among other things, that the parties thereto must vote their respective shares, subject to certain conditions contained therein, in favor of Mr. Huenink's election as a director of Mac-Gray. See "Management of Mac-Gray Certain Relationships and Related Transactions." In addition, the First Stockholders' Agreement provides Mr. Huenink with certain rights to put his shares of Mac-Gray Common Stock to

    Mac-Gray. As a result of the First Stockholders' Agreement, each stockholder may be deemed to beneficially own all of the issued and outstanding shares of Mac-Gray Common Stock owned by the other parties thereto, although such beneficial ownership is not reflected in the table of shares beneficially owned. Mac-Gray and each of the Sub Trusts, Mr. S. MacDonald, Jr., Ms. S. MacDonald, Mr. D. MacDonald, the SGM Trust, the DWM Trust, the New Century Trust, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust, and Cynthia V. Doggett are parties to the Second Stockholders' Agreement. The Second Stockholders' Agreement gives the parties thereto rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing Mac-Gray with rights of second offer to purchase such shares. As a result of the Second Stockholders' Agreement, each of the parties thereto may be deemed to beneficially own all of the issued and outstanding shares of Mac-Gray Common Stock owned by the other parties thereto, although such beneficial ownership is not reflected in the table of shares beneficially owned.
 (4) Includes 1,700,000 shares of Mac-Gray Common Stock held in trust pursuant to The Evelyn C. MacDonald Family Trusts (the "ECM Trust"), the grantor of which is Ms. E. MacDonald. The independent trustees (the "Independent Trustees") of the ECM Trust are Peter C. Bennett ("Mr. Bennett"), R. Robert Woodburn, Jr. ("Mr. Woodburn") and Patrick A. Flanagan ("Mr. Flanagan"). In addition, each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald are trustees of the individual Sub-Trust under the ECM Trust of which such individual is a beneficiary. 566,667 shares of Mac-Gray Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Mr. S. MacDonald, Jr., 566,667 shares of Mac-Gray Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Ms. S. MacDonald, and 566,667 shares of Mac-Gray Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Mr. D. MacDonald. The Independent Trustees have voting power over the shares held by the ECM Trust and the Sub-Trusts, and may be deemed to have beneficial ownership of such shares of Mac-Gray Common Stock. Under the ECM Trust, Ms. E. MacDonald has the right to replace the property held by the ECM Trust, including the shares of Mac-Gray Common Stock, at any time by contributing property of equivalent value to the ECM Trust. As a result, Ms. E. MacDonald may be deemed to have beneficial ownership of the shares of Mac- Gray Common Stock held by the ECM Trust. The four trustees of each Sub-Trust (including each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald as to their own respective Sub-Trust) generally have the shared power to dispose of the shares of Mac-Gray Common Stock attributed to such Sub-Trust and, therefore, may be deemed to have beneficial ownership of the shares of Mac-Gray Common Stock held by such Sub-Trust.
 (5) Includes (i) 655,000 shares of Mac-Gray Common Stock held by the SGM Trust, of which Mr. S. MacDonald, Jr. serves as co-trustee and is sole beneficiary, (ii) 580,000 shares of Mac-Gray Common Stock held by the New Century Trust, of which Mr. S. MacDonald, Jr. is the grantor, and (iii) 566,667 shares of Mac-Gray Common Stock held by the ECM Trust for the benefit of Mr. S. MacDonald, Jr., of which Mr. S. MacDonald, Jr. serves as co-trustee and is the beneficiary. Mr. S. MacDonald, Jr., may replace the shares of Mac-Gray Common Stock held by the New Century Trust at any time with property of equivalent value and therefore may be deemed to beneficially own all such shares of Mac-Gray Common Stock. Mr. S. MacDonald, Jr. disclaims beneficial ownership of such shares of Mac-Gray Common Stock. Mr. S. MacDonald, Jr. holds options to purchase up to 163,570 shares of Mac-Gray Common Stock, 29,740 of which are exercisable and included in shares beneficially owned.
 (6) Includes (i) 148,800 shares of Mac-Gray Common Stock held by The Whitney
     E. MacDonald GST Trust-1997, (ii) 148,800 shares of Mac-Gray Common Stock held by The Jonathan S. MacDonald GST Trust-1997, (iii) 148,800 shares of Mac-Gray Common Stock held by The Robert C. MacDonald GST Trust-1997,
     (iv) 566,667 shares held by the ECM Trust for the benefit of Ms. S. MacDonald, of which Ms. S. MacDonald serves as co-trustee and is the beneficiary, and (v) 1,100,000 shares of Mac-Gray Common Stock held by the DWM Trust, of which Ms. S. MacDonald serves as co-trustee. Richard G. MacDonald ("Mr. R. MacDonald") is the sole trustee of each of the aforementioned trusts (other than the ECM Trust and DWM Trust) and may be deemed to beneficially own all of such shares of Mac-Gray Common Stock. The shares held by each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (collectively, the "GST Trusts") may be replaced at any time by Ms. S. MacDonald, the grantor of such trusts, with property of equivalent value and, therefore, Ms. S. MacDonald may be deemed to beneficially own all such shares of Mac-Gray Common Stock. Ms. S. MacDonald disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the GST Trusts and the 1,100,000 shares of Mac-Gray Common Stock held by the DWM Trust.
 (7) Includes (i) 1,100,000 shares of Mac-Gray Common Stock held by the DWM Trust, of which Mr. D. MacDonald is co-trustee and sole beneficiary, and
     (ii) 566,667 shares of Mac-Gray Common Stock held by the ECM Trust for the benefit of Daniel W. MacDonald, of which Mr. D. MacDonald serves as co-trustee and is the beneficiary.
 (8) Includes 1,700,000 shares of Mac-Gray Common Stock in the aggregate held by the ECM Trust for which Mr. Flanagan serves as co-trustee and shares voting and dispositive power over the shares of Mac-Gray Common Stock. Mr. Flanagan disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the ECM Trust. Mr. Flanagan holds options to purchase up to 81,785 shares of Mac-Gray Common Stock, 14,870 of which are exercisable and included in shares of Mac-Gray Common Stock beneficially owned.
 (9) Includes 1,700,000 shares of Mac-Gray Common Stock held by the ECM Trust for which Mr. P. Bennett serves as co-trustee and shares voting and dispositive power over the shares of Mac-Gray Common Stock. Mr. P. Bennett disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the ECM Trust. Mr. P. Bennett's mailing address is c/o State Street Research & Management Company, One Financial Center, 31st Floor, Boston, MA 02110.
(10) Includes 1,700,000 shares of Mac-Gray Common Stock held by the ECM Trust for which Mr. Woodburn serves as co-trustee and shares voting and dispositive power over the shares of Mac-Gray Common Stock. Mr. Woodburn disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the ECM Trust. Mr. Woodburn's mailing address is c/o Palmer & Dodge, One Beacon Street, Boston, Massachusetts 02108.
(11) Includes (i) 655,100 shares of Mac-Gray Common Stock held by the SGM Trust, of which Ms. Doggett serves as co-trustee, and (ii) 580,000 shares of Mac-Gray Common Stock held by the New Century Trust, of which Ms. Doggett serves as co-trustee. The shares of Mac-Gray Common Stock held in the New Century Trust may be replaced at any time by the grantor, Mr. S. MacDonald, Jr., with property of equivalent value. The SGM Trust is revocable by the grantor, Mr. S. MacDonald, Jr. Ms. Doggett disclaims beneficial ownership of all of shares of Mac-Gray Common Stock held by such trusts.
(12) Includes (i) 148,800 shares of Mac-Gray Common Stock held by The Whitney
     E. MacDonald GST Trust-1997, (ii) 148,800 shares of Mac-Gray Common Stock held by The Jonathan S. MacDonald GST Trust-1997, (iii) 148,800 of Mac-Gray Common Stock shares held by The Robert C. MacDonald GST Trust-1997,
     (iv) 4,450 shares of Mac-Gray Common Stock held by The Whitney E. MacDonald Gift Trust, (v) 4,450 shares of Mac-Gray Common Stock held by The Jonathan S. MacDonald Gift Trust, and (vi) 4,450 shares of Mac-Gray Common Stock held by The Robert C. MacDonald Gift Trust (together with The Whitney E. MacDonald Gift Trust and The Jonathan S. MacDonald Gift Trust, collectively, the "Gift Trusts"). Mr. R. MacDonald is the sole trustee of each of the aforementioned trusts and may be deemed to beneficially own all such shares of Mac-Gray Common Stock. The 459,750 shares of Mac-Gray Common Stock held by the GST Trusts and the Gift Trusts may be replaced at any time by Ms. S. MacDonald, the grantor, with property of equivalent value, all 459,750 shares of Mac-Gray Common Stock of which Mr. R. MacDonald disclaims beneficial ownership.
(13) Includes 580,000 shares of Mac-Gray Common Stock held by the New Century Trust, of which Mr. Roddy serves as co-trustee. The shares of Mac-Gray Common Stock held by the New Century Trust may be replaced at any time by Mr. S. MacDonald, Jr., the grantor, with property of equivalent value, of which all 580,000 shares of Mac-Gray Common Stock Mr. Roddy disclaims beneficial ownership. Mr. Roddy's mailing address is c/o Loring, Wolcott & Coolidge, 230 Congress Street, Boston, Massachusetts 02110.
(14) Each of Messrs. Doggett, Huenink and Leydon holds options to purchase up to 1,000 shares of Mac-Gray Common Stock, all of which are exercisable and included in shares of Mac-Gray Common Stock beneficially owned.
(15) Each of Messrs. MacLellan and Olbrych holds options to purchase up to 89,980 shares of Mac-Gray Common Stock, 16,360 of which are exercisable and included in shares of Mac-Gray Common Stock beneficially owned.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined statement of income for the year ended December 31, 1997 has been adjusted to reflect the Sun Services Acquisition as if it occurred on January 1, 1997. For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to Mac-Gray.

                             MAC-GRAY CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                                                PRO FORMA
                           YEAR ENDED                                           YEAR ENDED
                          DECEMBER 31,  SUN SERVICES   PRO FORMA  ACQUISITION  DECEMBER 31,
                            1997 (1)   ACQUISITION (2) COMBINED   ADJUSTMENTS      1997
                          ------------ --------------- ---------  -----------  ------------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.................    $104,847       $2,032      $106,879      $           $106,879
Cost of revenue.........      75,912        1,353        77,265       146(3)       77,411
                            --------       ------      --------      ----        --------
    Gross profit........      28,935          679        29,614      (146)         29,468
Operating expenses......      17,857          360        18,217       (69)(4)      18,148
                            --------       ------      --------      ----        --------
Income from operations..      11,078          319        11,397       (77)         11,320
  Interest expense,
   net..................      (2,975)         (89)       (3,064)                   (3,064)
  Other income
   (expense), net.......         181          --            181                       181
                            --------       ------      --------      ----        --------
Income before provision
 for income taxes.......       8,284          230         8,514       (77)          8,437
  Provision for income
   taxes(5).............      (5,228)         --         (5,228)                   (5,228)
                            --------       ------      --------      ----        --------
Net income..............    $  3,056       $  230      $  3,286      $(77)       $  3,209
                            --------       ------      --------      ----        --------
  Accretion and
   dividends on
   redeemable preferred
   stock................         320          --            320       --              320
                            --------       ------      --------      ----        --------
Income available to
 common stockholders....    $  2,736       $  230      $  2,966      $(77)       $  2,889
                            ========       ======      ========      ====        ========
Net income per common
 share(7)...............                                                         $   0.34
                                                                                 ========
Weighted average common
 shares outstanding(7)..                                                            8,449
                                                                                 ========
Net income (loss) per
 common share--assuming
 dilution(7)............                                                         $   0.33
                                                                                 ========
Weighted average common
 shares outstanding--
 assuming dilution(7)...                                                            8,709
                                                                                 ========
Pro forma tax adjusted
 net income(6)..........    $  5,105       $  138      $  5,243      $(46)       $  5,197
                            ========       ======      ========      ====        ========
Pro forma tax adjusted
 net income available to
 common
 stockholders(6)........       4,785          138         4,923       (46)          4,877
                            ========       ======      ========      ====        ========
Pro forma tax adjusted
 net income per common
 share(7)...............                                                         $   0.58
                                                                                 ========
Pro forma tax adjusted
 net income per common
 share-assuming
 dilution(7)............                                                         $   0.56
                                                                                 ========

--------
(1) Includes the consolidated results of operations of Mac-Gray for the year ended December 31, 1997 and Intirion Corporation for the year ended June 30, 1997. See Note 1 to Supplemental Consolidated Financial Statements.
(2) For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 to April 16, 1997 have not been included and are not material to Mac-Gray.
(3) Reflects increased amortization, due to Mac-Gray application of purchase accounting in the Sun Services Acquisition, in which the excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill and is being amortized over twenty years.
(4) Reflects the decrease in general and administration expenses due to the reduction of Sun Services executive compensation costs as a result of certain agreements entered into in connection with the Sun Services Acquisition.
(5) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.
(6) Pro forma tax adjusted net income has been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax rate of 40%) during the periods presented.
(7) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, the Company has complied with Staff Accounting Bulletin No. 98 (SAB 98) issued by the Commission. Accordingly, earnings per share data have been restated for all periods presented to give effect to both pronouncements. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.

                        MARKET PRICES AND DIVIDEND DATA

  Mac-Gray first issued Mac-Gray Common Stock to the public in October 1997. The following table sets forth the high and low sales prices on the NYSE.

                                                          SALE PRICES
                                                          ----------------
                                                          HIGH        LOW
                                                          ------     -----
   Fourth Quarter (from October 17, 1997)................  $15 7/8    $13 11/16
   First Quarter ........................................  $20 1/2    $15 3/8
   Second Quarter (through April 7, 1998)................ $ 16 15/16  $15 7/8

  On April 7, 1998, the closing sales price of Mac-Gray Common Stock, as reported on the NYSE, was $15 7/8 per share. As of April 7, 1998, there were 13,174,118 shares of Mac-Gray Common Stock outstanding held by 87 holders of record.

  Mac-Gray does not currently pay dividends on Mac-Gray Common Stock. The Mac-Gray Board currently intends to retain future earnings, if any, for the development of Mac-Gray's businesses and does not anticipate paying cash dividends on Mac-Gray Common Stock in the foreseeable future. Future determinations by the Mac-Gray Board to pay dividends on Mac-Gray Common Stock would be based primarily upon the financial condition, results of operations and business requirements of Mac-Gray. Dividends, if any, would be payable in the sole discretion of Mac-Gray Board out of the funds legally available therefor. In addition, the payment of dividends is restricted under the Credit Facility.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The authorized capital stock of Mac-Gray consists of 30,000,000 shares of Mac-Gray Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated preferred stock issuable in series by the Mac-Gray Board ("Preferred Stock"). As of April 7, 1998, there were 13,174,118 shares of Mac-Gray Common Stock (including 612,026 shares of Mac-Gray Common Stock subject to the Put Right) outstanding that were held of record by 87 stockholders. The following summary description of the capital stock of Mac-Gray does not purport to be complete and is qualified in its entirety by reference to the Mac-Gray Charter and the Mac-Gray By-laws. The Mac-Gray Charter and the Mac-Gray By-laws have been adopted by the stockholders of Mac-Gray and the Mac-Gray Board.

  Mac-Gray Common Stock. The holders of Mac-Gray Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Mac-Gray Board from funds legally available therefor. The possible issuance of Preferred Stock with a preference over Mac-Gray Common Stock as to dividends could impact the dividend rights of holders of Mac-Gray Common Stock. Holders of Mac-Gray Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of any then outstanding Preferred Stock, if and when issued. The holders of Mac-Gray Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Mac-Gray Common Stock. Upon the voluntary or involuntary liquidation, dissolution or winding up of Mac-Gray, the net assets of Mac-Gray shall be distributed pro rata to the holders of the Mac-Gray Common Stock in accordance with their respective rights and interests, subject to the rights and interests of the holders of Preferred Stock, if and when issued. All outstanding shares of Mac-Gray Common Stock, including the shares to be issued pursuant to the Merger Agreement, are, or will be upon consummation of the Merger, fully paid and non-assessable.

  The Mac-Gray Charter and the Mac-Gray By-laws provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Mac-Gray Board. The directors, other than those who may be elected by the holders of any Preferred Stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of Preferred Stock to elect directors and to remove any director whom the holders of any such stock had the right to elect, any director of Mac-Gray may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

  Undesignated Preferred Stock. The Mac-Gray Board is authorized, without further action of the stockholders of Mac-Gray, to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Mac-Gray Charter. Any such Preferred Stock issued by Mac-Gray may rank prior to the Mac-Gray Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Mac-Gray Common Stock.

  The purpose of authorizing the Mac-Gray Board to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Mac-Gray Common Stock.

CERTAIN PROVISIONS OF CHARTER AND BY-LAWS

  General. A number of provisions of the Mac-Gray Charter and the Mac-Gray By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Mac-Gray Board to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Mac-Gray Board, including takeovers which certain stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of Mac-Gray Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Mac-Gray Board and the ability of the Mac-Gray Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of Mac-Gray. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to the interests of stockholders, and could potentially depress the market price of the Mac-Gray Common Stock. The Mac-Gray Board believes that these provisions are appropriate to protect the interests of Mac-Gray and all of its stockholders. The Mac-Gray Board has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

  Meetings of Stockholders. The Mac-Gray By-laws provide that a special meeting of stockholders may be called only by the Mac-Gray Board unless otherwise required by law. The Mac-Gray By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Mac-Gray By-laws set forth certain other requirements, such as advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

  No Stockholder Action by Written Consent. The Mac-Gray Charter provides that, for so long as Mac-Gray has a class of stock registered pursuant to the provisions of the Exchange Act, any action required or permitted to be taken by the stockholders of Mac-Gray at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  Indemnification and Limitation of Liability. The Mac-Gray By-laws provide that directors and officers of Mac-Gray shall be, and in the discretion of the Mac-Gray Board non-officer employees may be, indemnified by Mac-Gray to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Mac-Gray, and further permits the advancing of expenses incurred in defense of claims. The Mac-Gray By-laws also provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Mac-Gray Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

  Amendment of the Mac-Gray Charter. The Mac-Gray Charter provides that an amendment thereof must first be approved by a majority of the Mac-Gray Board and (with certain exceptions) thereafter approved by the holders of a majority of the outstanding shares entitled to vote on such amendment, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, however, that the affirmative vote of not less than 80% of the outstanding shares entitled to vote on such amendment, and the affirmative vote of not less than 80% of the outstanding shares of each class entitled to vote thereon as a class, is required to amend provisions of the Mac-Gray Charter relating to the prohibition of stockholder action by written consent, the establishment, composition and powers of the Mac-Gray Board, the limitation of director liability and amendments to the Mac-Gray Charter.

  Amendment of the Mac-Gray By-laws. The Mac-Gray Charter provides that the Mac-Gray By-laws may be amended or repealed by the Mac-Gray Board or by the stockholders. Such action by the Mac-Gray Board requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least three-fourths of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Mac-Gray Board recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal.

  Ability to Adopt Stockholder Rights Plan. The Mac-Gray Board may in the future resolve to issue shares of Preferred Stock or rights to acquire such shares, to implement a stockholder rights plan which creates voting or other impediments or under which shares are distributed to a third-party investor, a group of investors or stockholders or issued to an employee stock ownership plan to discourage persons seeking to gain control of Mac-Gray by means of a merger, tender offer, proxy contest or otherwise, if such change in control is not in the best interests of Mac-Gray and its stockholders. The Mac-Gray Board has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of Mac-Gray.

STATUTORY BUSINESS COMBINATION PROVISION

  Mac-Gray is subject to the provisions of Section 203 of the DGCL. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage; provided, however, that such by-law or charter amendment shall not become effective until 12 months after the date the stockholders adopt such exclusion. Neither the Mac-Gray Charter nor the Mac-Gray By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

  State Street Bank and Trust Company is the transfer agent and registrar for Mac-Gray Common Stock.

              THE SELLING SECURITYHOLDERS AND THE OFFERED SHARES

BACKGROUND

  The Shares will be acquired by the Selling Securityholders pursuant to the Stock Purchase Agreement upon consummation of the acquisition of Copico.

REGISTRATION RIGHTS AGREEMENT

  In connection with the acquisition of Copico, Mac-Gray and the Selling Securityholders will enter into a registration rights agreement (the "Registration Rights Agreement"). The material provisions of the Registration Rights Agreement are set forth below. A copy of the form of the Registration Rights Agreement which will be entered into in connection with the consummation of the acquisition of Copico has been filed as an exhibit to the Registration Statement and can be obtained in the manner described under "Available Information."

  Resale Registration. To facilitate the resale by the Selling Securityholders of the Shares, Mac-Gray has agreed to use commercially reasonable efforts to keep the Registration Statement continuously effective for a period ending with the earlier of (a) the sale of all the Shares and (b) the first anniversary of the issuance of such Shares, which issuance will occur upon consummation of the acquisition of Copico.

  Certain Other Provisions. All expenses incident to Mac-Gray's performance of its registration obligations under the Registration Rights Agreement will be paid by Mac-Gray. The Selling Securityholders will be responsible for underwriting commissions or discounts, transfer taxes, if any, attributable to the sale of the Shares, any fees or expenses of any counsel, accountants or other persons retained or employed by the Selling Securityholders and out-of-pocket expenses of the Selling Securityholders and their agents, including, without limitation, any travel costs.

  The Registration Rights Agreement contains customary indemnification provisions whereby Mac-Gray is obligated to indemnify and hold harmless the Selling Securityholders and certain related parties, and the Selling Securityholders are obligated under certain circumstances to indemnify and hold harmless Mac-Gray and certain related parties, in each case in connection with liabilities relating to the registration of the Shares.

                                        MAC-GRAY       MAC-GRAY      MAC-GRAY
                                      COMMON STOCK   COMMON STOCK  COMMON STOCK
  NAME OF                            OWNED PRIOR TO REGISTERED FOR OWNED AFTER
SECURITYHOLDER                         RESALE(1)        RESALE      RESALE(2)
--------------                       -------------- -------------- ------------
Peter B. Finn......................       2,500          2,500         --
Edward J. Goulart..................      67,900         67,900         --
Ronald R. Jalbert..................      58,200         58,200         --
Robert W. LaRoche..................      67,900         67,900         --
David Luongo.......................       2,500          2,500         --
Joseph J. Tischler.................       2,500          2,500         --
Massachusetts Capital Resource Com-
 pany..............................      48,500         48,500         --

--------
(1) Based upon the number of shares of Mac-Gray Common Stock to be received by such Selling Securityholder pursuant to the Stock Purchase Agreement.

(2) Assumes that the Selling Securityholders sell all the Shares and do not acquire additional shares of Mac-Gray Common Stock.

                             PLAN OF DISTRIBUTION

  The Selling Securityholders may sell the shares (i) directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions), (ii) on any exchange or in the over-the-counter market,
(iii) in transactions otherwise than in the over-the-counter market or on an exchange or (iv) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholders or by agreement between the Selling Securityholders and underwriters, brokers, dealers or agents or purchasers. If the Selling Securityholders effect such transactions by selling the Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

  In the event of a "distribution" of the Shares, the Selling Securityholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or maintaining the price of Mac-Gray Common Stock in connection with any offer of the Shares by the Selling Securityholders.

  To the extent not described herein and as otherwise required by law, the specific amount of the Shares being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

  Mac-Gray will not receive any of the proceeds of the sale of the Shares by any Selling Securityholder.

  Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

  The validity of the shares of Mac-Gray Common Stock offered hereby will be passed upon by Goodwin, Procter & Hoar LLP.

                                    EXPERTS

  The supplemental consolidated financial statements of Mac-Gray Corporation as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997, the consolidated financial statements of Mac-Gray Corporation as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997, the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. as of and for the year ended December 31, 1996 and the consolidated financial statements of Intirion Corporation as of June 30, 1997 and 1996 and for each of the three years ended June 30, 1997 included in this Prospectus have been so included in reliance of the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

MAC-GRAY CORPORATION
  Report of Independent Accountants.......................................  F-2
  Consolidated Balance Sheet as of December 31, 1996 and 1997.............  F-3
  Consolidated Statement of Income for the Years Ended December 31, 1995,
   1996 and 1997..........................................................  F-4
  Consolidated Statement of Stockholders' Equity for the Years Ended De-
   cember 31, 1995, 1996 and 1997.........................................  F-5
  Consolidated Statement of Cash Flows for the Years Ended December 31,
   1995, 1996 and 1997....................................................  F-6
  Notes to Supplemental Consolidated Financial Statements.................  F-7
SUN SERVICES OF AMERICA, INC. AND R. BODDEN COIN-OP -LAUNDRY, INC.
  Report of Independent Accountants....................................... F-19
  Combined Balance Sheet as of December 31, 1996 and March 31, 1997 (unau-
   dited)................................................................. F-20
  Combined Statement of Income for the Year Ended December 31, 1996 and
   for the Three Months Ended March 31, 1996 and 1997 (unaudited)......... F-21
  Combined Statement of Stockholder's Equity for the Year Ended December
   31, 1996 and the Three Months Ended March 31, 1997 (unaudited)......... F-22
  Combined Statement of Cash Flows for the Year Ended December 31, 1996
   and for the Three Months Ended March 31, 1996 and 1997 (unaudited)..... F-23
  Notes to Combined Financial Statements.................................. F-24
INTIRION CORPORATION
  Report of Independent Accountants....................................... F-29
  Consolidated Balance Sheet as of June 30, 1996 and 1997 and December 31,
   1997 (unaudited)....................................................... F-30
  Consolidated Statement of Operations for the Years Ended June 30, 1995,
   1996 and 1997 and for the Six Months Ended December 31, 1996 and 1997
   (unaudited)............................................................ F-31
  Consolidated Statement of Changes in Stockholders' Deficit for the Years
   Ended June 30, 1995, 1996 and 1997 and for the Six Months Ended Decem-
   ber 31, 1997 (unaudited)............................................... F-32
  Consolidated Statement of Cash Flows for the Years Ended June 30, 1995,
   1996 and 1997 and for the Six Months Ended December 31, 1996 and 1997
   (unaudited)............................................................ F-33
  Notes to Consolidated Financial Statements.............................. F-35
SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS............................ F-46
  Report of Independent Accountants....................................... F-47
  Supplemental Consolidated Balance Sheet as of December 31, 1996 and
   1997................................................................... F-48
  Supplemental Consolidated Statement of Income for the Years Ended Decem-
   ber 31, 1995, 1996 and 1997............................................ F-49
  Supplemental Consolidated Statement of Stockholders' Equity for the
   Years Ended December 31, 1995, 1996 and 1997........................... F-50
  Supplemental Consolidated Statement of Cash Flows for the Years Ended
   December 31, 1995, 1996 and 1997....................................... F-51
  Notes to Supplemental Consolidated Financial Statements................. F-52

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Mac-Gray Corporation

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mac-Gray Corporation (the "Company"), at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts
January 30, 1998

                              MAC-GRAY CORPORATION

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 2,844  $ 3,774
  Trade receivables, net of allowance for doubtful accounts..    1,640    4,256
  Available-for-sale security................................      343      --
  Inventory..................................................    1,509    2,886
  Deferred income taxes......................................      --       548
  Prepaid commissions and other current assets...............    1,699    2,270
                                                               -------  -------
    Total current assets.....................................    8,035   13,734
  Property, plant and equipment, net.........................   31,912   37,699
  Intangible assets, net.....................................   11,491   27,926
  Prepaid commissions and other assets.......................    2,670    5,015
                                                               -------  -------
    Total assets.............................................  $54,108  $84,374
                                                               =======  =======
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long term debt..........................  $ 4,042  $ 1,550
  Current portion of capital lease obligations...............      251      476
  Accounts payable...........................................    3,876    5,002
  Accrued commissions........................................    4,940    5,585
  Accrued expenses...........................................      995    2,006
                                                               -------  -------
    Total current liabilities................................   14,104   14,619
Long-term debt...............................................   23,325    5,395
Long-term capital lease obligations..........................      193      491
Deferred income taxes........................................      647    5,430
Deferred retirement obligation...............................    1,156    1,052
Other liabilities............................................      --       429
Commitments and contingencies (Note 12)......................      --       --
Redeemable common stock, 612,026 shares......................      --     7,797
Stockholder's equity:
  Preferred stock of Mac-Gray Corporation ($.01 par value,
   5,000,000 shares authorized, no shares issued and
   outstanding)..............................................      --       --
  Common stock of Mac-Gray Co., Inc. ($1 par value; 200,000
   shares authorized, 154,275 shares issued and outstanding
   at December 31, 1996).....................................      154      --
  Common stock of Mac-Gray Corporation ($.01 par value;
   30,000,000 shares authorized, 10,967,800 shares issued and outstanding at
   December 31, 1997)........................................      --       110
  Additional capital.........................................    2,413   51,035
  Retained earnings (deficit)................................   20,788   (1,984)
  Net unrealized gain on available-for-sale security, net of
   tax.......................................................      258      --
  Less: 54,275 shares held in treasury at cost...............   (8,930)     --
                                                               -------  -------
  Total stockholders' equity.................................   14,683   49,161
                                                               -------  -------
    Total liabilities, redeemable common stock and stockhold-
     ers' equity.............................................  $54,108  $84,374
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements

                              MAC-GRAY CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
Revenue.............................................  $50,710  $64,427  $81,370
Cost of revenue:
  Commissions.......................................   20,471   25,760   31,717
  Laundry route expenditures........................    8,251   10,955   12,232
  Depreciation and amortization.....................    4,899    6,216    8,635
  Cost of equipment sales...........................    2,938    5,189    8,187
                                                      -------  -------  -------
    Total cost of revenue...........................   36,559   48,120   60,771
                                                      -------  -------  -------
Operating expenses:
  General and administration........................    3,901    3,952    4,699
  Sales and marketing...............................    2,531    3,803    5,165
  Depreciation......................................      455      517      503
                                                      -------  -------  -------
    Total operating expenses........................    6,887    8,272   10,367
                                                      -------  -------  -------
Income from operations..............................    7,264    8,035   10,232
  Interest expense, net.............................   (1,175)  (1,956)  (2,521)
  Other income (expense), net.......................       55      (87)     181
                                                      -------  -------  -------
  Income before provision for income taxes..........    6,144    5,992    7,892
  Provision for income taxes........................     (374)    (465)  (5,206)
                                                      -------  -------  -------
    Net income......................................  $ 5,770  $ 5,527  $ 2,686
                                                      =======  =======  =======
Net income per common share.........................  $  0.91  $  0.87  $  0.37
                                                      =======  =======  =======
Weighted average common shares outstanding..........    6,368    6,368    7,263
                                                      =======  =======  =======
Net income per common share--assuming dilution......  $  0.91  $  0.87  $  0.36
                                                      =======  =======  =======
Weighted average common shares outstanding--assuming
 dilution...........................................    6,368    6,368    7,391
                                                      =======  =======  =======
UNAUDITED PRO FORMA TAX ADJUSTED DATA (NOTE 15):
  Income before provision for income taxes..........  $ 6,144  $ 5,992  $ 7,892
  Provision for income taxes........................   (2,458)  (2,397)  (3,157)
                                                      -------  -------  -------
  Pro forma tax adjusted net income.................  $ 3,686  $ 3,595  $ 4,735
                                                      =======  =======  =======
  Pro forma tax adjusted net income per common
   share............................................  $  0.58  $  0.56  $  0.65
                                                      =======  =======  =======
  Pro forma tax adjusted net income per common
   share-assuming dilution..........................  $  0.58  $  0.56  $  0.64
                                                      =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                              MAC-GRAY CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                           COMMON STOCK                          NET UNREALIZED  TREASURY STOCK
                         -----------------                       GAINS (LOSSES) ------------------
                         NUMBER OF          ADDITIONAL RETAINED   ON SECURITY,  NUMBER OF
                           SHARES    VALUE   CAPITAL   EARNINGS    NET OF TAX    SHARES     VALUE    TOTAL
                         ----------  -----  ---------- --------  -------------- ---------  -------  --------
Balance, December 31,
 1994...................    154,275  $ 154   $   --    $ 17,406      $ 262        52,000   $(8,384) $  9,438
 Net income.............        --     --        --       5,770        --            --        --      5,770
 Net change in
  unrealized gains
  (losses) on available-
  for-sale security, net
  of tax................        --     --        --         --          28           --        --         28
 Dividends..............        --     --        --      (3,395)       --            --        --     (3,395)
 Contribution of capi-
  tal...................        --     --      1,009        --         --            --        --      1,009
                         ----------  -----   -------   --------      -----      --------   -------  --------
Balance, December 31,
 1995...................    154,275    154     1,009     19,781        290        52,000    (8,384)   12,850
 Net income.............        --     --        --       5,527        --            --        --      5,527
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --         (32)          --        --        (32)
 Dividends..............        --     --        --      (4,520)       --            --        --     (4,520)
 Common stock redemp-
  tion..................        --     --        --         --         --          2,275      (546)     (546)
 Contribution of capi-
  tal...................        --     --      1,404        --         --            --        --      1,404
                         ----------  -----   -------   --------      -----      --------   -------  --------
Balance, December 31,
 1996...................    154,275    154     2,413     20,788        258        54,275    (8,930)   14,683
 Net income.............        --     --        --       2,686        --            --        --      2,686
 Elimination of capital
  structure (Note 1)....   (154,275)  (154)   (2,413)    (6,363)       --        (54,275)    8,930       --
 Reorganization of the
  Company (Note 1)......  6,367,800     64       --         (64)       --            --        --        --
 Sale of common stock...  4,600,000     46    45,128        --         --            --        --     45,174
 Contribution of capital
  (Note 3)..............        --     --      5,907     (5,907)       --            --        --        --
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --        (258)          --        --       (258)
 Dividends..............        --     --        --     (13,124)       --            --        --    (13,124)
                         ----------  -----   -------   --------      -----      --------   -------  --------
Balance, December 31,
 1997................... 10,967,800  $ 110   $51,035   $ (1,984)     $ --            --    $   --   $ 49,161
                         ==========  =====   =======   ========      =====      ========   =======  ========


   The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1995     1996     1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................ $ 5,770  $ 5,527  $ 2,686
    Adjustments to reconcile net income to net cash
     provided by operating activities:
    Depreciation and amortization...................   5,354    6,733    9,138
    (Gain) loss on sale of assets...................     (11)      43     (246)
    Deferred income taxes...........................      71       60    4,235
  Decrease (increase) in accounts receivable........      69     (577)  (2,572)
  (Increase) decrease in inventory..................    (137)     224   (1,067)
  (Increase) in prepaid expenses and other assets...  (1,386)  (1,299)  (2,900)
  Increase in accounts payable, accrued commissions
   and accrued expenses.............................     687    2,939    1,668
                                                     -------  -------  -------
    Net cash flows provided by operating activi-
     ties...........................................  10,417   13,650   10,942
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................  (4,421)  (7,635)  (8,681)
  Acquisition of businesses (Note 2)................    (821) (14,487) (12,196)
  Proceeds from sale of property and equipment......     137       52      --
  Proceeds from sale of securities..................     --       --       333
                                                     -------  -------  -------
    Net cash flows used in investing activities.....  (5,105) (22,070) (20,544)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital
   lease obligations................................  (2,490)  (2,171)  (3,529)
  Retirement of line of credit and term loan........     --    (5,378) (19,512)
  Advances on line-of-credit, net...................   1,327   18,247    1,823
  Contribution of capital and proceeds from sale of
   common stock.....................................   1,009    1,404   45,174
  Cash dividends paid...............................  (3,395)  (4,520) (13,124)
  Cash paid to repurchase shares of common stock....     --      (125)     --
  Cash paid for refinancing of long term debt.......     --       (75)    (300)
                                                     -------  -------  -------
    Net cash flows provided by (used in) financing
     activities.....................................  (3,549)   7,382   10,532
                                                     -------  -------  -------
Increase (decrease) in cash and cash equivalents....   1,763   (1,038)     930
Cash and cash equivalents, beginning of year........   2,119    3,882    2,844
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............. $ 3,882  $ 2,844  $ 3,774
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..................................... $ 1,161  $ 1,944  $ 2,884
  Income taxes paid.................................     242      384    1,036

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:

  During the year ended December 31, 1997, common stock with an approximate value of $7,797 was issued in connection with the Sun Services Acquisition. Such common stock is redeemable at a negotiated price pursuant to a contractual arrangement.

  The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  Basis of Presentation--The historical financial statements include the combined accounts of Mac-Gray Co., Inc. and Mac-Gray, L.P. On April 17, 1997, Mac-Gray Co., Inc. and Mac-Gray, L.P. were reorganized to create Mac-Gray Corporation (the "Parent"). The Parent acquired all of the outstanding common stock of Mac-Gray Co., Inc. and all of the outstanding limited partnership interest of Mac-Gray, L.P. in exchange for 6,367,800 shares of the Parent's common stock. Concurrently, Mac-Gray, L.P. was merged with and into Mac-Gray Co., Inc. which continued to operate as a wholly owned subsidiary of the Parent (collectively, the "Company"). The consolidated financial statements for the current fiscal year include the accounts of Mac-Gray Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

  Description of the Business--The Company generates the majority of its revenue from card and coin route laundry rooms located in the Northeastern, Midwestern and Southeastern United States. The Company's principal customer base is the multi-housing market, which consists of apartments, condominium units, colleges and universities. The Company also sells, services and leases commercial laundry equipment to commercial laundromats and institutions. The majority of the Company's purchases of coin route laundry equipment is from one supplier.

2. ACQUISITIONS

  In 1995, the Company acquired certain assets of Commercial Appliance, Inc. for $821 and recorded goodwill of approximately $564. During 1996, the Company acquired certain assets of six coin-operated laundry businesses or divisions for an aggregate purchase price of $15,561 and recorded goodwill of $10,184. Non-compete agreements valued at $1,250 were also recorded in 1996 in connection with these acquisitions. These acquisitions were accounted for using the purchase method of accounting. Pro forma financial information has not been provided for these acquisitions due to lack of historical financial data of the acquired entities.

  On April 17, 1997, the Company acquired in exchange for 612,026 shares of its common stock, (approximate value of $7,797), approximately $2,170 in cash, $850 of a deferred payment obligation, and assumption of approximately $2,787 in debt, each of Sun Services of America, Inc. and R. Bodden Coin-Op Laundry, Inc. (collectively, "Sun Services"). The shares of the Company's common stock are redeemable at the election of the shareholder. The redeemable common stock has been valued at a contractual put price of $12.74 per common share (which was in excess of market as of that date). The redemption feature of these shares expires on October 22, 2000. Sun Services of America, Inc. and R. Bodden Coin-Op Laundry were 100% owned by the same shareholder. The Parent acquired all of the outstanding capital stock of Sun Services, which was accounted for pursuant to the purchase method of accounting, and resulted in goodwill of approximately $11,600.

  The following pro forma financial information reflects the Sun Services Acquisition as if it occurred on January 1, 1996. For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to the Company.

                                            UNAUDITED PRO FORMA RESULTS FOR THE
                                                  YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                                  1996              1997
                                            ----------------- -----------------
   Revenue................................  $          71,091 $          83,402
   Net Income.............................              5,680             2,839
   Pro Forma tax adjusted net income (Note
    15)...................................              3,687             4,827
   Pro Forma tax adjusted net income Per
    Share.................................  $            0.58 $            0.66
   Pro Forma tax adjusted net income Per
    Share--assuming dilution..............  $            0.58 $            0.65

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  In October and November, 1997, the Company acquired certain assets of two additional coin-operated laundry businesses for approximately $7,150. These acquisitions were also accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets acquired was the fair market value on the respective acquisition dates. Purchase price in excess of the fair value of assets acquired was allocated to goodwill and amounted to approximately $6,228. Pro forma financial information for the October and November 1997 acquisitions has not been presented due to their insignificance in relation to the Company as a whole. The Company's consolidated financial statements include the results of the 1995, 1996, and 1997 acquisitions from their respective acquisition dates.

3. INITIAL PUBLIC OFFERING OF COMMON STOCK

  Mac-Gray Corporation completed its initial public offering of 4,600,000 shares of common stock at $11 per share on October 22, 1997. The net proceeds from the sale of the common stock of $45,174 were used primarily to repay existing indebtedness outstanding under the Credit Facility (Note 9) and to fund a distribution of $9,000 of previously taxed but undistributed earnings to the Company's shareholders of record as of October 16, 1997. As a result of the initial public offering, the Company's S corporation status was terminated. Retained earnings of $5,907 as of that date were reclassified to additional paid-in capital to reflect additional contributions of capital by the S-corporation shareholders.

4. SIGNIFICANT ACCOUNTING POLICIES

  Cash, Cash Equivalents and Available-For-Sale Security--The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  The Company invests excess cash in repurchase agreements and other highly liquid short term investments. Accordingly, the investments are subject to minimal credit and market risk. All of the Company's investments are classified as available-for-sale. As such, unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

  Revenue Recognition--The Company recognizes coin route laundry revenue on the accrual basis. Sales revenue from the Company's commercial sale of equipment and parts is recognized upon shipment of the orders.

  Allowance for Doubtful Accounts--The Company maintains an allowance for doubtful accounts of $330 at December 31, 1996 and $490 at December 31, 1997.

  Concentration of Credit Risk--Financial instruments which potentially expose the Company to concentration of credit risk include trade receivables, generated by the Company as a result of the selling and leasing of laundry machines. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral.

  Fair Value of Financial Instruments--For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at December 31, 1996 and 1997, based upon terms currently available to the Company in financial markets.

  Inventories--Inventories consist of laundry machines and parts purchased for commercial sale. Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized.

  Coin route equipment-not yet placed in service--These assets represent laundry machines that management estimates will be installed in coin route laundry rooms and have not been purchased for commercial sale.

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the acquisitions (Note 2). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which ranges from two to five years. Goodwill is amortized using the straight-line method over fifteen or twenty years from the acquired companies respective dates of acquisitions.

  Impairment of Long-Lived Assets--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Income Taxes--Mac-Gray Co., Inc. which elected S corporation status, and Mac-Gray, L.P. were "pass through" entities for income tax purposes prior to the reorganization on April 17, 1997. From April 17, 1997 through October 16, 1997, Mac-Gray Corporation also elected S corporation status. Accordingly, earnings and losses were included on the income tax returns of the respective equity owners through October 16, 1997. On October 16, 1997, the Company's S corporation status was terminated as a result of the initial public offering.

  The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the provisions of SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determined the amount of taxes payable currently or in future years. The classification of net current and non-current deferred tax assets or liabilities depend upon the nature of the related asset or liability. Deferred income taxes are provided for temporary differences between the income tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

  Stock Compensation--The Company's stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In fiscal 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share--The Company accounts for earnings per share in accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 replaces APB Opinion No. 15 "Earnings Per Share" and requires the presentation of basic earnings per share and diluted earnings per share (EPS). Basic EPS includes no dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS under APB 15. Diluted earnings per share has been calculated using the treasury stock method and prior period earnings per share have been restated in accordance with SFAS 128. Net income per share gives effect to the exchange of shares between the Parent and the Company (Note 1).

  New Accounting Pronouncements--The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). In accordance with these

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

statements, the Company plans to implement SFAS 130 which requires presentation of certain information related to comprehensive income and SFAS 131 which requires that certain additional information related to operating segments be reported during fiscal year 1998. The Company is currently reviewing the impact of these statements on its financial statements.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                    ESTIMATED   DECEMBER 31,
                                                   USEFUL LIFE ---------------
                                                     (YEARS)    1996    1997
                                                   ----------- ------- -------
   Coin route equipment...........................       10    $58,610 $68,179
   Buildings and improvements.....................    15-32      6,531   7,388
   Furniture, fixtures and computer equipment.....      5-7      4,062   5,092
   Trucks and autos...............................      3-5      1,776   2,600
   Land and improvements..........................      --         309     309
                                                               ------- -------
                                                                71,288  83,568
   Less: accumulated depreciation.................              40,428  46,869
                                                               ------- -------
                                                                30,860  36,699
   Coin route equipment, not yet placed in serv-
    ice...........................................               1,052   1,000
                                                               ------- -------
   Property, plant and equipment, net.............             $31,912 $37,699
                                                               ======= =======

  Depreciation and amortization of property, plant and equipment totaled $4,477, $5,176 and $6,441 for the years ended December 31, 1995, 1996 and
1997, respectively.

  During 1995, 1996 and 1997, the Company acquired vehicles under capital leases with a cost of $356, $328 and $892, respectively.

  At December 31, 1996 and 1997, trucks and autos includes $1,449 and $2,284, respectively, of capital leased equipment with an accumulated amortization balance of $1,052 and $1,307, respectively.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
   Goodwill.................................................... $10,348 $28,208
   Covenants-not-to-compete....................................   2,549   2,869
   Other.......................................................     153     451
                                                                ------- -------
                                                                 13,050  31,528
   Less: accumulated amortization..............................   1,559   3,602
                                                                ------- -------
   Intangible assets, net...................................... $11,491 $27,926
                                                                ======= =======

  Amortization expense associated with the above intangible assets amounted to $650, $841 and $1,811 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1996   1997
                                                                  -------------
   Accrued interest..............................................  $134  $  101
   Accrued salaries..............................................    78     233
   Current portion of deferred retirement obligation.............   104     104
   Current portion of deferred payment obligation................   --      392
   Other.........................................................   679   1,176
                                                                  ----- -------
                                                                  $ 995 $ 2,006
                                                                  ===== =======

8. DEFERRED RETIREMENT OBLIGATION

  The deferred retirement obligation at December 31, 1996 and 1997 relates to payments due to a shareholder of the Company in connection with a retirement agreement which provides for annual payments of $104 until the death of the shareholder. The liability at December 31, 1996 and 1997 has been estimated based upon the life expectancy of the shareholder utilizing actuarial tables.

9. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                                --------------
                                                                 1996    1997
                                                                ------- ------
   Credit agreement and revolving credit facility.............. $17,668 $  --
   Unsecured notes payable to former shareholders:
     Variable rate note, lesser of prime rate plus 2% or 9%,
      quarterly principal payments beginning January 1, 1996
      (9% at December 31, 1997)................................   3,360  2,560
   Fixed rate notes, 8.4% interest rate, due September 1, 1997
    and June 1, 2000...........................................   2,046    746
   Discount note, 6% imputed interest rate (estimated fair
    market rate), quarterly installments, due December 31,
    2003.......................................................   2,613  2,239
   Fixed note, 8.75% interest rate, due January 1, 2001........     421    317
   Note payable, 11.5% fixed interest rate, monthly principal payments,
    due September 1, 1999......................................     249    172
   Acquisition note payable, 8% imputed interest rate
    (estimated fair
    market rate), monthly payments, due May 31, 2006...........   1,010    911
                                                                ------- ------
       Total long-term debt....................................  27,367  6,945
   Less: current portion.......................................   4,042  1,550
                                                                ------- ------
                                                                $23,325 $5,395
                                                                ======= ======

 Credit Agreement and Revolving Credit Facility

  On April 17, 1997, the outstanding debt under the 1996 Credit Agreement and Revolving Credit Facility was refinanced under terms of an amended and restated agreement (the Senior Secured Credit Facility). The

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Senior Secured Credit Facility provides for borrowings under (i) a revolving line of credit and term loan facility and (ii) a revolving working capital line of credit facility of up to $45,000 and $5,000, respectively. Outstanding indebtedness under the Senior Secured Credit Facility bears interest at the Company's option, at a rate equal to the prime rate plus .5% or LIBOR plus 2.5% with the margin over the prime rate and LIBOR decreasing after October 22, 1997 due to the initial public offering of the Company's common stock (Note 3) to the prime rate less .5% or LIBOR plus 2.0%. The Senior Secured Credit Facility restricts payments of dividends and other distributions, restricts the Company from making certain acquisitions and incurring indebtedness, and requires it to maintain certain financial ratios. The Senior Secured Credit Facility is secured by pledges of assets of the Parent and its subsidiaries. The Senior Secured Credit Facility provides for the issuance of standby letters of credit of up to $15,000 in the aggregate. At December 31, 1997, outstanding letters of credit amounted to $1,302. There is no outstanding balance on the Senior Secured Credit Facility at December 31, 1997. The interest rate for the Senior Secured Credit Facility at December 31, 1997 was 8.0%.

  In connection with the financing of the 1996 Acquisitions (Note 2), the Company entered into a Credit Agreement with a bank which provided for borrowings under a Revolving Line of Credit, Working Capital Line of Credit and Acquisition Line of Credit of up to $14,000, $1,500 and $4,000, respectively. Borrowings under the Credit Agreement were restricted to providing working capital requirements of the Company and funding future acquisitions.

  During June 1996, the Company entered into an agreement with a bank which provided a Revolving Credit Facility with aggregate borrowings of up to $4,500. As of December 31, 1996, $2,893 was available to be borrowed under the Revolving Credit Facility. A portion of the proceeds from the Credit Agreement and the Revolving Credit Facility were used to pay the balance of the Bank Note and Line of Credit outstanding prior to the refinancing of the Company.

  The Credit Agreement and the Revolving Credit Facility provided for the issuance of standby letters of credit up to $2,200 in the aggregate. At December 31, 1996, outstanding letters of credit amounted to $1,526.

  Borrowings under the 1996 Credit Agreement and the Revolving Credit Facility bore interest, at the Company's option, at either (1) the banks' prime interest rate (the "Prime Rate") or (2) 2.5% plus the rate at which certain Eurodollar deposits were offered in the interbank Eurodollar market (the "LIBOR Rate") or (3) 2.5% plus the rate at which funds were offered in the secondary markets (the "Cost of Funds Rate").

 Future Payments

  As of December 31, 1997, the scheduled future principal payments of long-term debt are as follows:

   1998................................................................. $ 1,550
   1999.................................................................   1,401
   2000.................................................................   2,088
   2001.................................................................     887
   2002.................................................................     602
   Thereafter...........................................................     417
                                                                         -------
                                                                         $ 6,945
                                                                         =======

10. INCOME TAXES

  On October 16, 1997, the Company's S corporation status was automatically terminated due to the initial public offering (Note 3). As a result, the current year provision includes a charge of $4,037 to provide for net deferred tax liabilities resulting from the change in income tax status from an S corporation to a C corporation,

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The following information relates to the temporary differences at October 16, 1997.

   Accounts receivable................................................     (627)
   Fixed assets.......................................................   16,051
   Deferred compensation..............................................   (3,415)
   Other..............................................................     (147)
                                                                       --------
     Total............................................................ $ 11,862
                                                                       ========

  Prior to October 16, 1997, the historical income tax provision was established only to provide for income taxes in states that do not recognize Subchapter S corporations, using a statutory income tax rate of 6%. The effective rate differed from the statutory rate in 1996 and 1997 (prior to October 16, 1997) due to meals and entertainment expenses and goodwill amortization recorded for book purposes that are not deductible for income tax purposes. In addition to the aforementioned items, the Company's 1996 effective tax rate differs from the statutory tax rate due to taxable losses generated by Mac-Gray, L.P. for which only a 10% tax benefit (equivalent to Mac-Gray Co., Inc.'s general partnership interest in Mac-Gray, L.P.) was recognized by the Company.

  The provision for state and federal income taxes consists of the following:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                               ----------------
                                                               1995 1996  1997
                                                               ---- ---- ------
   Current state income tax................................... $305 $405 $  454
   Deferred state income tax..................................   69   60    505
   Current federal income tax.................................  --   --     517
   Deferred federal income tax................................  --   --   3,730
                                                               ---- ---- ------
     Total income taxes....................................... $374 $465 $5,206
                                                               ==== ==== ======

  The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities at December 31:

                                                                    1996  1997
                                                                    ---- ------
   Deferred tax assets:
     Accounts receivable........................................... $ 40 $  369
     Deferred compensation.........................................  202  1,366
     Other.........................................................   33     49
                                                                    ---- ------
                                                                     275  1,784
                                                                    ---- ------
   Deferred tax liabilities:
     Fixed assets..................................................  915  6,619
     Other.........................................................    7     47
                                                                    ---- ------
                                                                     922  6,666
                                                                    ---- ------
   Net deferred tax liabilities.................................... $647 $4,882
                                                                    ==== ======

  It is not expected that a valuation allowance will be needed for the deductible differences at December 31, 1997.

  As the Company maintained its S corporation election through October 16, 1997, the provision for income taxes recorded for the year ended December 31, 1997 differs significantly from the amount of income taxes

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

determined by applying the applicable U.S. statutory federal income tax rate to pretax income. For the period subsequent to the termination of the S corporation, the statutory income tax rate differed from the effective rate primarily as a result of the following differences:

                                                                            %
                                                                           ----
   Taxes computed at federal statutory rate............................... 34.0%
   State income taxes, net of federal benefit.............................  2.3
   Other.................................................................. (1.0)
                                                                           ----
     Income tax provision................................................. 35.3%
                                                                           ====

  The current provision for income taxes recorded for fiscal 1997 includes $314 in tax while the Company was an S corporation and $657 in tax for the period subsequent to the termination of the S corporation election.

11. COMMON STOCK REDEMPTION

  On January 1, 1996, the Company redeemed 2,275 shares of its common stock at $240 per share from minority shareholders. The aggregate redemption price was $546, consisting of cash in the amount of $125 and the issuance of five-year promissory notes in the amount of $421, bearing interest at 8.75% per year.

12. COMMITMENTS AND CONTINGENCIES

  Leases--The Company leases certain equipment and facilities under non-cancelable operating leases. The Company also leases certain vehicles under capital leases.

  Future minimum lease payments under non-cancelable operating and capital leases consist of the following:

    YEAR ENDED                                                CAPITAL OPERATING
   DECEMBER 31,                                               LEASES   LEASES
   ------------                                               ------- ---------
      1998................................................... $  538    $ 379
      1999...................................................    389      302
      2000...................................................    133      218
      2001...................................................    --        66
                                                              ------    -----
      Future lease payments..................................  1,060    $ 965
                                                                        =====
      Less: amount representing interest (8.5% at December
       31, 1997).............................................     93
                                                              ------
                                                                 967
      Present value future minimum lease payments less
       amounts due within one year...........................    476
                                                              ------
      Amounts due after one year............................. $  491
                                                              ======

  Rent expense incurred by the Company under non-cancelable operating leases totaled $123, $256 and $520 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Guaranteed Commission Payments--The Company operates coin laundry routes under various lease agreements in which the Company is required to make minimum guaranteed commission payments to the respective property owners. The following is a schedule by years of future minimum guaranteed commission

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year as of December 31, 1997:

   1998.................................................................. $1,633
   1999..................................................................  1,395
   2000..................................................................  1,375
   2001..................................................................    826
   2002..................................................................    735
   Thereafter............................................................  1,876
                                                                          ------
                                                                          $7,840
                                                                          ======

  Guarantee of Indebtedness--At December 31, 1997, Mac-Gray Co., Inc. is a guarantor on a line-of-credit for a customer in the amount of $706. The customer has incurred substantial losses. While the guarantee is secured by a pledge of the borrowing company's assets, it is uncertain if those assets and profits from continuing operations will be adequate to retire the line-of-credit. The Company has recorded a reserve of $250 at December 31, 1997 for estimated losses on this guarantee. In management's opinion, the range of the estimated loss to be incurred in connection with the Company's guarantee of the customer's line-of-credit in excess of the amount recorded at December 31, 1997 will not have a material adverse impact on the results of operations or the financial position of the Company.

  Litigation--The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

13. EMPLOYEE BENEFIT AND STOCK PLANS

  Retirement Plans--The Company maintains a qualified profit-sharing/401(k) plan (the Plan) covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $535, $532 and $285 for the years ended December 31, 1995, 1996 and 1997, respectively.

  1997 Stock Option and Incentive Plans--In December, 1996, the Board of Directors of Mac-Gray Co. adopted, and the stockholders approved, the Mac-Gray Co., Inc. 1996 Stock Option and Incentive Plan (the Predecessor Plan). On April 7, 1997, the Board of Directors adopted and the Company's stockholders approved the 1997 Stock Option and Incentive Plan for the Company (the 1997 Stock Plan). The 1997 Stock Plan is designed and intended as a performance incentive for officers, employees, consultants and directors to promote the financial success and progress of the Company. All officers, employees and independent directors are eligible to participate in the 1997 Stock Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights.

  On December 30, 1996, Mac-Gray Co. granted 556,350 options to purchase shares of common stock with an exercise price of $9.99 per share pursuant to the Predecessor Plan. Concurrent with the reorganization of the Company, the options issued pursuant to the Predecessory Plan were assumed by the Company under the 1997 Stock Plan, and the Predecessory Plan was terminated. The options assumed by the Company under the 1997 Plan were reflective of the exchange of common stock between the Parent and Mac-Gray Co., Inc. The exercise price of the options was adjusted to $8.80 in August 1997, in order to restore the economic position of the option holders as a result of the $9,000 distribution (Note 3). The change in the exercise price of these options has been

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


reflected as a cancellation of the $9.99 options and a grant of the $8.80 options on the following option rollforward. Employee options vest so that twenty percent (20%) of the options will become exercisable on each of the first through fifth anniversaries of the date of grant of the options. In the event of termination of the optionees' relationship with the Company, options not yet exercised terminate within 90 days. The 1997 Stock Plan also provided for the automatic grant to each of the four independent directors to purchase 1,000 shares of common stock. The non-qualified options granted to independent directors were exercisable immediately and will terminate on the tenth anniversary of the grant. The exercise prices were determined by the Board of Directors to be the fair market value of the shares underlying the options on the respective dates of the grants. Other than the stock option grants, there were no other grants of equity-based compensation awards during 1996 and 1997.

  The 1997 Stock Plan provides for the issuance of up to the greater of 750,000 shares of common stock or ten percent of the then outstanding shares of common stock. Subsequent to the initial public offering (Note 3), a total of 1,157,982 shares of common stock are reserved for issuance under the 1997 Stock Plan, of which 638,590 shares are subject to outstanding options and 519,392 remain available for issuance.

  The following is a summary of stock option plan activity.

                                                   1996             1997
                                             ---------------- ------------------
                                                     WEIGHTED           WEIGHTED
                                                     AVERAGE            AVERAGE
                                                     EXERCISE           EXERCISE
                                             SHARES   PRICE    SHARES    PRICE
                                             ------- -------- --------  --------
   Outstanding, beginning of year...........     --   $  --    556,350   $ 9.99
   Granted.................................. 556,350  $ 9.99   649,840   $ 8.88
   Exercised................................     --   $  --        --    $  --
   Canceled.................................     --   $  --   (556,350)  $ 9.99
   Forfeited................................     --   $  --    (11,250)  $ 8.89
                                             -------  ------  --------   ------
   Outstanding, end of year................. 556,350  $ 9.99   638,590   $ 8.88
                                             =======  ======  ========   ======

                              OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                     ------------------------------------- --------------------
                                     WEIGHTED     WEIGHTED             WEIGHTED
    RANGE OF           NUMBER        AVERAGE      AVERAGE    NUMBER    AVERAGE
    EXERCISE         OUTSTANDING    REMAINING     EXERCISE EXERCISABLE EXERCISE
    PRICES           AT 12/31/97 CONTRACTUAL LIFE  PRICE   AT 12/31/97  PRICE
    --------         ----------- ---------------- -------- ----------- --------
   $8.80--$9.25.....   634,590           9         $ 8.86    109,470    $ 8.80
   $11.00--$16.06...     4,000          10         $12.27      4,000    $12.27
                       -------         ---         ------    -------    ------
                       638,590           9         $ 8.88    113,470    $ 8.92
                       =======         ===         ======    =======    ======

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation." The Company continues to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion 25. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and pro forma net income per share would have been reduced to $2,314 in 1997, or $0.32 per share compared to reported net income of $2,686, or $0.37 per share and $0.36 per share-assuming dilution.

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Fair value of options granted at grant date................ $  3.10  $  3.61
   Risk free interest rate....................................       6%       6%
   Expected option term--Employees............................ 7 years  7 years
   Expected option term--independent directors................     --   3 years
   Expected volatility........................................     --        50%
   Option valuation method....................................   Black-Scholes
                                                                option-pricing
                                                                         model

  In accordance with the provisions of SFAS 123, a volatility assumption was not used to calculate the fair value of options granted prior to the Company's initial public offering.

  Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

14. EARNINGS PER SHARE

                                                  FOR THE YEAR ENDED 1997
                                              --------------------------------
                                                                         PER-
                                                INCOME       SHARES     SHARE
                                              (NUMERATOR) (DENOMINATOR) AMOUNT
                                              ----------- ------------- ------
Pro forma net income per common share:
  Net income.................................   $2,686        7,263     $0.37
                                                ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                   128
                                                              -----
Pro forma net income per common share-assum-
 ing dilution:
  Net income.................................   $2,686        7,391     $0.36
                                                ======        =====     =====

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                  FOR THE YEAR ENDED 1996
                                              --------------------------------
                                                                         PER-
                                                INCOME       SHARES     SHARE
                                              (NUMERATOR) (DENOMINATOR) AMOUNT
                                              ----------- ------------- ------
Net income per common share:
  Net income.................................   $3,595        6,368     $0.56
                                                ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                   --
                                                              -----
Net income per common share--assuming dilu-
 tion:
  Pro forma as adjusted net income...........   $3,595        6,368     $0.56
                                                ======        =====     =====

15. UNAUDITED PRO FORMA TAX ADJUSTED DATA

  Statement of Income--Unaudited pro forma tax adjusted data reflects adjustments to the consolidated statement of income for year ended December 31, 1997. Such adjustments consider the effect of the Company's operations as if the Company was subject to federal and state income taxes on a corporate level. Accordingly, the pro forma income tax provision and pro forma net income have been calculated, using an estimated income tax rate of 40%, as if the Company was subject to income taxation as a C corporation during the entire year.

16. SUBSEQUENT EVENTS--UNAUDITED

  On December 22, 1997, the Company entered into a merger agreement with Intirion Corporation ("Intirion"), pursuant to which Intirion equity securities were expected to be exchanged for approximately 1.6 million shares of the Company's common stock and approximately $1 million in cash. The merger was consummated on March 12, 1998 and was accounted for as a pooling of interests. A prospectus/proxy statement describing the terms of the proposed merger and containing financial statements of both companies was prepared subsequent to year end.

  On March 4, 1998, the Company entered into a Stock and Asset Purchase Agreement pursuant to which Mac-Gray will acquire one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation. The purchase price, which is subject to certain adjustments, will be approximately $33.5 million. The acquisition is expected to be accounted for as a purchase transaction and is expected to close in the second quarter of 1998.

  On March 31, 1998, the Company entered into a Stock Purchase Agreement pursuant to which Mac-Gray will acquire one hundred percent of the outstanding capital stock of Copico, Inc., a provider of card and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York and Florida. The purchase price will be approximately $10.95 million in cash, less the assumption of certain debt, and 250,000 shares of Mac-Gray Common Stock. The acquisition will be accounted for as a purchase transaction and is expected to close during the second quarter of 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statement of income, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. (the "Companies") at December 31, 1996, and the results of the Companies' operations and cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts
May 2, 1997

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                             COMBINED BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                       DECEMBER 31,  MARCH 31,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Trade receivables, net of allowance for doubtful ac-
   counts of $16......................................    $   33      $   22
  Due from shareholder................................       173         173
  Inventory...........................................       164         151
  Prepaid expenses and other current assets...........       230         242
                                                          ------      ------
    Total current assets..............................       600         588
Property and equipment, net...........................     1,693       1,687
Intangible assets, net................................     1,540       1,651
Prepaid commissions and other assets..................       787         734
                                                          ------      ------
    Total assets......................................    $4,620      $4,660
                                                          ======      ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt...................    $  765      $  765
  Accounts payable....................................       329         169
  Accrued expenses....................................       383         462
                                                          ------      ------
    Total current liabilities.........................     1,477       1,396
                                                          ------      ------
Long-term debt........................................     2,209       2,268
                                                          ------      ------
Commitments and contingencies (Note 10)...............       --          --
Stockholder's equity:
  Common stock--Sun Services of America, Inc., $1 par
   value; 1,000 shares authorized; 30 shares issued
   and outstanding....................................       --          --
  Common stock--R. Bodden Coin-Op-Laundry Inc. $1 par
   value; 7,000 shares authorized; 1,000 shares issued
   and outstanding....................................         1           1
  Additional paid-in capital..........................        90          90
  Retained earnings...................................       843         905
                                                          ------      ------
    Total stockholder's equity........................       934         996
                                                          ------      ------
    Total liabilities and stockholder's equity........    $4,620      $4,660
                                                          ======      ======

   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                          COMBINED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 THREE MONTHS
                                                                     ENDED
                                                     YEAR ENDED    MARCH 31,
                                                    DECEMBER 31, --------------
                                                        1996      1996    1997
                                                    ------------ ------  ------
                                                                  (UNAUDITED)
Revenue............................................    $6,664    $1,628  $2,032
Cost of revenue:
  Commissions......................................     2,718       723     797
  Laundry route expenditures.......................       820       193     183
  Depreciation and amortization....................       655       129     209
  Cost of equipment sales..........................       277        19     164
                                                       ------    ------  ------
    Total cost of revenue..........................     4,470     1,064   1,353
                                                       ------    ------  ------
Operating expenses:
  General and administration.......................     1,220       292     307
  Sales and marketing..............................       160        30      47
  Depreciation.....................................        25         5       6
                                                       ------    ------  ------
    Total operating expenses.......................     1,405       327     360
                                                       ------    ------  ------
Income from operations.............................       789       237     319
  Interest expense.................................      (267)      (42)    (89)
  Other expense, net...............................       (60)       (3)    --
                                                       ------    ------  ------
Net income.........................................    $  462    $  192  $  230
                                                       ======    ======  ======



   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                          COMMON STOCK--SHARES   COMMON STOCK--VALUE
                         ---------------------- ----------------------
                         SUN SERVICES R. BODDEN SUN SERVICES R. BODDEN
                              OF       COIN-OP       OF      COIN-OP-  ADDITIONAL
                           AMERICA,   LAUNDRY,    AMERICA,   LAUNDRY,   PAID-IN   RETAINED
                             INC.       INC.        INC.       INC.     CAPITAL   EARNINGS TOTAL
                         ------------ --------- ------------ --------- ---------- -------- -----
Balance, December 31,
 1995...................      30        1,000       $--         $ 1       $ 90     $ 772   $ 863
 Net income.............     --           --         --         --         --        462     462
 Dividends..............     --           --         --         --         --       (391)   (391)
                             ---        -----       ----        ---       ----     -----   -----
Balance, December 31,
 1996...................      30        1,000        --           1         90       843     934
 Net income (unau-
  dited)................     --           --         --         --         --        230     230
 Dividends (unaudited)..     --           --         --         --         --       (168)   (168)
                             ---        -----       ----        ---       ----     -----   -----
Balance, March 31, 1997
 (unaudited)............      30        1,000       $--         $ 1       $ 90     $ 905   $ 996
                             ===        =====       ====        ===       ====     =====   =====




   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                                                   ENDED
                                                   YEAR ENDED    MARCH 31,
                                                  DECEMBER 31, --------------
                                                      1996      1996    1997
                                                  ------------ ------  ------
                                                                (UNAUDITED)
Net income.......................................   $   462    $  192  $  230
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization..................       680       134     215
  Changes in assets and liabilities:
    (Increase) decrease in trade receivables,
     net.........................................       (26)       (2)     11
    (Increase) in shareholder receivable.........       (10)      --      --
    (Increase) decrease in inventory.............       (46)       (1)     13
    (Increase) decrease in prepaid expenses and
     other current assets........................      (329)     (185)      1
    Increase (decrease) in accounts payable and
     accrued expenses............................       172      (197)    (81)
                                                    -------    ------  ------
    Net cash provided by (used in) operating
     activities..................................       903       (59)    389
                                                    -------    ------  ------
Cash flows from investing activities:
  Capital expenditures...........................      (444)     (105)    (15)
  Acquisition of businesses (Note 3).............    (1,720)     (300)   (265)
                                                    -------    ------  ------
    Net cash used in investing activities........    (2,164)     (405)   (280)
                                                    -------    ------  ------
Cash flows from financing activities:
  Advances under line of credit agreement, net...       116       163     143
  Principal payments on long-term debt...........      (953)     (627)   (194)
  Proceeds from issuance of long-term debt.......     2,507       984     110
  Dividends paid.................................      (391)      (56)   (168)
  Cash paid for refinancing of debt..............       (18)
                                                    -------    ------  ------
    Net cash provided by (used in) financing
     activities..................................     1,261       464    (109)
                                                    -------    ------  ------
Net change in cash and cash equivalents..........   $  --      $  --   $  --
                                                    =======    ======  ======
Supplemental cash flow information:
  Cash paid for interest.........................   $   241    $   25  $   64


   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND THE BUSINESS

  Basis of Presentation--The accompanying combined financial statements include the accounts of Sun Services of America, Inc. (Sun Services) and R. Bodden Coin-Op-Laundry, Inc. (Bodden) (collectively, the Companies). The Companies are 100% owned by the same shareholder and are under common management.

  Nature of Business--The Companies are engaged in the coin operated laundry business throughout Florida. The majority of the Companies' customers are apartment complexes and laundromats. The Companies lease coin operated laundry equipment to their customers for percentages of the monies collected. The majority of the Companies purchases of coin route laundry equipment are from one supplier.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Unaudited Combined Interim Financial Statements--The accompanying combined financial information as of March 31, 1997 and for the three month periods ended March 31, 1996 and 1997 is unaudited. The interim financial statements have been prepared on the same basis as the accompanying annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

  Principles of Combined Financial Statements--The combined financial statements include the accounts of Sun Services and Bodden, including the 1996 Acquisitions (Note 3) from their respective acquisition dates. All significant intercompany transactions and balances have been eliminated in combination.

  Cash and Cash Equivalents--The Companies consider all highly liquid investments with original maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk--Financial instruments which potentially expose the Companies to concentrations of credit risk consist principally of trade receivables generated by the Companies as a result of the selling and leasing of laundry machines. To minimize this risk, ongoing credit evaluations of customer's financial condition are performed and reserves are maintained. The Companies typically do not require collateral.

  Inventory--Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

  Property and Equipment--Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred; expenditures for renewals and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the 1996 Acquisitions (Note 3). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range from five to seven years. Goodwill is amortized over fifteen years from the acquired companies respective dates of acquisition.

  Income Taxes--Sun Services and Bodden have elected to be taxed as "S corporations" as defined in the Internal Revenue Code. This results in the pass-through of any taxable income directly to the shareholder. Accordingly, no taxes are provided on the earnings attributable to the Companies.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

  Earnings Per Share--Given the capital structure of the Companies, historical earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statements.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS

  During 1996, the Companies acquired certain assets of a number of coin-operated laundry businesses (the 1996 Acquisitions). The 1996 Acquisitions were paid in cash, with the exception of the Coin Laundry Leasing acquisition, which also included a deferred note payable of $350. The 1996 Acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets and liabilities assumed was their fair market values on the respective acquisition dates. Purchase price in excess of the fair value of net assets acquired was allocated to goodwill. The Companies' combined financial statements includes the results of the 1996 Acquisitions from their respective acquisition dates. The 1996 Acquisitions purchase price allocation is summarized as follows:

                                                                      1996
                                                                  ACQUISITIONS
                                                                  ------------
Acquisition price, including non-compete payments and other
 direct acquisition costs........................................    $2,070
                                                                     ======
Fair market value of assets acquired:
  Inventory......................................................       110
  Coin-route equipment...........................................       485
  Other fixed assets.............................................        28
  Intangible assets:
    Non-compete..................................................        15
    Goodwill.....................................................     1,432
                                                                     ------
      Total......................................................    $2,070
                                                                     ======

  In connection with financing the 1996 Acquisitions, the Companies entered into a Credit Agreement on January 26, 1996 (Note 8).

  The pro forma effect of the 1996 Acquisitions was not material to the results of the Companies' historical operations or the Companies' historical financial position.

4. PREPAID COMMISSIONS OTHER CURRENT ASSETS

  Prepaid commissions other assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Prepaid commissions.............................................     $140
   Other receivables...............................................       40
   Prepaid insurance...............................................       29
   Other...........................................................       21
                                                                        ----
                                                                        $230
                                                                        ====

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                          ESTIMATED
                                                            LIFE    DECEMBER 31,
                                                           (YEARS)      1996
                                                          --------- ------------
   Coin-route equipment..................................      8       $2,708
   Furniture and fixtures................................      7          140
   Vehicles..............................................      5          189
   Computer equipment....................................      4           49
   Leasehold improvements................................    2-3           15
                                                                       ------
                                                                        3,101
   Less: accumulated depreciation........................               1,408
                                                                       ------
   Property and equipment, net...........................              $1,693
                                                                       ======

  Depreciation expense for the year ended December 31, 1996 was approximately $360.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Goodwill........................................................    $1,746
   Non-compete agreements..........................................       290
   Other...........................................................        18
                                                                       ------
                                                                        2,054
   Less: accumulated amortization..................................       514
                                                                       ------
   Intangible assets, net..........................................    $1,540
                                                                       ======


7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Accrued commissions.............................................     $218
   Accrued payroll.................................................       28
   Accrued interest and loan fees..................................       63
   Other...........................................................       74
                                                                        ----
                                                                        $383
                                                                        ====

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


8. LONG-TERM DEBT

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
   Note payable, 8% fixed interest, semi-annual principal pay-
    ments, due
    September 1, 1999.............................................    $  300
   Credit Agreement
     Line of credit...............................................       432
     Acquisition note.............................................       773
     Term loan A facility.........................................       917
     Term loan B facility.........................................       523
     Other........................................................        29
                                                                      ------
       Total long-term debt.......................................     2,974
     Less: current portion........................................       765
                                                                      ------
       Total......................................................    $2,209
                                                                      ======

CREDIT AGREEMENT

  In connection with the Companies 1996 Acquisitions (Note 3), the Companies entered into a new Credit Agreement in January of 1996. The Credit Agreement consists of a $700 Line of Credit; a $850 Acquisition Note; a $1,100 Term A Facility, payable in thirty-five equal monthly installments beginning March 1996; and a $584 Term Loan B Facility, payable in thirty-seven monthly installments of $6 beginning March 1996, with a balloon payment due April 1999. Borrowings under the Credit Agreement are restricted to only provide for working capital requirements of the Companies and fund future permitted acquisitions and capital expenditures. As of December 31, 1996, $346 was available to be borrowed under the Credit Agreement. The Credit Agreement expires in April of 1999.

  A portion of the proceeds from the Credit Agreement were used to pay down the Companies' outstanding debt under the previous credit facilities.

  Interest--Borrowings under the Credit Agreement bear interest at 1% above the banks prime interest rate (the "Prime Rate") (9.25% rate as of December 31, 1996). In addition, the Companies shall pay 3% of annual gross revenues generated by all permitted acquisitions financed by proceeds from the Acquisition Note.

  Termination--The Credit Agreement may be terminated at any time after the first two years without a penalty or premium. If borrowings under the Credit Agreement are pre-paid within the first two years, the Companies must pay a prepayment penalty of up to 2% of the total amounts available under the Credit Agreement. In addition, the Companies are required to pay the bank 3% of the average monthly gross revenues of the permitted acquisition multiplied by the number of months remaining in the term of the Credit Agreement.

  Amendment--In January of 1997, the Credit Agreement was amended to increase the borrowings available under the line of credit to $850.

  As of December 31, 1996, the scheduled future principal payments of long-term debt are as follows:

     1997................................................................ $  765
     1998................................................................    747
     1999................................................................  1,462
                                                                          ------
                                                                          $2,974
                                                                          ======

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

9. EMPLOYEE BENEFIT PLAN

  The Companies maintain a qualified profit sharing/401(k) plan (the "Plan") covering substantially all employees. The Companies' contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $4 for the year ended December 31, 1996.

10. COMMITMENT AND CONTINGENCIES

  Operating Leases--The Companies lease facilities under three non-cancelable operating leases. Total lease expense incurred for the year ended December 31, 1996 was approximately $74. These leases expire during fiscal 1998. The future minimum payments under these leases are $77 and $55 in 1997 and 1998, respectively.

  Guaranteed Commissions--The Companies operate coin laundry routes under various lease agreements in which the Companies are required to make minimum guaranteed commission payments to the respective property owners. During 1996, the Companies made guaranteed commission payments of approximately $150 as required under certain lease agreements.

  Litigation--The Companies are involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Companies ultimate liability, if any, under pending litigation would not materially affect their financial condition or the results of their operations.

10. RELATED PARTY

  Periodically, the Companies make loans to their sole shareholder. The balance of these shareholder loans is included on the accompanying balance sheet as due from shareholder. The due from shareholder balance at December 31, 1996 included approximately $36 of interest imputed at 6%.

11. SUBSEQUENT EVENT (UNAUDITED)

  On April 17, 1997, Mac-Gray Corporation acquired all of the outstanding common stock of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc., in exchange for 612,026 shares of its common stock ($7,797 approximate value), approximately $2,170 in cash, $850 of a deferred obligation and the assumption of outstanding indebtedness of the Companies of approximately $2,787.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and  Stockholders of Intirion Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Intirion Corporation and its subsidiary at June 30, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, Massachusetts
August 22, 1997

                              INTIRION CORPORATION

                           CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                    JUNE 30,
                                                 ----------------  DECEMBER 31,
                                                  1996     1997        1997
                                                 -------  -------  ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................... $   --   $   --     $   --
  Accounts receivables, net of allowance for
   doubtful accounts of $42, $18 and $91 at June
   30, 1996 and 1997 and December 31, 1997
   (unaudited), respectively....................   2,981    2,314      2,641
  Inventories...................................   3,240    4,322      4,631
  Prepaid expenses and other current assets.....     120       87        226
  Income tax receivable.........................     --        20         20
  Deferred income taxes.........................      23       23         23
                                                 -------  -------    -------
    Total current assets........................   6,364    6,766      7,541
                                                 -------  -------    -------
  Fixed assets, net.............................     432      645        666
  Rental equipment, net.........................   4,547    5,271      6,726
  Other assets, net.............................     795      816        928
  Deferred income taxes.........................     101      101        101
                                                 -------  -------    -------
    Total assets................................ $12,239  $13,599    $15,962
                                                 =======  =======    =======
LIABILITIES, REDEEMABLE STOCK AND WARRANTS AND
 STOCKHOLDERS' DEFICIT
Current liabilities:
  Demand line of credit......................... $ 3,374  $ 2,525    $ 4,742
  Amounts due under inventory credit line.......     --     3,694      2,241
  Current portion of subordinated notes
   payable......................................     134      153        160
  Accounts payable and accrued expenses.........   5,143    3,448      2,325
  Deferred rental revenue and customer
   deposits.....................................      95      102      2,552
  Income taxes payable..........................      38      --           5
                                                 -------  -------    -------
    Total current liabilities...................   8,784    9,922     12,025
                                                 -------  -------    -------
Subordinated notes payable......................     148      --         --
                                                 -------  -------    -------
Commitments (Note 16)...........................
Redeemable stock and warrants (Note 10).........   5,924    6,526      6,963
                                                 -------  -------    -------
Stockholders' deficit:
  Common stock, $.01 par value:
    Authorized--2,500,000 shares
    Issued--687,868 shares at June 30, 1996 and
     1997 and
     December 31, 1997
    Outstanding--676,173 shares at June 30, 1996
     and 1997 and 669,688 shares at December 31,
     1997 (unaudited)...........................       7        7          7
    Additional paid-in capital..................     899      899        899
    Accumulated deficit.........................  (3,354)  (3,586)    (3,734)
    Notes receivable from stock issuance........     (52)     (52)       --
                                                 -------  -------    -------
                                                  (2,500)  (2,732)    (2,828)
    Less--cost of 11,695 shares of common stock
     held in treasury at June 30, 1996 and 1997
     and 18,180 shares at December 31, 1997
     (unaudited)................................    (117)    (117)      (198)
                                                 -------  -------    -------
                                                  (2,617)  (2,849)    (3,026)
                                                 -------  -------    -------
Total liabilities, redeemable stock and
 warrants, and stockholders' deficit............ $12,239  $13,599    $15,962
                                                 =======  =======    =======

   The accompanying notes are an integral part of these financial statements

                              INTIRION CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                            SIX MONTHS ENDED
                                   YEAR ENDED JUNE 30,        DECEMBER 31,
                                 -------------------------  ------------------
                                  1995     1996     1997      1996      1997
                                 -------  -------  -------  --------  --------
                                                               (UNAUDITED)
Net product sales............... $13,573  $15,036  $20,034  $ 12,736  $ 11,789
Rental revenue..................   2,069    2,797    3,443     1,286     1,566
                                 -------  -------  -------  --------  --------
                                  15,642   17,833   23,477    14,022    13,355
                                 -------  -------  -------  --------  --------
Cost of product sales...........   9,296   10,247   13,870     8,824     7,908
Cost of rental revenue..........     556      832    1,271       430       563
                                 -------  -------  -------  --------  --------
                                   9,852   11,079   15,141     9,254     8,471
                                 -------  -------  -------  --------  --------
Gross profit....................   5,790    6,754    8,336     4,768     4,884
Selling, general and
 administrative expenses........   5,735    6,168    7,490     3,938     4,272
Restructuring expenses..........     276      --       --        --        --
                                 -------  -------  -------  --------  --------
Income (loss) from operations...    (221)     586      846       830       612
Interest expense, net...........     153      398      454       200       314
                                 -------  -------  -------  --------  --------
Income (loss) before income
 taxes..........................    (374)     188      392       630       298
Income tax expense..............      26       49       22        19         9
                                 -------  -------  -------  --------  --------
  Net income (loss)............. $  (400) $   139  $   370  $    611  $    289
                                 -------  -------  -------  --------  --------
  Accretion and dividends
   accrued on redeemable stock..    (456)    (486)    (602)     (301)     (437)
                                 -------  -------  -------  --------  --------
  Income (loss) available to
   common stockholders.......... $  (856) $  (347) $  (232) $    310  $   (148)
                                 =======  =======  =======  ========  ========
Income Per Share Data:
  Basic income (loss) per common
   share (Note 14).............. $ (1.31) $  (.48) $  (.30) $    .40  $   (.19)
                                 =======  =======  =======  ========  ========
  Dilutive income (loss) per
   common share
   (Note 14).................... $ (1.31) $  (.48) $  (.30) $    .34  $   (.19)
                                 =======  =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                              INTIRION CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                 COMMON STOCK
                          --------------------------    NOTE
                                          ADDITIONAL RECEIVABLE                          TOTAL
                          NUMBER OF  PAR   PAID-IN   FROM STOCK ACCUMULATED TREASURY STOCKHOLDERS'
                           SHARES   VALUE  CAPITAL    ISSUANCE    DEFICIT    STOCK      DEFICIT
                          --------- ----- ---------- ---------- ----------- -------- -------------
Balance at June 30,
 1994...................   644,068   $ 6     $752      $ --        (2,151)   $ --       $(1,393)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (456)                 (456)
Issuance of common stock
 pursuant to the
 exercise of options....    21,400     1       61        (62)
Net loss................                                             (400)                 (400)
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1995...................   665,468     7      813        (62)      (3,007)               (2,249)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (486)                 (486)
Issuance of common stock
 pursuant to the
 exercise of options....    13,400             52        (52)
Issuance of common stock
 pursuant to the
 exercise of warrants...     9,000             34                                            34
Purchase of treasury
 stock..................                                  62                  (117)         (55)
Net income..............                                              139                   139
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1996...................   687,868     7      899        (52)      (3,354)    (117)      (2,617)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (602)                 (602)
Net income..............                                              370                   370
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1997...................   687,868     7      899        (52)      (3,586)    (117)      (2,849)
Accretion and dividends
 accrued on redeemable
 stock (unaudited)......                                             (437)                 (437)
Purchase of treasury
 stock (unaudited)......                                  52                   (81)         (29)
Net income (unaudited)..                                              289                   289
                           -------   ---     ----      -----      -------    -----      -------
Balance at December 31,
 1997 (unaudited).......   687,868   $ 7     $899      $ --       $(3,734)   $(198)     $(3,026)
                           =======   ===     ====      =====      =======    =====      =======


   The accompanying notes are an integral part of these financial statements.

                             INTIRION CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH
                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA )

                                                             SIX MONTHS ENDED
                                    YEAR ENDED JUNE 30,        DECEMBER 31,
                                  -------------------------  ------------------
                                   1995     1996     1997      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIV-
 ITIES:
Net income (loss)...............  $  (400) $   139  $   370  $    611  $    289
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and amortization..      740    1,079    1,343       784       777
 Net (gain) loss on sale of
  rental equipment..............      (61)     (32)      68      (171)     (133)
 Proceeds from sales of rental
  equipment.....................      210      107      656       516       371
 Noncash interest income........      --        (5)     --        --        --
 Noncash interest expense.......      --       --       --         17         7
 Changes in operating assets and
  liabilities, net of the ef-
  fects of acquisitions:
 (Increase) decrease in accounts
  receivable....................    1,043   (1,630)     667       (78)     (327)
 (Increase) decrease in invento-
  ries..........................   (2,600)     603   (1,082)      940      (309)
 (Increase) decrease in prepaid
  expenses and other current as-
  sets..........................      (89)      74       33       (95)     (168)
 Increase in income tax receiv-
  able..........................      --       --       (20)      (78)      --
 Increase in other assets.......       (5)     (51)    (122)      (44)     (170)
 Increase (decrease) in accounts
  payable and accrued expenses..    1,260    1,954   (1,695)   (4,072)   (1,123)
 Increase (decrease) in income
  taxes payable.................       22       (4)     (38)      (33)        5
 Increase in deferred rental
  revenue and customer depos-
  its...........................       37       41        7     2,212     2,450
                                  -------  -------  -------  --------  --------
  Net cash provided by operating
   activities...................      157    2,275      187       509     1,669
                                  -------  -------  -------  --------  --------
CASH FLOWS FROM INVESTING ACTIV-
 ITIES:
Purchase of fixed assets........     (226)    (284)    (404)     (269)     (136)
Purchases of rental equipment...   (3,474)  (2,091)  (2,499)   (2,375)   (2,297)
Acquisition of business.........     (357)     --       --        --        --
                                  -------  -------  -------  --------  --------
  Net cash used for investing
   activities...................   (4,057)  (2,375)  (2,903)   (2,644)   (2,433)
                                  -------  -------  -------  --------  --------
CASH FLOWS FROM FINANCING ACTIV-
 ITIES:
Advances (payments) under demand
 line of credit, net............    3,080      294     (849)       89     2,217
Borrowings (payments) under in-
 ventory credit line............      --       --     3,694     2,046    (1,453)
Amounts advanced under employee
 notes..........................      --       (50)     --        --        --
Repayments of capital lease ob-
 ligations......................       (9)     --       --        --        --
Repayments of subordinated notes
 payable........................     (111)    (122)    (129)      --        --
Proceeds from issuance of common
 stock..........................      --        34      --        --        --
Payment of dividends on Series A
 redeemable convertible
 preferred stock................      --       (72)     --        --        --
                                  -------  -------  -------  --------  --------
  Net cash provided by financing
   activities...................    2,960       84    2,716     2,135       764
                                  -------  -------  -------  --------  --------
Net decrease in cash............     (940)     (16)     --        --        --
Cash, beginning of period.......      956       16      --        --        --
                                  -------  -------  -------  --------  --------
Cash, end of period.............  $    16  $   --   $   --   $    --   $    --
                                  =======  =======  =======  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash paid for interest.........  $   160  $   387  $   388  $    152  $    363
                                  =======  =======  =======  ========  ========
 Cash paid for income taxes.....  $   --   $    53  $    80  $    230  $      4
                                  =======  =======  =======  ========  ========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:

  During the year ended June 30, 1995, the Company issued 21,400 shares of common stock pursuant to the exercise of stock options in exchange for a promissory note in the amount of $62 (Note 11).

  During the year ended June 30, 1996, the Company issued 13,400 shares of common stock pursuant to the exercise of stock options in exchange for promissory notes in the amount of $52. The Company accepted 11,695 shares of common stock as payment for certain promissory notes and accrued interest in the amount of $117. (Note 11). The Company issued 90,000 shares of common stock subject to redemption pursuant to the exercise of warrants using a cashless exercise feature.

  During the six months ended December 31, 1997 (unaudited), the Company accepted 6,485 shares of common stock as payment for certain promissory notes and accrued interest in the amount of $81 (Note 11).

  The accompanying notes are an integral part of these financial statements.

                             INTIRION CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

1. NATURE OF BUSINESS

  Originally incorporated as MicroFridge, Inc., Intirion Corporation (the "Company") is engaged in the development, distribution, rental and sale of multi-purpose appliances to commercial and residential markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies followed in the preparation of these financial statements are as follows:

 Principles of Consolidation

  The consolidated financial statements include the accounts of Intirion Corporation and its wholly owned subsidiary, MFI Leasing, Inc. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue from product sales is recognized upon shipment of the product. Rental revenue is recognized ratably over the related contractual period, which is less than one year. The Company offers limited duration warranties for its products and, at time of sale, provides reserves for all estimated warranty costs.

  The Company sells its products primarily to academic institutions and the U.S. government. The Company rents its products primarily to academic institutions and students at academic institutions. Ongoing credit evaluations of customers' financial condition are performed, and collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Inventories

  Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and consist primarily of finished goods.

 Fixed Assets and Rental Equipment

  Fixed assets and rental equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Tooling costs are depreciated using the units-of-production method. Repair and maintenance costs are expensed as incurred.

 Intangible Assets

  Included in other assets are intangible assets (primarily customer lists) of $901 and $1,008 at June 30, 1996 and 1997, respectively, that were acquired by the Company. These intangible assets are being amortized on a straight-line basis ranging from 5 to 10 years. Accumulated amortization totaled $185 and $286 at June 30, 1996 and 1997, respectively.

 Marketing Costs

  The Company's marketing costs relating to rental revenue include direct response advertising campaigns conducted by the Company's marketing group which include payments for printing, postage and other costs

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

incurred to originate accounts. Based on the criteria established in SOP 93-7 "Reporting on Advertising Costs," the Company has expensed these costs as incurred. Amounts charged to advertising expense and included in selling, general and administrative expenses totaled $136, $444 and $698 for the fiscal years 1995, 1996 and 1997, respectively.

 Stock-based Compensation

  The Company accounts for stock-based compensation awards to employees in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations. Since it is the Company's policy to grant options with an exercise price equal to the fair value of the underlying stock on the grant date, no compensation cost has been recognized for employee options under the Company's stock option plan. In June 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-based Compensation" (Note 12).

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred taxes for the difference between the financial statement and tax bases of assets and liabilities utilizing current tax rates. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income (Loss) Per Common Share

  The Company accounts for income (loss) per share in accordance with Statement of Accounting Standard No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic income per share and diluted income per share ("EPS"). Basic EPS includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. Diluted EPS has been calculated using the treasury stock method.


 Reclassifications

  Certain prior year amounts have been reclassified to conform to the current year financial statement presentation. These reclassifications had no impact on net income for prior years.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial position of the Company at December 31, 1997 and the results of operations and cash flows of the Company for the six months ended December 31, 1996 and 1997 as presented in the accompanying financial statements. Results of operations for interim periods are not necessarily indicative of results of operations for the full fiscal year.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


3. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of accounts receivable, demand line of credit, amounts due under inventory credit line, accounts payable and accrued expenses, and subordinated debt approximate fair value, because of their short maturity or holding period.

4. RESTRUCTURING EXPENSE

  During the year ended June 30, 1995, the Company recorded a restructuring charge of approximately $276. The restructuring charge consisted primarily of termination payments paid to thirteen employees and other costs incurred as a part of the Company's plan to restructure its sales force. All amounts recorded in conjunction with this restructuring were paid prior to June 30, 1995.

5. FIXED ASSETS AND RENTAL EQUIPMENT

  Fixed assets, net consist of the following:

                                                                    JUNE 30,
                                                      DEPRECIABLE  ------------
                                                         LIVES     1996   1997
                                                     ------------- -----  -----
   Furniture and fixtures...........................   2-7 years   $ 192  $ 336
   Computer software and equipment..................   3-5 years     458    539
   Tooling costs.................................... 250,000 units   212    271
   Vehicles.........................................    5 years       10     10
                                                                   -----  -----
                                                                     872  1,156
   Less--Accumulated depreciation...................                (440)  (511)
                                                                   -----  -----
                                                                   $ 432  $ 645
                                                                   =====  =====

  The Company has entered into agreements to provide rental appliances to various customers. Rental equipment of $4,547 and $5,271 at June 30, 1996 and 1997, respectively, net of accumulated amortization of $1,437 and $2,168, respectively, represents equipment rented to various academic institutions and individuals under renewable contracts of various lengths. Rental equipment is being depreciated over the estimated useful life of the equipment of 7 years.

  Depreciation expense totaled $693, $988 and $1,242 for fiscal years 1995, 1996 and 1997, respectively. During 1997, the Company changed its estimate on the useful lives on furniture and fixtures to properly reflect the lives of newer assets purchased in 1996 and 1997. The effect of this change resulted in a reduction of 1997 depreciation expense of $81.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                     JUNE 30,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   Accounts payable............................................... $4,485 $2,823
   Bonus..........................................................    156    254
   Commission.....................................................     98    109
   Warranty.......................................................    131    128
   Other..........................................................    273    134
                                                                   ------ ------
                                                                   $5,143 $3,448
                                                                   ====== ======

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

7. DEMAND LINE OF CREDIT

  At June 30, 1996 and 1997 and December 31, 1997 (unaudited), the Company had outstanding borrowings of $3,374, $2,525 and $4,742, respectively, pursuant to a secured demand line of credit agreement with a bank that allows for maximum borrowings of $6,300 at June 30, 1997 and $7,500 at December 31, 1997 (unaudited). At June 30, 1996 and 1997, under the working capital component of the agreement, borrowings are restricted to the lesser of (i) $4,800 or (ii) the sum of (a) 80% of the eligible accounts receivable, as defined, and 50% of eligible inventory, as defined, and (b) 50% of issued and undrawn documentary purchase letters of credit advanced by the bank. The working capital component bears interest at 1% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.25%, 9.5% and 9.5% at June 30, 1996 and 1997 and December 31, 1997 (unaudited), respectively). At June 30, 1996 and 1997, under the rental asset component of the agreement, borrowings are restricted to the lesser of
(i) $1,500 or (ii) 70% of the eligible rental equipment, as defined, plus 50% of outstanding rental letters of credit advanced by the bank. The rental asset component bears interest at 1.5% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.75%, 10.0% and 10.0% at June 30, 1996 and 1997 and December 31, 1997 (unaudited), respectively). Interest expense in 1995, 1996 and 1997 totaled $124, $393 and $330, respectively. Borrowings under the line of credit agreement are secured by substantially all assets of the Company. On November 28, 1997, the Company amended the secured demand line of credit agreement to increase the borrowing bases to $5,500 and $2,000 relating to the working capital and rental asset components, respectively.

8. INVENTORY CREDIT LINE

  At June 30, 1997 and December 31, 1997 (unaudited), the Company had outstanding borrowings of $3,694 and $2,241, pursuant to a secured demand line with the Company's primary supplier relating to the purchase of finished goods. The line bears interest on balances greater than 30 days at prime rate plus 1% (9.5%) at June 30, 1997 and December 31, 1997 (unaudited). Interest expense totaled $93 for fiscal year 1997.

9. SUBORDINATED NOTES PAYABLE

  In connection with the acquisition of certain assets in 1994, the Company issued three non-interest bearing notes with an aggregate amount payable of $650. The notes are payable in four annual installments of $163, commencing in March 1995. As the notes are non-interest bearing, they were recorded by the Company at their present value on the date of acquisition using an interest rate of 10%. These notes are subordinate to the demand line of credit (see
Note 7).

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


10. REDEEMABLE STOCK AND WARRANTS

  Redeemable stock and warrants consist of the following:

                                                        JUNE 30,
                                                      ------------- DECEMBER 31
                                                       1996   1997     1997
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
Preferred stock, $.01 par value;
  Authorized--200,000 shares
  Issued and outstanding--100,000 senior redeemable
   preferred shares,
   at issuance cost plus accumulated accretion and
   accrued dividends of $480, $800 and $1,088 at June
   30, 1996 and 1997 and December 31, 1997
   (unaudited), respectively......................... $4,187 $4,507   $4,795
  Issued and outstanding--40,000 Series A redeemable
   convertible preferred shares, at issuance cost
   plus accumulated accretion and accrued dividends
   of $912, $1,194 and $1,343 at June 30, 1996 and
   1997 and December 31, 1997 (unaudited),
   respectively......................................  1,467  1,749    1,898
  Common stock put warrants..........................     75     75       75
  Common stock subject to redemption, $.01 par value,
   90,000 shares issued and outstanding at June 30,
   1996 and 1997 and December 31, 1997, respectively,
   at issuance cost plus accumulated accretion.......    195    195      195
                                                      ------ ------   ------
                                                      $5,924 $6,526   $6,963
                                                      ====== ======   ======

 Senior Redeemable Preferred Stock

  In April 1994, the Company issued 100,000 shares of Senior Redeemable Preferred Stock ("Senior Stock") with detachable common stock warrants to purchase 267,284 shares of common stock at $12.50 per share.

  The Company is required to redeem one third of the outstanding Senior Stock annually, over a three-year period beginning in April 1999 at a redemption price equal to $40.00 per share, plus accrued but unpaid dividends (the "Liquidation Value"). This redemption obligation is being accreted through April 2001 by charges to accumulated deficit. In the event of an initial public offering of the common stock of the Company subsequent to January 1, 1997 which yields gross underwriting proceeds of $10,000 (a "Qualified IPO"), the Company is required to redeem the Senior Stock at a redemption price per share equal to $40 per share plus all accrued and unpaid dividends. The Company may also be required to redeem the Senior Stock prior to April 1999 at the Liquidation Value upon the occurrence of certain defined events.

  Holders of the Senior Stock are initially entitled to one vote for each share of common stock which may be purchased by the common stock warrants held by the holders of the Senior Stock, subject to certain adjustments in the event the Senior Stock is redeemed. An affirmative vote of not less than two-thirds of the outstanding Senior Stock is required to approve certain actions, as defined in the Senior Stock agreement, by the Company.

  In the event of dissolution, liquidation or winding up of the Company, the holders of Senior Stock have liquidation preference over all other preferred and common stockholders and are entitled to $40.00 per share, plus accrued but unpaid dividends.

  Cumulative dividends of 6.0% per annum are payable when and if declared by the Board of Directors, upon mandatory redemption or upon liquidation. The Senior Stock Purchase Agreement requires the maintenance of certain financial and non-financial covenants, the more restrictive of which require the maintenance of specific levels of tangible net worth and limit the annual amount of common stock the Company may repurchase. Since

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

June 30, 1996, the Company has not been in compliance with certain covenants. Under the terms of the Senior Stock Purchase Agreement, the dividend rate increased by 2%. The Senior Stock has dividend preference over all other classes of stock. Cash dividends not to exceed $36 per year may be paid to the holders of the Series A Redeemable Convertible Preferred Stock under certain conditions, so long as a like dividend is paid to the holders of the Senior Stock. During 1996, cash dividends of $72 were paid to the holders of the Series A Redeemable Convertible Preferred Stock. The holders of the Senior Stock waived their rights to payment of a like dividend. No dividends were paid in 1997.

 Series A Redeemable Convertible Preferred Stock

  In connection with the issuance of the Senior Stock, the holders of the Series A Redeemable Convertible Preferred Stock ("Preferred Stock") agreed to extend the redemption period of the Preferred Stock. As a result, the holders of the Preferred Stock may require the Company to repurchase up to one third of the preferred shares per year during the period from April 22, 2002 through April 22, 2004. The repurchase price of such shares shall be: (i) the greater of (a) ten times the earnings per share (on a fully diluted basis) for the four quarters preceding the quarter such repurchase occurs or (b) if the Company has cumulative net income for the period January 1, 1992 through the redemption date of at least $1,000, $15.00 per share, plus interest compounded at 17% per annum plus (ii) any accrued but unpaid dividends. This redemption obligation has been calculated using an interest rate of 17%, compounded annually, plus accrued, but unpaid dividends and is being accreted through the redemption dates by charges to accumulated deficit.

  Each share of Preferred Stock may be converted at any time at the option of the stockholder into six shares of common stock of the Company. At June 30, 1997, the Company has reserved 240,000 shares of common stock for the conversion of all shares of the Preferred Stock.

  The holders of the Preferred Stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock could be converted. In addition, certain decisions and transactions, as described in the Preferred Stock agreement, require the approval of at least two-thirds of the preferred stockholders.

  In the event of the liquidation of the Company, the holders of the Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, an amount equal to the greater of (i) $15.00 per share, plus any accrued but unpaid dividends or (ii) an amount per share which would have been payable had each share been converted to common stock immediately prior to the dissolution of the Company.

  The holders of the Preferred Stock are entitled to receive cumulative dividends at an annual rate of $.90 per share.

COMMON STOCK PUT WARRANTS AND COMMON STOCK SUBJECT TO REDEMPTION

  In connection with the issuance of the Preferred Stock, the Company issued warrants for the purchase of 120,000 shares of common stock with an exercise price of $2.50 per share. These warrants were exercised in 1996 using a cashless exercise feature. The holders of this stock can require the Company to repurchase up to one third of the shares per year during the period from April 22, 2002 through April 22, 2004. The repurchase price of such shares is the greater of (a) ten times earnings per share (on a fully diluted basis) for the four quarters preceding the quarter such repurchase occurs or (b) the amount that would be paid as a liquidation distribution on the Preferred Stock, plus any accrued but unpaid dividends on the Preferred Stock. The Company's maximum future redemption obligation at June 30, 1997 is $370, which is being accreted through the redemption dates by charges to accumulated deficit.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  In connection with the issuance of the Senior Stock, the Company issued warrants for the purchase of 267,284 shares of common stock (the "Warrant Shares"). The warrants are exercisable at an initial price of $12.50 per share, subject to reduction upon the occurrence of certain events. For financial accounting purposes, a value of $75 was ascribed to the warrants. The holders of the warrants may require the Company to repurchase up to one third of the Warrant Shares per year during the period from April 22, 1999 through April 22, 2001. The repurchase price of such shares shall be the greater of (a) the book value of the Warrant Shares, as defined, (b) the average daily closing price for twenty days prior to the repurchase, if the common stock is publicly traded or (c) a third party sale value, less the exercise price of the warrant. In certain circumstances, the Company may also call the warrants prior to the repurchase period. At June 30, 1997, the Company had no future redemption obligation as management believed that the repurchase price of the Warrant Shares was approximately zero. In the event a redemption obligation arises, this redemption obligation will be accreted through the repurchase dates by charges to accumulated deficit.

11. STOCKHOLDERS' DEFICIT

 Common Stock Warrants

  In connection with the issuance of common stock during 1990, the Company issued warrants for the purchase of 9,000 shares of common stock at an exercise price of $3.75. These warrants were exercised during 1996.

  In connection with the issuance of subordinated debt in 1993, the Company issued warrants for the purchase of 37,500 shares of common stock. The warrants are exercisable at $5.00 per share and expire in March 1998. The value ascribed to the warrants was not significant.

  On April 26, 1994, the Company issued a warrant in conjunction with the acquisition of a business to purchase a total of 800 shares of its common stock. The warrant is exercisable at $8.00 per share and expires in April 2004. The value ascribed to the warrant was not significant.

  On April 30, 1997, the Company issued a warrant in conjunction with a sales agreement to purchase a total of 5,000 shares of its common stock at a price of $12.50 per share. The warrant is exercisable at the option of the holder over a vesting period of five years. The value ascribed to the warrant was not significant.


 Nonqualified Stock Options

  During 1989, the Company granted options to consultants of the Company to purchase 20,000 shares of common stock. The options are exercisable at $2.50 per share and expire on March 31, 1999. At June 30, 1997, all such options are exercisable. The value ascribed to the nonqualified stock options was not significant.

  At June 30, 1997, the Company has reserved 330,584 shares of common stock for issuance upon the exercise of the nonqualified options and the common stock warrants for common stock.

 Notes Receivable for Stock Issuance

  During 1995, the Company accepted a note receivable as consideration for the purchase of 21,400 shares of common stock, pursuant to the exercise of previously granted stock options. The note bears interest at 8% per annum and is secured on a full-recourse basis by all of the holder's personal assets. The Company accepted 6,295 shares with a value of $10.00 as payment of the note, plus accrued interest. These shares are included in treasury stock.

  During 1996, the Company accepted notes receivable as consideration for the purchase of 13,400 shares of common stock, pursuant to the exercise of previously granted stock options. The notes bear interest at 10% per

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

annum and are secured on a full-recourse basis by all of the holders' personal assets. During the six months ended December 31, 1997, the Company accepted 4,716 shares (unaudited) with a value of $12.50 per share as payment of these notes, plus accrued interest. These shares are included in treasury stock.

 Treasury Stock

  In addition to the item noted previously, treasury stock includes 5,400 shares of common stock with a value of $10.00 which were accepted as payment for an outstanding loan, plus accrued interest, to a former employee. During the six months ended December 31, 1997, the Company accepted 1,769 shares (unaudited) with a value of $12.50 per share as payment for an outstanding loan, plus accrued interest, to a former employee.

12. STOCK PLAN

  During 1989, the Board of Directors adopted the 1989 Stock Plan (the "Plan"). Under the Plan, directors, officers, employees and certain other individuals may be awarded shares of common stock or granted options and rights to purchase up to 200,000 shares of common stock of the Company. Options granted may be either incentive stock options or non-qualified options. In 1997, the Company amended the Plan to increase the number of shares of common stock available for grant to 225,000.

  Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair market value per common share on the date of such grant as determined by the Board of Directors (not less than 110% of such value in the case of holders of 10% or more of the total combined voting power of all classes of the Company's stock).

  Non-qualified options may be granted to any employee, officer, director or consultant at an exercise price per share of not less than the lesser of book value per common share or fifty percent of the fair market value per common share on the date of grant.

  Options under the Plan are exercisable over periods determined by the Board of Directors, not to exceed ten years from the date of grant. In the event of termination of the optionee's relationship with the Company, vested options not yet exercised terminate 90 days from the optionee's termination date.

  Option activity under the Plan during the years ended June 30, 1996 and 1997 are summarized as follows:

                                            YEAR ENDED JUNE 30,
                              -------------------------------------------------
                                       1996                     1997
                              ------------------------ ------------------------
                                           WEIGHTED                 WEIGHTED
                                           AVERAGE                  AVERAGE
                               SHARES   EXERCISE PRICE  SHARES   EXERCISE PRICE
                              --------  -------------- --------  --------------
Outstanding at beginning of
 period.....................   136,900      $ 6.07      148,950      $ 7.04
  Granted...................    37,200       10.00       51,750       11.14
  Exercised.................   (13,400)       3.91          --          --
  Cancelled.................   (11,750)       8.54      (26,700)       9.68
                              --------                 --------
Outstanding at period end...   148,950        7.04      174,000        7.82
                              ========                 ========
Options exercisable at pe-
 riod end...................    66,600        4.45       81,390        5.21
                              --------                 --------
Weighted average fair value
 of options granted during
 the period.................  $   2.42                 $   2.90
                              ========                 ========
Options available for future
 grants.....................    15,650                   15,600
                              ========                 ========

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  The following table summarizes information about employee options outstanding and exercisable at June 30, 1997:

                                                          WEIGHTED
                                                          AVERAGE
                                                         REMAINING
     RANGE OF                                 NUMBER    CONTRACTUAL    NUMBER
   EXERCISE PRICES                          OUTSTANDING LIFE (YEARS) EXERCISABLE
   ---------------                          ----------- ------------ -----------
   $ 0.25..................................     6,000         3         6,000
   $ 2.50..................................    22,000         3        16,760
   $ 3.75..................................    24,000         5        27,440
   $ 8.00..................................    29,700         7        17,220
   $10.00..................................    68,800         9        13,970
   $12.50..................................    23,500        10           --
                                              -------                  ------
                                              174,000                  81,390
                                              =======                  ======

FAIR VALUE DISCLOSURES

  Had compensation cost for the Company's option plan been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income on a pro forma basis would have been as follows:


                                                                     YEAR ENDED
                                                                      JUNE 30,
                                                                     -----------
                                                                     1996  1997
                                                                     ----- -----
   Net income
     As reported.................................................... $ 139 $ 370
     Pro forma......................................................   125   326

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1996 and 1997: dividend yield of 0.0% for both years; risk-free interest rates of 5.7% and 6.2% for 1996 and 1997, respectively; and a weighted-average expected option term of 5 years for both years. Because additional option grants are expected to be made each year and options vest over several years, the above pro forma results are not representative of pro forma effects of reported net income for future years.

13. INCOME TAXES

  Income tax expense is summarized as follows:

                                                                    YEAR ENDED
                                                                     JUNE 30,
                                                                  --------------
                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Current
     Federal..................................................... $16  $38  $16
     State.......................................................  10   11    6
   Deferred
     Federal..................................................... --   --   --
     State....................................................... --   --   --
                                                                  ---  ---  ---
                                                                  $26  $49  $22
                                                                  ===  ===  ===

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  Deferred tax assets and liabilities are as follows:

                                                                  YEAR ENDED
                                                                   JUNE 30,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Deferred tax assets:
     Net operating loss carryforwards........................... $1,037  $1,080
     Alternative minimum tax credit carryforwards...............    106      50
     Bad debt reserve...........................................     17       7
     Inventory reserve..........................................    --       37
     Rental asset reserve.......................................     17     --
     Amortization...............................................     53      53
                                                                 ------  ------
                                                                  1,230   1,227
   Deferred tax liabilities
     Depreciation and amortization..............................   (597)   (722)
     Deferred revenue...........................................     (6)    (11)
                                                                 ------  ------
                                                                   (603)   (733)
   Gross deferred tax assets....................................    627     494
   Deferred tax asset valuation allowance.......................   (503)   (370)
                                                                 ------  ------
   Net deferred tax asset....................................... $  124  $  124
                                                                 ======  ======

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. Statutory federal rate to pretax income as a result of the following differences:

                                                             YEAR ENDED
                                                              JUNE 30,
                                                          ------------------
                                                          1995   1996  1997
                                                          -----  ----  -----
   Income tax provision (benefit) at the Statutory U.S.
    tax rates............................................ $(127) $ 64  $ 134
   Increase (decrease) in rates resulting from:
     Change in valuation allowance.......................   133   (16)  (133)
     Nondeductible items.................................    13    (8)    15
     State taxes, net....................................     7     9      6
                                                          -----  ----  -----
     Income tax provision at the effective tax rates..... $  26  $ 49  $  22
                                                          =====  ====  =====

  At June 30, 1997, the Company has the following net operating loss carryforwards available to reduce future federal taxable income:

   Net operating loss carryforwards relating to losses incurred prior to
    November 30, 1990, utilization limited to $170 per year.............  $  386
   Net operating loss carryforwards relating to losses incurred in the year ending December 31, 1994 and June 30, 1997, utilization not re-
    stricted............................................................     330
   Net operating loss carryforwards relating to losses incurred in the six months ended June 30, 1995, utilization limited to $304 through
    2001................................................................   1,826
                                                                          ------
                                                                          $2,542
                                                                          ======

  Subsequent ownership changes could further affect the limitations in future years.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


14. INCOME (LOSS) PER SHARE DISCLOSURES

                                                       FOR THE YEAR ENDED JUNE 30,
                    ----------------------------------------------------------------------------------------------------
                                  1995                              1996                              1997
                    --------------------------------  --------------------------------  --------------------------------
                                               PER                               PER                               PER
                       LOSS        SHARES     SHARE     INCOME       SHARES     SHARE     INCOME       SHARES     SHARES
                    (NUMERATOR) (DENOMINATOR) AMOUNT  (NUMERATOR) (DENOMINATOR) AMOUNT  (NUMERATOR) (DENOMINATOR) AMOUNT
                    ----------- ------------- ------  ----------- ------------- ------  ----------- ------------- ------
Net income
 (loss)...........     $(400)                            $ 139                             $ 370
Less accretion and
 dividends accrued
 on redeemable
 stock............      (456)                             (486)                             (602)
                       -----                             -----                             -----
Loss available to
 common
 stockholders.....     $(856)      653,629    $(1.31)    $(347)      725,647    $(0.48)    $(232)      777,872    $(.30)
                       =====       =======    ======     =====       =======    ======     =====       =======    =====

                                        FOR THE SIX MONTHS ENDED DECEMBER 31,
                          -----------------------------------------------------------------
                                        1996                             1997
                          -------------------------------- --------------------------------
                                                     PER                              PER
                            INCOME       SHARES     SHARE    INCOME       SHARES     SHARES
                          (NUMERATOR) (DENOMINATOR) AMOUNT (NUMERATOR) (DENOMINATOR) AMOUNT
                          ----------- ------------- ------ ----------- ------------- ------
Net income .............     $ 611                            $ 289
Less accretion and divi-
 dends accrued on
 redeemable stock.......      (301)                            (437)
                             -----                            -----
Income (loss) available
 to common
 stockholders...........     $ 310       777,872     $.40     $(148)      777,872    $(.19)
                             =====       =======     ====     =====       =======    =====
EFFECT OF DILUTIVE SECU-
 RITIES
Put warrants............                  66,821
Nonqualified options....                  27,408
Warrants................                  18,910
Incentive stock op-
 tions..................                  16,592
                                         -------
Income available to
 common stockholders
 plus assumed
 conversions............     $ 310       907,603     $.34
                             =====       =======     ====

  Preferred Stock (Note 10) was not included in the computation of dilutive income (loss) per share for all periods presented because the effect of such inclusion would be anti-dilutive.

  Incentive and nonqualified stock options, put warrants and warrants to purchase an aggregate of 590,284, 494,334, 512,384, and 522,084 shares of common stock at June 30, 1995, 1996 and 1997 and December 31, 1997 (unaudited) at various exercises prices ranging from $.25 to $12.50 were outstanding at those dates but were not included in the computation of dilutive income (loss) per common shares because the effect of such inclusion would be anti-dilutive.

15. SIGNIFICANT CUSTOMER

  Net sales to a single customer totaled approximately $3,860 and $6,143 for years ended June 30, 1996 and June 30, 1997, respectively, or approximately 26% and 31%, respectively, of the Company's net product revenues. There was no one single customer which accounted for more than 10% of the Company's net product revenues during the year ended June 30, 1995.

16. LEASE COMMITMENTS

  The Company conducts a major part of its operations from leased facilities. These facility leases are classified as operating leases for financial accounting purposes. Rent expense under all of its operating leases

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

approximated $157, $113 and $155 for the years ended June 30, 1995, 1996 and 1997, respectively. Future minimum lease payments under all noncancellable leases are as follows:

       YEAR ENDED                                                   AGGREGATE
        JUNE 30,                                                  ANNUAL RENTAL
       ----------                                                 -------------
         1998....................................................     $229
         1999....................................................      233
         2000....................................................      238
         2001....................................................      177
         Thereafter..............................................       89

17. RETIREMENT SAVINGS PLAN

  In 1993, the Company adopted a defined contribution savings plan under
Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by the Company through June 30, 1997.

18. SUBSEQUENT EVENT (UNAUDITED)

  On December 22, 1997, the Company signed an Agreement and Plan of Merger with Mac-Gray Corporation. The acquisition was consummated on March 12, 1998 and was accounted for as a pooling of interests.

                SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  The following supplemental consolidated financial statements give effect to the business combination between the Company and Intirion Corporation ("Intirion") consummated on March 12, 1998 and accounted for as a pooling of interests. These supplemental financial statements will become the restated historical financial statements of the Company upon publication of the combined results of the companies covering a period subsequent to the combination. The supplemental financial statements assume that the business combination occurred at the earliest period presented. Due to the differing year ends of the Company and Intirion, financial information for dissimilar fiscal years has been combined in the supplemental consolidated financial statements. Intirion's results of operations for its three fiscal years ended June 30, 1997 were combined with the Company's results of operations for the three fiscal years ended December 31, 1997, respectively. Accordingly, Intirion's results of operations for the six months ended December 31, 1997 (including revenue and net income of $13,355,000 and $289,000, respectively) were not included in the consolidated statement of operations for the year ended December 31, 1997. Therefore, Intirion's net income for the six month period ended December 31, 1997 will be recorded as an adjustment to stockholders' equity in the first quarter of 1998.

  Supplemental consolidated earnings per share is based on the combined weighted average number of shares of common stock of the Company, and common stock issued by the Company to the former shareholders of Intirion.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Mac-Gray Corporation

  In our opinion, the accompanying supplementary consolidated balance sheet and the related supplementary consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mac-Gray Corporation at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts
January 30, 1998,
except as to the pooling of
interests with Intirion described in Note 1, which is as of March 12, 1998

                              MAC-GRAY CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 2,844  $ 3,774
  Trade receivables, net of allowance for doubtful accounts..    4,621    6,570
  Available-for-sale security................................      343      --
  Inventory..................................................    4,749    7,208
  Deferred income taxes......................................       23      571
  Prepaid commissions and other current assets...............    1,819    2,377
                                                               -------  -------
    Total current assets.....................................   14,399   20,500
  Property, plant and equipment, net.........................   36,891   43,615
  Intangible assets, net.....................................   12,207   28,648
  Prepaid commissions and other assets.......................    2,720    5,080
                                                               -------  -------
    Total assets.............................................  $66,217  $97,843
                                                               =======  =======
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long term debt..........................  $ 7,550  $ 7,922
  Current portion of capital lease obligations...............      251      476
  Accounts payable...........................................    8,399    7,825
  Accrued commissions........................................    4,940    5,585
  Accrued expenses...........................................    1,653    2,631
  Deferred revenues and deposits.............................       95      102
                                                               -------  -------
    Total current liabilities................................   22,888   24,541
Long-term debt...............................................   23,473    5,395
Long-term capital lease obligations..........................      193      491
Deferred income taxes........................................      546    5,329
Deferred retirement obligation...............................    1,156    1,052
Other liabilities............................................      --       429
Commitments and contingencies (Note 12)......................      --       --
Redeemable common stock, 612,026 shares......................      --     7,797
Senior reedemable preferred stock............................    4,187    4,507
Stockholder's equity:
  Preferred stock of Mac-Gray Corporation ($.01 par value,
   5,000,000 shares authorized, no shares issued and
   outstanding)..............................................      --       --
  Common stock of Mac-Gray Co., Inc. ($1 par value; 200,000
   shares authorized, 154,275 shares issued and outstanding
   at December 31, 1996).....................................      154      --
  Common stock of Mac-Gray Corporation ($.01 par value;
   30,000,000 shares authorized, 1,317,768 and 12,285,568
   shares issued and outstanding at December 31, 1996 and
   December 31, 1997, respectively)..........................       13      123
  Additional capital.........................................    3,902   52,524
  Retained earnings (deficit)................................   18,377   (4,345)
  Net unrealized gain on available-for-sale security, net of
   tax.......................................................      258      --
  Less: 54,275 shares held in treasury at cost...............   (8,930)     --
                                                               -------  -------
  Total stockholders' equity.................................   13,774   48,302
                                                               -------  -------
    Total liabilities, redeemable common stock and stockhold-
     ers' equity.............................................  $66,217  $97,843
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements

                              MAC-GRAY CORPORATION

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEARS ENDED
                                                          DECEMBER 31,
                                                    --------------------------
                                                     1995     1996      1997
Revenue............................................ $66,352  $82,260  $104,847
Cost of revenue....................................  46,411   59,199    75,912
                                                    -------  -------  --------
Gross profit.......................................  19,941   23,061    28,935
Operating expenses.................................  12,898   14,440    17,857
                                                    -------  -------  --------
Income from operations.............................   7,043    8,621    11,078
Interest expense, net..............................  (1,328)  (2,354)   (2,975)
Other income (expense), net........................      55      (87)      181
                                                    -------  -------  --------
Income before provision for income taxes...........   5,770    6,180     8,284
Provision for income taxes.........................    (400)    (514)   (5,228)
                                                    -------  -------  --------
Net income......................................... $ 5,370  $ 5,666  $  3,056
                                                    -------  -------  --------
Accretion and dividends on redeemable preferred
 stock.............................................     240      240       320
                                                    -------  -------  --------
Income available to common stockholders............ $ 5,130  $ 5,426  $  2,736
                                                    =======  =======  ========
Net income per common share........................ $  0.68  $  0.72  $   0.32
                                                    =======  =======  ========
Weighted average common shares outstanding.........   7,554    7,554     8,449
                                                    =======  =======  ========
Net income per common share--assuming dilution..... $  0.67  $  0.71  $   0.31
                                                    =======  =======  ========
Weighted average common shares outstanding--
 assuming dilution.................................   7,686    7,686     8,709
                                                    =======  =======  ========
UNAUDITED PRO FORMA TAX ADJUSTED DATA (NOTE 15):
  Income before provision for income taxes......... $ 5,770  $ 6,180  $  8,284
  Provision for income taxes.......................   2,484    2,446     3,179
                                                    -------  -------  --------
  Pro forma tax adjusted net income................ $ 3,286  $ 3,734  $  5,105
                                                    =======  =======  ========
  Pro forma tax adjusted net income available to
   common stockholders............................. $ 3,046  $ 3,494  $  4,785
                                                    =======  =======  ========
  Pro forma tax adjusted net income available to
   common stockholders per common share............ $  0.40  $  0.46  $   0.57
                                                    =======  =======  ========
  Pro forma tax adjusted net income available to
   common stockholders per common share-assuming
   dilution........................................ $  0.40  $  0.45  $   0.55
                                                    =======  =======  ========



   The accompanying notes are an integral part of these financial statements.

                              MAC-GRAY CORPORATION

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                           COMMON STOCK                                           TREASURY STOCK
                         -----------------                        NET UNREALIZED ------------------
                                                       RETAINED   GAINS (LOSSES)
                         NUMBER OF          ADDITIONAL EARNINGS    ON SECURITY,  NUMBER OF
                           SHARES    VALUE   CAPITAL   (DEFICIT)    NET OF TAX    SHARES     VALUE    TOTAL
                         ----------  -----  ---------- ---------  -------------- ---------  -------  --------
Balance, December 31,
 1994...................  1,472,043  $ 167   $ 1,489   $ 15,736       $ 262        52,000   $(8,384) $  9,270
 Net income.............        --     --        --       5,130         --            --        --      5,130
 Net change in
  unrealized gains
  (losses) on available-
  for-sale security, net
  of tax................        --     --        --         --           28           --        --         28
 Dividends..............        --     --        --      (3,395)        --            --        --     (3,395)
 Contribution of capi-
  tal...................        --     --      1,009        --          --            --        --      1,009
                         ----------  -----   -------   --------       -----      --------   -------  --------
Balance, December 31,
 1995...................  1,472,043    167     2,498     17,471         290        52,000    (8,384)   12,042
 Net income.............        --     --        --       5,426         --            --        --      5,426
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --          (32)          --        --        (32)
 Dividends..............        --     --        --      (4,520)        --            --        --     (4,520)
 Common stock redemp-
  tion..................        --     --        --         --          --          2,275      (546)     (546)
 Contribution of capi-
  tal...................        --     --      1,404        --          --            --        --      1,404
                         ----------  -----   -------   --------       -----      --------   -------  --------
Balance, December 31,
 1996...................  1,472,043    167     3,902     18,377         258        54,275    (8,930)   13,774
 Net income.............        --     --        --       2,736         --            --        --      2,736
 Elimination of capital
  structure (Note 1)....   (154,275)  (154)   (2,413)    (6,363)        --        (54,275)    8,930       --
 Reorganization of the
  Company (Note 1)......  6,367,800     64       --         (64)        --            --        --        --
 Sale of common stock...  4,600,000     46    45,128        --          --            --        --     45,174
 Contribution of capital
  (Note 3)..............        --     --      5,907     (5,907)        --            --        --        --
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --         (258)          --        --       (258)
 Dividends..............        --     --        --     (13,124)        --            --        --    (13,124)
                         ----------  -----   -------   --------       -----      --------   -------  --------
Balance, December 31,
 1997................... 12,285,568  $ 123   $52,524   $ (4,345)      $ --            --    $   --   $ 48,302
                         ==========  =====   =======   ========       =====      ========   =======  ========


   The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1995     1996     1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................ $ 5,370  $ 5,666  $ 3,056
    Adjustments to reconcile net income to net cash
     provided by operating activities:
    Depreciation and amortization...................   6,094    7,812   10,481
    (Gain) loss on sale of assets...................     (72)      11     (178)
    Deferred income taxes...........................      71       60    4,235
  Decrease (increase) in accounts receivable........   1,112   (2,207)  (1,905)
  (Increase) decrease in inventory..................  (2,737)     827   (2,149)
  (Increase) in prepaid expenses and other assets...  (1,480)  (1,331)  (3,009)
  Increase (decrease) in accounts payable, accrued
   commissions and accrued expenses.................   1,969    4,889     (65)
  Increase in deferred rental revenue and customer
   deposits.........................................      37       41        7
                                                     -------  -------  -------
    Net cash flows provided by operating activi-
     ties...........................................  10,364   15,768   10,473
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................  (8,121) (10,010) (11,584)
  Acquisition of businesses (Note 2)................  (1,178) (14,487) (12,196)
  Proceeds from sale of property and equipment......     347      159      656
  Proceeds from sale of securities..................     --       --       333
                                                     -------  -------  -------
    Net cash flows used in investing activities.....  (8,952) (24,338) (22,791)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt and capital lease
   obligations......................................  (2,610)  (2,293)  (3,658)
  Retirement of line of credit and term loan........     --    (5,378) (19,512)
  Advances on line-of-credit, net...................   4,407   18,541    4,668
  Contribution of capital and proceeds from sale of
   common stock.....................................   1,009    1,366   45,174
  Cash dividends paid...............................  (3,395)  (4,520) (13,124)
  Cash paid to repurchase shares of common stock....     --      (125)     --
  Cash paid for refinancing of long term debt.......     --       (75)    (300)
                                                     -------  -------  -------
    Net cash flows (used in) provided by financing
     activities.....................................    (589)   7,516   13,248
                                                     -------  -------  -------
Increase (decrease) in cash and cash equivalents....     823   (1,054)     930
Cash and cash equivalents, beginning of year........   3,075    3,898    2,844
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............. $ 3,898  $ 2,844  $ 3,774
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..................................... $ 1,321  $ 2,331  $ 3,272
  Income taxes paid.................................     242      437    1,116

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:

  During the year ended December 31, 1997, common stock with an approximate value of $7,797 was issued in connection with the Sun Services Acquisition. Such common stock is redeemable at a negotiated price pursuant to a contractual arrangement.

  The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  Supplemental Financial Information--The accompanying supplemental consolidated financial statements have been prepared to give retroactive effect to the acquisition of Intirion Corporation by Mac-Gray Corporation. This acquisition has been accounted for as a pooling of interests. On March 12, 1998, Intirion equity securities were exchanged for approximately 1.6 million shares of Mac-Gray common stock and approximately $1 million in cash. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for as a pooling of interests in financial statements that do not include the date of consummation; accordingly, these financial statements are supplemental information. The accompanying supplemental consolidated financial statements will become the historical consolidated financial statements of Mac-Gray Corporation after financial statements covering the date of consummation of the business combination are issued.

  Due to the differing year ends of Mac-Gray and Intirion, financial information for dissimilar fiscal years has been combined in the supplemental consolidated financial statements. Intirion's results of operations for its three fiscal years ended June 30, 1997 were combined with Mac-Gray's results of operations for the three fiscal years ended December 31, 1997, respectively and Intirion's balance sheet at June 30, 1997 and 1996 was combined with Mac-Gray's balance sheet at December 31, 1997 and 1996, respectively. Intirion's results of operations for the six months ended December 31, 1997 (including revenue and net income of $13,355,000 and $289,000, respectively) were not included in the consolidated statement of operations for the year ended December 31, 1997.

  Supplemental consolidated earnings per share is based on the combined weighted average number of shares of common stock of the Company, and common stock issued by the Company to the former shareholders of Intirion. The supplemental consolidated balance sheets reflect the issuance of shares of common stock of the Company in exchange for all of the outstanding common and common equivalent shares of Intirion.

  Revenues and net income (loss) for each of the two previously separate companies for the period prior to the Intirion Acquisition were as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1995     1996     1997
                                                       -------  ------- --------
     NET REVENUES:
     Mac-Gray......................................... $50,710  $64,427 $ 81,370
     Intirion.........................................  15,642   17,833   23,477
                                                       -------  ------- --------
                                                       $66,532  $82,260 $104,847
     NET INCOME (LOSS):
     Mac-Gray......................................... $ 5,770  $ 5,527 $  2,686
     Intirion.........................................    (400)     139      370
                                                       -------  ------- --------
                                                       $ 5,370  $ 5,666 $  3,056

  Basis of Presentation--The supplemental financial statements include the combined accounts of Mac-Gray Co., Inc. and Mac-Gray, L.P. On April 17, 1997, Mac-Gray Co., Inc. and Mac-Gray, L.P. were reorganized to create Mac-Gray Corporation (the "Parent"). The Parent acquired all of the outstanding common stock of Mac-Gray Co., Inc. and all of the outstanding limited partnership interest of Mac-Gray, L.P. in exchange for 6,367,800 shares of the Parent's common stock. Concurrently, Mac-Gray, L.P. was merged with and into Mac-Gray Co., Inc. which continued to operate as a wholly owned subsidiary of the Parent (collectively, the "Company"). The supplemental consolidated financial statements include the accounts of Mac-Gray Corporation, Intirion Corporation and their respective wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation. No material adjustments to net assets or results of operations were necessary to conform the accounting practices of Intirion to that of Mac-Gray. Certain reclassifications have been made to the financial statements of Intirion to conform with Mac-Gray's classifications.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  Description of the Business--The Company generates the majority of its revenue from card and coin route laundry rooms located in the Northeastern, Midwestern and Southeastern United States. The Company's principal customer base is the multi-housing market, which consists of apartments, condominium units, colleges and universities. The Company sells, services and leases commercial laundry equipment to commercial laundromats and institutions. Through Intirion, the Company is now also engaged in the development, distribution, rental and sale of multi-purpose appliances to commercial and residential markets. The Company sells its multi-purpose products primarily to academic institutions and the U.S. government, and also rents its products to academic institutions and the students at academic institutions. The majority of the Company's purchases of coin route laundry equipment and multi-purpose appliances are from two suppliers.

2. ACQUISITIONS

  In 1995, the Company acquired certain assets of Commercial Appliance, Inc. for $821 and recorded goodwill of approximately $564. During 1996, the Company acquired certain assets of six coin-operated laundry businesses or divisions for an aggregate purchase price of $15,561 and recorded goodwill of $10,184. Non-compete agreements valued at $1,250 were also recorded in 1996 in connection with these acquisitions. These acquisitions were accounted for using the purchase method of accounting. Pro forma financial information has not been provided for these acquisitions due to lack of historical financial data of the acquired entities.

  On April 17, 1997, the Company acquired in exchange for 612,026 shares of its common stock, (approximate value of $7,797), approximately $2,170 in cash, $850 of a deferred payment obligation, and assumption of approximately $2,787 in debt, each of Sun Services of America, Inc. and R. Bodden Coin-Op Laundry, Inc. (collectively, "Sun Services"). The shares of the Company's common stock are redeemable at the election of the shareholder. The redeemable common stock has been valued at a contractual put price of $12.74 per common share (which was in excess of market as of that date). The redemption feature of these shares expires on October 22, 2000. Sun Services of America, Inc. and R. Bodden Coin-Op Laundry were 100% owned by the same shareholder. The Parent acquired all of the outstanding capital stock of Sun Services, which was accounted for pursuant to the purchase method of accounting, and resulted in goodwill of approximately $11,600.

  The following supplemental pro forma financial information reflects the Sun Services Acquisition as if it occurred on January 1, 1996. For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to the Company.

                                                       UNAUDITED SUPPLEMENTAL
                                                     PRO FORMA RESULTS FOR THE
                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                         1996         1997
                                                     ------------ -------------
   Revenue.........................................  $     88,924 $     106,879
   Net Income......................................         5,819         3,209
   Pro Forma tax adjusted net income (Note 15).....         3,826         5,197
   Pro Forma tax adjusted net income available to
    common stockholders............................         3,586         4,877
   Pro Forma tax adjusted net income Per Share.....  $       0.47 $        0.58
   Pro Forma tax adjusted net income Per Share--as-
    suming dilution................................  $       0.47 $        0.56

  In October and November, 1997, the Company acquired certain assets of two additional coin-operated laundry businesses for approximately $7,150. These acquisitions were also accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets acquired was the fair market value on the respective acquisition dates. Purchase price in excess of the fair value of assets acquired was allocated to goodwill and amounted to approximately $6,228. Pro forma financial information for the October and November 1997 acquisitions has not been presented due to their insignificance in relation to the Company as a whole. The Company's supplemental consolidated financial statements include the results of the 1995, 1996, and 1997 acquisitions from their respective acquisition dates.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


3. INITIAL PUBLIC OFFERING OF COMMON STOCK

  Mac-Gray Corporation completed its initial public offering of 4,600,000 shares of common stock at $11 per share on October 22, 1997. The net proceeds from the sale of the common stock of $45,174 were used primarily to repay existing indebtedness outstanding under the Credit Facility (Note 9) and to fund a distribution of $9,000 of previously taxed but undistributed earnings to the Company's shareholders of record as of October 16, 1997. As a result of the initial public offering, the Company's S corporation status was terminated. Retained earnings of $5,907 as of that date were reclassified to additional paid-in capital to reflect additional contributions of capital by the S-corporation shareholders.

4. SIGNIFICANT ACCOUNTING POLICIES

  Cash, Cash Equivalents and Available-For-Sale Security--The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  The Company invests excess cash in repurchase agreements and other highly liquid short term investments. Accordingly, the investments are subject to minimal credit and market risk. All of the Company's investments are classified as available-for-sale. As such, unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

  Revenue Recognition--The Company recognizes coin route laundry revenue on the accrual basis. Rental revenue is recognized ratably over the related contractual period, which is less than one year. The Company recognizes revenue from product sales upon shipment of the products. The Company offers limited duration warranties on multi-purpose appliance products and, at the time of sale, provides reserves for all estimated warranty costs.

  Allowance for Doubtful Accounts--The Company maintains an allowance for doubtful accounts of $372 at December 31, 1996 and $508 at December 31, 1997.

  Concentration of Credit Risk--Financial instruments which potentially expose the Company to concentration of credit risk include trade receivables, generated by the Company as a result of its selling and leasing activities. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral.

  Fair Value of Financial Instruments--For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at December 31, 1996 and 1997, based upon terms currently available to the Company in financial markets.

  Inventories--Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market and consist primarily of finished goods.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Tooling costs are depreciated using the units-of-production method. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized.

  Coin route equipment-not yet placed in service--These assets represent laundry machines that management estimates will be installed in coin route laundry rooms and have not been purchased for commercial sale.

  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the acquisitions (Note 2). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which ranges from two to five years. Goodwill is amortized using the straight-line method over fifteen or twenty years from the acquired companies respective dates of acquisitions. Intangible assets also include customer lists which are being amortized on a straight-line basis ranging from five to ten years.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  Impairment of Long-Lived Assets--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Income Taxes--Mac-Gray Co., Inc. which elected S corporation status, and Mac-Gray, L.P. were "pass through" entities for income tax purposes prior to the reorganization on April 17, 1997. From April 17, 1997 through October 16, 1997, Mac-Gray Corporation also elected S corporation status. Accordingly, earnings and losses were included on the income tax returns of the respective equity owners through October 16, 1997. On October 16, 1997, the Company's S corporation status was terminated as a result of the initial public offering.

  The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the provisions of SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determined the amount of taxes payable currently or in future years. The classification of net current and non-current deferred tax assets or liabilities depend upon the nature of the related asset or liability. Deferred income taxes, net of any valuation allowance, are provided for temporary differences and operating loss carryforwards.

  Stock Compensation--The Company's stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In fiscal 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share--The Company accounts for earnings per share in accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 replaces APB Opinion No. 15 "Earnings Per Share" and requires the presentation of basic earnings per share and diluted earnings per share (EPS). Basic EPS includes no dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS under APB 15. Diluted earnings per share has been calculated using the treasury stock method and prior period earnings per share have been restated in accordance with SFAS 128. Net income per share gives effect to the exchange of shares between the Parent and the Company (Note 1).

  New Accounting Pronouncements--The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). In accordance with these statements, the Company plans to implement SFAS 130 which requires presentation of certain information related to comprehensive income and SFAS 131 which requires that certain additional information related to operating segments be reported during fiscal year 1998. The Company is currently reviewing the impact of these statements on its financial statements.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                 DECEMBER 31,
                                                    ESTIMATED   ---------------
                                                   USEFUL LIFE   1996    1997
                                                  ------------- ------- -------
   Coin route equipment.........................       10 years $58,610 $68,179
   Rental equipment.............................        7 years   5,984   7,439
   Buildings and improvements...................    15-32 years   6,531   7,388
   Furniture, fixtures and computer equipment...      2-7 years   4,712   5,967
   Trucks and autos.............................      3-5 years   1,786   2,610
   Tooling costs................................  250,000 units     212     271
   Land and improvements........................            --      309     309
                                                                ------- -------
                                                                 78,144  92,163
   Less: accumulated depreciation...............                 42,305  49,548
                                                                ------- -------
                                                                 35,839  42,615
   Coin route equipment, not yet placed in serv-
    ice.........................................                  1,052   1,000
                                                                ------- -------
   Property, plant and equipment, net...........                $36,891 $43,615
                                                                ======= =======

  Depreciation and amortization of property, plant and equipment totaled $5,170, $6,164 and $7,683 for the years ended December 31, 1995, 1996 and
1997, respectively.

  At December 31, 1996 and 1997, trucks and autos includes $1,449 and $2,284, respectively, of capital leased equipment with an accumulated amortization balance of $1,052 and $1,307, respectively.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
   Goodwill.................................................... $10,348 $28,208
   Covenants-not-to-compete....................................   2,549   2,869
   Customer lists..............................................     901   1,008
   Other.......................................................     153     451
                                                                ------- -------
                                                                 13,951  32,536
   Less: accumulated amortization..............................   1,744   3,888
                                                                ------- -------
   Intangible assets, net...................................... $12,207 $28,648
                                                                ======= =======

  Amortization expense associated with the above intangible assets amounted to $697, $932 and $1,912 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Accrued interest.............................................. $  134 $  101
   Accrued salaries..............................................    332    596
   Warranty......................................................    131    128
   Current portion of deferred retirement obligation.............    104    104
   Current portion of deferred payment obligation................    --     392
   Other.........................................................    952  1,310
                                                                  ------ ------
                                                                  $1,653 $2,631
                                                                  ====== ======

8. DEFERRED RETIREMENT OBLIGATION

  The deferred retirement obligation at December 31, 1996 and 1997 relates to payments due to a shareholder of the Company in connection with a retirement agreement which provides for annual payments of $104 until the death of the shareholder. The liability at December 31, 1996 and 1997 has been estimated based upon the life expectancy of the shareholder utilizing actuarial tables.

9. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                                --------------
                                                                 1996    1997
                                                                ------- ------
   Credit agreement and revolving credit facility.............. $21,042 $2,525
   Unsecured notes payable to former shareholders:
     Variable rate note, lesser of prime rate plus 2% or 9%,
      quarterly principal payments beginning January 1, 1996
      (9% at December 31, 1997)................................   3,360  2,560
   Fixed rate notes, 8.4% interest rate, due September 1, 1997
    and June 1, 2000...........................................   2,046    746
   Discount note, 6% imputed interest rate (estimated fair
    market rate), quarterly installments, due December 31,
    2003.......................................................   2,613  2,239
   Fixed note, 8.75% interest rate, due January 1, 2001........     421    317
   Note payable, 11.5% fixed interest rate, monthly principal payments,
    due September 1, 1999......................................     249    172
   Acquisition note payable, 8% imputed interest rate
    (estimated fair
    market rate), monthly payments, due May 31, 2006...........   1,010    911
   Acquisition note payable, 10% imputed interest rate, annual
    installments, due March, 1999..............................     282    153
   Demand line of credit with primary supplier, 9.5% variable
    interest rate, at December 31, 1997........................     --   3,694
                                                                ------- ------
       Total long-term debt....................................  31,023 13,317
   Less: current portion.......................................   7,550  7,922
                                                                ------- ------
                                                                $23,473 $5,395
                                                                ======= ======

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


 Credit Agreement and Revolving Credit Facility

  On April 17, 1997, the outstanding debt under the 1996 Credit Agreement and Revolving Credit Facility was refinanced under terms of an amended and restated agreement (the Senior Secured Credit Facility). The Senior Secured Credit Facility provides for borrowings under (i) a revolving line of credit and term loan facility and (ii) a revolving working capital line of credit facility of up to $45,000 and $5,000, respectively. Outstanding indebtedness under the Senior Secured Credit Facility bears interest at the Company's option, at a rate equal to the prime rate plus .5% or LIBOR plus 2.5% with the margin over the prime rate and LIBOR decreasing after October 22, 1997 due to the initial public offering of the Company's common stock (Note 3) to the prime rate less .5% or LIBOR plus 2.0%. The Senior Secured Credit Facility restricts payments of dividends and other distributions, restricts the Company from making certain acquisitions and incurring indebtedness, and requires it to maintain certain financial ratios. The Senior Secured Credit Facility is secured by pledges of assets of the Parent and its subsidiaries. The Senior Secured Credit Facility provides for the issuance of standby letters of credit of up to $15,000 in the aggregate. At December 31, 1997, outstanding letters of credit amounted to $1,302. There is no outstanding balance on the Senior Secured Credit Facility at December 31, 1997. The interest rate for the Senior Secured Credit Facility at December 31, 1997 was 8.0%.

  Through Intirion the Company also had outstanding borrowings pursuant to a secured demand line of credit agreement with a bank that allows for maximum borrowings of $7,500 at December 31, 1997. Under the working capital component of the agreement, borrowings are restricted to the lesser of (i) $4,800 or
(ii) the sum of (a) 80% of Intirion's eligible accounts receivable, as defined, and 50% of Intirion's eligible inventory, as defined, and (b) 50% of issued and undrawn documentary purchase letters of credit advanced by the bank. The working capital component bears interest at 1% plus the greater of
(i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.25%, and 9.5% for fiscal 1996 and 1997, respectively). Under the rental asset component of the agreement, borrowings are restricted to the lesser of (i) $1,500 or (ii) 70% of Intirion's eligible rental equipment, as defined, plus 50% of outstanding rental letters of credit advanced by the bank. The rental asset component bears interest at 1.5% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.75%, and 10.0% for fiscal 1996 and 1997, respectively). Borrowings under the line of credit agreement are secured by substantially all assets of Intirion Corporation. On November 28, 1997, the Company amended the secured demand line of credit agreement to increase the borrowing bases to $5,500 and $2,000 relating to the working capital and rental asset components, respectively.

  In connection with the financing of the 1996 Acquisitions (Note 2), the Company entered into a Credit Agreement with a bank which provided for borrowings under a Revolving Line of Credit, Working Capital Line of Credit and Acquisition Line of Credit of up to $14,000, $1,500 and $4,000, respectively. Borrowings under the Credit Agreement were restricted to providing working capital requirements of the Company and funding future acquisitions.

  During June 1996, the Company entered into an agreement with a bank which provided a Revolving Credit Facility with aggregate borrowings of up to $4,500. As of December 31, 1996, $2,893 was available to be borrowed under the Revolving Credit Facility. A portion of the proceeds from the Credit Agreement and the Revolving Credit Facility were used to pay the balance of the Bank Note and Line of Credit outstanding prior to the refinancing of the Company.

  The Credit Agreement and the Revolving Credit Facility provided for the issuance of standby letters of credit up to $2,200 in the aggregate. At December 31, 1996, outstanding letters of credit amounted to $1,526.

  Borrowings under the 1996 Credit Agreement and the Revolving Credit Facility bore interest, at the Company's option, at either (1) the banks' prime interest rate (the "Prime Rate") or (2) 2.5% plus the rate at which certain Eurodollar deposits were offered in the interbank Eurodollar market (the "LIBOR Rate") or (3) 2.5% plus the rate at which funds were offered in the secondary markets (the "Cost of Funds Rate").

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


 Future Payments

  As of December 31, 1997, the scheduled future principal payments of long-term debt are as follows:

   1998................................................................. $ 7,922
   1999.................................................................   1,401
   2000.................................................................   2,088
   2001.................................................................     887
   2002.................................................................     602
   Thereafter...........................................................     417
                                                                         -------
                                                                         $13,317
                                                                         =======

10. INCOME TAXES

  On October 16, 1997, the Mac-Gray Corporation's S corporation status was automatically terminated due to the initial public offering (Note 3). As a result, the current year provision includes a charge of $4,037 to provide for net deferred tax liabilities resulting from the change in income tax status from an S corporation to a C corporation, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The following information relates to temporary differences at October 16, 1997, for which a deferred tax provision was not provided for until the Company's termination of its S corporation status.

   Accounts receivable................................................     (627)
   Fixed assets.......................................................   16,051
   Deferred compensation..............................................   (3,415)
   Other..............................................................     (147)
                                                                       --------
     Total............................................................ $ 11,862
                                                                       ========

  Prior to October 16, 1997, the historical income tax provision for Mac-Gray Corporation was established only to provide for income taxes in states that do not recognize Subchapter S corporations, using a statutory income tax rate of 6%. The effective rate differed from the statutory rate in 1996 and 1997 (prior to October 16, 1997) due to meals and entertainment expenses and goodwill amortization recorded for book purposes that are not deductible for income tax purposes. In addition to the aforementioned items, the Company's 1996 effective tax rate differs from the statutory tax rate due to taxable losses generated by Mac-Gray, L.P. for which only a 10% tax benefit (equivalent to Mac-Gray Co., Inc.'s general partnership interest in Mac-Gray, L.P.) was recognized by the Company.

  The provision for state and federal income taxes of the Company consists of the following:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                               ----------------
                                                               1995 1996  1997
                                                               ---- ---- ------
   Current state income tax................................... $315 $416 $  460
   Deferred state income tax..................................   69   60    505
   Current federal income tax.................................   16   38    533
   Deferred federal income tax................................  --   --   3,730
                                                               ---- ---- ------
     Total income taxes....................................... $400 $514 $5,228
                                                               ==== ==== ======

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities at December 31:

                                                                   1996   1997
                                                                  ------ ------
   Deferred tax assets:
     Net operating loss carryforwards............................ $1,037 $1,080
     Alternative minimum tax credit carryforwards................    106     50
     Accounts receivable.........................................     57    376
     Deferred compensation.......................................    202  1,366
     Amortization................................................     53     53
     Other.......................................................     50     86
                                                                  ------ ------
                                                                   1,505  3,011
                                                                  ------ ------
   Deferred tax liabilities:
     Fixed assets................................................  1,512  7,341
     Other.......................................................     13     58
                                                                  ------ ------
                                                                   1,525  7,399
                                                                  ------ ------
   Excess of deferred tax liabilities over deferred tax assets...     20  4,388
   Deferred tax asset valuation allowance........................    503    370
                                                                  ------ ------
   Net deferred tax liability.................................... $  523 $4,758
                                                                  ====== ======

  A valuation allowance has been applied against deferred tax assets at December 31, 1996 and 1997, respectively, as it is considered more likely than not that such assets will not be realized.

  As Mac-Gray Corporation maintained its S corporation election through October 16, 1997, the provision for income taxes recorded for the year ended December 31, 1997 differs significantly from the amount of income taxes determined by applying the applicable U.S. statutory federal income tax rate to consolidated pretax income. For the period subsequent to the termination of the S corporation, the statutory income tax rate differed from the effective rate primarily as a result of the following differences:

                                                                            %
                                                                           ----
   Taxes computed at federal statutory rate............................... 34.0%
   State income taxes, net of federal benefit.............................  2.3
   Other.................................................................. (1.0)
                                                                           ----
     Income tax provision................................................. 35.3%
                                                                           ====

  The current provision for income taxes recorded for fiscal 1997 includes $314 in tax while Mac-Gray Corporation was an S corporation and $657 in tax for the period subsequent to the termination of the S corporation election. The current provision for income taxes recorded for fiscal 1997 also includes $22 in tax related to Intirion Corporation (Note 1), a C Corporation.

  At December 31, 1997, the Company had the following net operating loss carryforwards available to reduce certain future federal taxable income:

   Net operating loss carryforwards relating to certain losses incurred prior to November 30, 1990.......................................... $  386
   Net operating loss carryforwards relating to certain losses incurred
    in the year ending December 31, 1994 and June 30, 1997..............    330
   Net operating loss carryforwards relating to certain losses incurred in the year ended December 31, 1995.................................  1,826
                                                                         ------
                                                                         $2,542
                                                                         ======

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Subsequent ownership changes could further affect the limitations in future years.

11. STOCKHOLDERS EQUITY

  On January 1, 1996, the Company redeemed 2,275 shares of its common stock at $240 per share from minority shareholders. The aggregate redemption price was $546, consisting of cash in the amount of $125 and the issuance of five-year promissory notes in the amount of $421, bearing interest at 8.75% per year.

  In April 1994, Intirion Corporation issued 100,000 shares of Senior Redeemable Preferred Stock. Such securities are recorded at issuance cost plus accumulated accretion and accrued dividends of $480 and $800 at December 31, 1996 and 1997, respectively. The Company was required to redeem one third of the outstanding Senior Stock annually, over a three-year period beginning in April 1999 at a redemption price equal to $40.00 per share, plus accrued but unpaid dividends. This redemption obligation was being accreted through April 2001 by charges to retained earnings (deficit). Cumulative dividends of 6.0% to 8.0% per annum were payable when and if declared by the Board of Directors, upon mandatory redemption or upon liquidation. No dividends were paid in 1996 or 1997. Subsequent to year-end and in conjunction with the merger between the Company and Intirion Corporation, on March 12, 1998, the Senior Redeemable Preferred Stock was exchanged for approximately $1 million in cash and 275,224 shares of Mac-Gray common stock (Note 1).

12. COMMITMENTS AND CONTINGENCIES

  Leases--The Company leases certain equipment and facilities under non-cancelable operating leases. The Company also leases certain vehicles under capital leases.

  Future minimum lease payments under non-cancelable operating and capital leases consist of the following:

    YEAR ENDED                                                CAPITAL OPERATING
   DECEMBER 31,                                               LEASES   LEASES
   ------------                                               ------- ---------
      1998................................................... $  538   $  608
      1999...................................................    389      535
      2000...................................................    133      456
      2001...................................................    --       243
      Thereafter.............................................    --        89
                                                              ------   ------
      Future lease payments..................................  1,060   $1,931
                                                                       ======
      Less: amount representing interest (8.5% at December
       31, 1997).............................................     93
                                                              ------
                                                                 967
      Present value future minimum lease payments less
       amounts due within one year...........................    476
                                                              ------
      Amounts due after one year............................. $  491
                                                              ======

  Rent expense incurred by the Company under non-cancelable operating leases totaled $280, $369 and $675 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Guaranteed Commission Payments--The Company operates coin laundry routes under various lease agreements in which the Company is required to make minimum guaranteed commission payments to the

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

respective property owners. The following is a schedule by years of future minimum guaranteed commission payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year as of December 31, 1997:

   1998.................................................................. $1,633
   1999..................................................................  1,395
   2000..................................................................  1,375
   2001..................................................................    826
   2002..................................................................    735
   Thereafter............................................................  1,876
                                                                          ------
                                                                          $7,840
                                                                          ======

  Guarantee of Indebtedness--At December 31, 1997, Mac-Gray Co., Inc. is a guarantor on a line-of-credit for a customer in the amount of $706. The customer has incurred substantial losses. While the guarantee is secured by a pledge of the borrowing company's assets, it is uncertain if those assets and profits from continuing operations will be adequate to retire the line-of-credit. The Company has recorded a reserve of $250 at December 31, 1997 for estimated losses on this guarantee. In management's opinion, the range of the estimated loss to be incurred in connection with the Company's guarantee of the customer's line-of-credit in excess of the amount recorded at December 31, 1997 will not have a material adverse impact on the results of operations or the financial position of the Company.

  Litigation--The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

13. EMPLOYEE BENEFIT AND STOCK PLANS

  Retirement Plans--The Company maintains a qualified profit-sharing/401(k) plan (the Plan) covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $535, $532 and $285 for the years ended December 31, 1995, 1996 and 1997, respectively.

  1997 Stock Option and Incentive Plans--In December, 1996, the Board of Directors of Mac-Gray Co. adopted, and the stockholders approved, the Mac-Gray Co., Inc. 1996 Stock Option and Incentive Plan (the Predecessor Plan). On April 7, 1997, the Board of Directors adopted and the Company's stockholders approved the 1997 Stock Option and Incentive Plan for the Company (the 1997 Stock Plan). The 1997 Stock Plan is designed and intended as a performance incentive for officers, employees, consultants and directors to promote the financial success and progress of the Company. All officers, employees and independent directors are eligible to participate in the 1997 Stock Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights.

  On December 30, 1996, Mac-Gray Co. granted 556,350 options to purchase shares of common stock with an exercise price of $9.99 per share pursuant to the Predecessor Plan. Concurrent with the reorganization of the Company, the options issued pursuant to the Predecessory Plan were assumed by the Company under the 1997 Stock Plan, and the Predecessory Plan was terminated. The options assumed by the Company under the 1997 Plan were reflective of the exchange of common stock between the Parent and Mac-Gray Co., Inc. The exercise price of the options was adjusted to $8.80 in August 1997, in order to restore the economic position of the option holders as a result of the $9,000 distribution (Note 3). The change in the exercise price of these options has been

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

reflected as a cancellation of the $9.99 options and a grant of the $8.80 options on the following option rollforward. Employee options vest so that twenty percent (20%) of the options will become exercisable on each of the first through fifth anniversaries of the date of grant of the options. In the event of termination of the optionees' relationship with the Company, options not yet exercised terminate within 90 days. The 1997 Stock Plan also provided for the automatic grant to each of the four independent directors to purchase 1,000 shares of common stock. The non-qualified options granted to independent directors were exercisable immediately and will terminate on the tenth anniversary of the grant. The exercise prices were determined by the Board of Directors to be the fair market value of the shares underlying the options on the respective dates of the grants. Other than the stock option grants, there were no other grants of equity-based compensation awards during 1996 and 1997.

  The 1997 Stock Plan provides for the issuance of up to the greater of 750,000 shares of common stock or ten percent of the then outstanding shares of common stock. Subsequent to the initial public offering (Note 3), a total of 1,157,982 shares of common stock are reserved for issuance under the 1997 Stock Plan, of which 638,590 shares are subject to outstanding options and 519,392 remain available for issuance.

  The following is a summary of stock option plan activity.

                                                   1996             1997
                                             ---------------- ------------------
                                                     WEIGHTED           WEIGHTED
                                                     AVERAGE            AVERAGE
                                                     EXERCISE           EXERCISE
                                             SHARES   PRICE    SHARES    PRICE
                                             ------- -------- --------  --------
   Outstanding, beginning of year...........     --   $  --    556,350   $ 9.99
   Granted.................................. 556,350  $ 9.99   649,840   $ 8.88
   Exercised................................     --   $  --        --    $  --
   Canceled.................................     --   $  --   (556,350)  $ 9.99
   Forfeited................................     --   $  --    (11,250)  $ 8.89
                                             -------  ------  --------   ------
   Outstanding, end of year................. 556,350  $ 9.99   638,590   $ 8.88
                                             =======  ======  ========   ======

                              OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                     ------------------------------------- --------------------
                                     WEIGHTED     WEIGHTED             WEIGHTED
    RANGE OF           NUMBER        AVERAGE      AVERAGE    NUMBER    AVERAGE
    EXERCISE         OUTSTANDING    REMAINING     EXERCISE EXERCISABLE EXERCISE
    PRICES           AT 12/31/97 CONTRACTUAL LIFE  PRICE   AT 12/31/97  PRICE
    --------         ----------- ---------------- -------- ----------- --------
   $8.80--$9.25.....   634,590           9         $ 8.86    109,470    $ 8.80
   $11.00--$16.06...     4,000          10         $12.27      4,000    $12.27
                       -------         ---         ------    -------    ------
                       638,590           9         $ 8.88    113,470    $ 8.92
                       =======         ===         ======    =======    ======

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation." The Company continues to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion 25. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and net income per share would have been reduced to $2,684 in 1997, or $0.28 per share compared to reported net income of $3,056, or $0.32 per share and $0.31 per share-assuming dilution.

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Fair value of options granted at grant date................ $  3.10  $  3.61
   Risk free interest rate....................................       6%       6%
   Expected option term--Employees............................ 7 years  7 years
   Expected option term--independent directors................     --   3 years
   Expected volatility........................................     --        50%
   Option valuation method....................................   Black-Scholes
                                                                option-pricing
                                                                         model

  In accordance with the provisions of SFAS 123, a volatility assumption was not used to calculate the fair value of options granted prior to the Company's initial public offering.

  Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

14. EARNINGS PER SHARE

                                                  FOR THE YEAR ENDED 1997
                                              --------------------------------
                                                                         PER-
                                                INCOME       SHARES     SHARE
                                              (NUMERATOR) (DENOMINATOR) AMOUNT
                                              ----------- ------------- ------
Net Income...................................   $3,056
Less: Accretion and dividends on redeemable
 preferred stock.............................     (320)
                                                ------
Net income per common share:
  Income available to common stockholders....   $2,736        8,449     $0.32
                                                ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                   128
  Contingent shares..........................                   132
                                                              -----
Net income per common share-assuming dilu-
 tion:
  Income available to common stockholders....   $2,736        8,709     $0.31
                                                ======        =====     =====

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  FOR THE YEAR ENDED 1996
                                              --------------------------------
                                                                         PER-
                                                INCOME       SHARES     SHARE
                                              (NUMERATOR) (DENOMINATOR) AMOUNT
                                              ----------- ------------- ------
Net Income...................................   $5,666
Less: Accretion and dividends on redeemable
 preferred stock.............................     (240)
                                                ------
Net income per common share:
  Income available to common stockholders....   $5,426        7,554     $0.72
                                                ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                   --
  Contingent shares..........................                   132
                                                              -----
Net income per common share--assuming dilu-
 tion:
  Income available to common stockholders....   $5,426        7,686     $0.71
                                                ======        =====     =====

15. UNAUDITED PRO FORMA TAX ADJUSTED DATA

  Statement of Income--Unaudited pro forma tax adjusted data reflects adjustments to the consolidated statement of income for year ended December 31, 1997. Such adjustments consider the effect of the Company's operations as if the Company was subject to federal and state income taxes on a corporate level. Accordingly, the pro forma income tax provision and pro forma net income have been calculated as if the Company was subject to income taxation as a C corporation during the entire year.

16. SUBSEQUENT EVENTS--UNAUDITED


  On March 4, 1998, the Company entered into a Stock and Asset Purchase Agreement pursuant to which Mac-Gray will acquire one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation. The purchase price, which is subject to certain adjustments, will be approximately $33.5 million. The acquisition is expected to be accounted for as a purchase transaction and is expected to close in the second quarter of 1998.

  On March 31, 1998, the Company entered into a Stock Purchase Agreement pursuant to which Mac-Gray will acquire one hundred percent of the outstanding capital stock of Copico, Inc., a provider of card and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York and Florida. The purchase price will be approximately $10.95 million in cash, less the assumption of certain debt, and 250,000 shares of Mac-Gray Common Stock. The acquisition will be accounted for as a purchase transaction and is expected to close during the second quarter of 1998.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the Shares, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Commission's registration fee, the NASD filing fee and the NYSE listing fee:

      NATURE OF EXPENSE                                                  AMOUNT
      -----------------                                                  ------
      Commission registration fees...................................... $1,176
      NYSE listing fee..................................................      *
      Legal fees and expenses...........................................      *
      Accounting fees and expenses......................................      *
      Blue Sky fees and expenses (including legal fees).................      *
      Printing expenses.................................................      *
      Transfer agent fee................................................      *
      Miscellaneous.....................................................      *
                                                                         ------
          Total......................................................... $    *
                                                                         ======

     --------
     *To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  In accordance with Section 145 of the DGCL, Article VII of the Mac-Gray Charter provides that no director of Mac-Gray shall be personally liable to Mac-Gray or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Mac-Gray or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Mac-Gray Charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Mac-Gray shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

  Article V of the Mac-Gray By-laws provides for indemnification by Mac-Gray of its directors and officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, penalties, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Mac-Gray unless it is determined that such person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mac-Gray, and, with respect to criminal actions or proceedings, such person had no reasonable cause to believe his or her conduct was unlawful.

  Mac-Gray has entered into indemnification agreements with each of its directors reflecting the foregoing provisions of the Mac-Gray By-laws and requiring the advancement of expenses in proceedings involving directors in most circumstances and also intends to purchase directors' and officers' insurance to provide additional protections to the directors and officers of Mac-Gray in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the past three years, Mac-Gray has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and Mac-Gray believes that each transaction was exempt from registration requirements of the Securities Act, by reason of
Section 4(2) thereof or Rule 701 thereunder.

  (1) In April 1997, pursuant to a Limited Partner Assignment and Exchange Agreement, Mac-Gray issued an aggregate 1,367,800 shares of Mac-Gray Common Stock to Stewart Gray MacDonald, Jr., Chairman and Chief Executive Officer of Mac-Gray, Sandra E. MacDonald and Daniel W. MacDonald in partial consideration for the assignment and transfer of their respective interest in Mac-Gray, L.P.

  (2) In April 1997, pursuant to a Stock Exchange Agreement, Mac-Gray issued an aggregate 5,000,000 shares of Mac-Gray Common Stock to The Evelyn C. MacDonald Family Trust f/b/o Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald, The Evelyn C. MacDonald Family Trust f/b/o Daniel W. MacDonald, Stewart G. MacDonald, Jr. 1984 Trust, Daniel W. MacDonald Trust 1988 and Sandra E. MacDonald in consideration of the transfer of such parties' respective interest in Mac-Gray Co., Inc.

  (3) In April 1997, pursuant to an Agreement and Plan of Merger, Mac-Gray issued an aggregate 612,026 shares of Mac-Gray Common Stock to Jeffrey C. Huenink, a Director of Mac-Gray, in partial consideration of the sale of his laundry businesses.

  (4) In April 1997, pursuant to Addendums to certain Stock Option Agreements, Mac-Gray assumed Mac-Gray Co.'s obligations with respect to options to purchase an aggregate 556,350 shares of Mac-Gray Common Stock to certain officers and employees of Mac-Gray, including Stewart Gray MacDonald, Jr., Chairman and Chief Executive Officer of Mac-Gray, Patrick A. Flanagan, Executive Vice President, Mergers and Acquisitions and a Director of Mac-Gray, Neil F. MacLellan, III, Executive Vice President, Sales and Marketing of Mac-Gray, and John S. Olbrych, Chief Financial Officer and Treasurer of Mac-Gray.

  (5) In August 1997, pursuant to certain Stock Option Agreements, Mac-Gray granted options to purchase an aggregate of 89,490 shares of Mac-Gray Common Stock to certain officers and employees of Mac-Gray.

  (6) In March 1998, pursuant to a certain Stock Option Agreement, Mac-Gray granted an option to purchase 90,000 shares of Mac-Gray Common Stock to Robert
P. Bennett, Senior Vice President, Sales of Mac-Gray.

  (7) On March 31, 1998, Mac-Gray entered into a Stock Purchase Agreement with Copico, Inc., a Massachusetts corporation ("Copico"), and certain persons who hold, or will hold, all of the shares of the capital stock of Copico, which agreement provides for the acquisition by Mac-Gray Services, Inc., a wholly-owned subsidiary of Mac-Gray, of all of the issued and outstanding shares of capital stock of Copico. In addition to cash consideration (less the repayment of debt), Mac-Gray agreed to issue, at the closing of the acquisition of Copico, to such holders of Copico capital stock, an aggregate of 250,000 shares of Mac-Gray Common Stock. The holders of such Copico capital stock, together with the number of shares of Mac-Gray Common Stock to be received by such holder (in parentheses), are: Peter B. Finn (2,500), Edward J. Goulart (67,900), Ronald R. Jalbert (58,200), Robert W. LaRoche (67,900), David Luongo (2,500), Joseph J. Tischler (2,500), and Massachusetts Capital Resource Company (48,500).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Certain exhibits indicated below are incorporated by reference to documents of Mac-Gray on file with the Commission. Each exhibit marked by a cross (+) was previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1 (No. 333-33669) and the number in parentheses following the description of the exhibit refers to the exhibit number in the Form S-1. Each exhibit marked by an asterisk (*) was previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-4, as amended (No. 333-45899).

  (a) Exhibits. The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

  2.1 Agreement and Plan of Merger, dated as of December 22, 1997, by and among Mac-Gray Corporation, MI Acquisition Corp., Intirion Corporation and Robert P. Bennett. Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules referred to in the Merger Agreement are omitted. The
        Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The Exhibits to the Merger Agreement were included in Appendix A to the Prospectus/Proxy
        Statement, which is a part of the Registrant's previously filed
        Registration Statement on Form S-4, as amended (No. 333-45899).*
  3.1  Amended and Restated Certificate of Incorporation (3.1).+
  3.2  By-laws (3.2).+
  4.1 Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant (4.1).+
  5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
 10.1 Stockholders' Agreement dated as of April 17, 1997 by and among the Registrant and certain stockholders of the Registrant (10.1).+
 10.2 Stockholders' Agreement dated as of June 26, 1997 by and among the Registrant and certain stockholders of the Registrant (10.2).+
 10.3 Agreement and Plan of Merger dated as of April 17, 1997 by and among the Registrant and the other parties named therein (10.3).+
 10.4 Credit Agreement dated April 17, 1997, by and among the Registrant, the other Borrowers (as defined therein), the lenders named therein and State Street Bank and Trust Company, as agent (10.4).+
 10.5 Security Agreement dated as of April 17, 1997 by and among the Registrant, the other Borrowers (as defined therein) and the Banks (as defined therein) (10.5).+
 10.6  Revolving Line of Credit Note dated April 17, 1997 issued by the
        Registrant in favor of the Banks (as defined therein) (10.6).+
 10.7 Pledge Agreement dated as of April 17, 1997 by and among the Registrant and the Banks (as defined therein) (10.7).+
 10.8  Confidentiality and Noncompetition Agreement dated as of September 4,
        1990, as amended on March 25, 1993, by and between the Registrant and Caldwell and Gregory, Inc. (10.8).+
 10.9 Consulting Agreement dated as of April 17, 1997 by and among the Registrant and Jeffrey C. Huenink (10.9).+
 10.10 Noncompetition Agreement dated as of April 17, 1997 by and among Registrant and Jeffrey C. Huenink (10.10).+
 10.11 Form of Noncompetition Agreement between the Registrant and its executive officers (10.11).+
 10.12 Form of Maytag Licensing Agreement for "Red Carpet Service" (10.12).+
 10.13 Form of Maytag Distributorship Agreements (10.13).+
 10.14 Promissory Note dated December 31, 1992 issued by the Registrant in favor of Donald M. Shaw (10.14).+
 10.15 Consulting and Noncompete Agreement dated December 31, 1992 by and between Donald M. Shaw and the Registrant (10.15).+
 10.16 The Registrant's 1997 Stock Option and Incentive Plan (with form of option agreements attached as exhibits) (10.16).+
 10.17 Form of Director Indemnification Agreement between the Registrant and each of its Directors (10.17).+
 10.18 Form of Registration Rights Agreement by and among the Registrant,
        Robert P. Bennett, Gelco Corporation, Eastech II Limited Partnership and Eastech III Limited Partnership.*
 10.19 Form of Escrow Agreement by and among the Registrant, Gelco Corporation,
        Michael Shanahan, the former securityholders of Intirion Corporation and State Street Bank and Trust Company, as escrow agent.*

 10.20 Stock Purchase Agreement by and among Mac-Gray Services, Inc., Copico,
        Inc. and Certain Stockholders, dated as of March 31, 1998. Pursuant to
        Item 601(b)(2) of Regulation S-K, the Schedules referred to in the Stock Purchase Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The Exhibits to the Stock Purchase Agreement will be filed by an Amendment to this Registration Statement on Form S-
        1.
 10.21 Form of Noncompetition Agreement by and between the Registrant and Robert P. Bennett.*
 10.22 Distribution Agreement by and between Schlumberger Technologies, Inc.
        and Mac-Gray Services, Inc., dated as of October 27, 1997 (certain portions of this exhibit are being omitted pursuant to a request for confidential treatment).*
 10.23 Stock and Asset Purchase Agreement, dated as of March 4, 1998, by and among Mac-Gray Services, Inc., Amerivend Corporation, Amerivend
        Southeast Corporation and Certain Stockholders.*
 21.1  Subsidiaries of the Registrant.
 23.1  Consent of Counsel (included in Exhibit 5.1 hereto).
 23.2  Consent of Price Waterhouse LLP (Mac-Gray Corporation).
 23.3  Consent of Price Waterhouse LLP (Intirion Corporation).
 23.4  Consent of Price Waterhouse LLP (Supplemental Mac-Gray Corporation).
 24.1  Powers of Attorney (contained in the Signature Page to this Registration
        Statement).
 27.1  Financial Data Schedule.*

  (b)Financial Statement Schedules

  The following Financial Statement Schedule is filed herewith:

    Intirion Corporation: Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

  (a) Mac-Gray hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Mac-Gray, Mac-Gray has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mac-Gray in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mac-Gray will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Mac-Gray Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on April 9, 1998.

                                          MAC-GRAY CORPORATION

                                           /s/ Stewart Gray MacDonald, Jr.
                                          By: _________________________________
                                               Stewart Gray MacDonald, Jr.
                                          Chairman and Chief Executive Officer

  KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Stewart Gray MacDonald, Jr. and John S. Olbrych such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                         TITLE                 DATE
              ---------                         -----                 ----

 /s/ Stewart Gray MacDonald, Jr.      Chairman, Chief             April 9, 1998
 ____________________________________  Executive Officer and
     Stewart Gray MacDonald, Jr.       Director (Principal
                                       Executive Officer)

     /s/ Patrick A. Flanagan          Executive Vice President    April 9, 1998
 ____________________________________  Mergers and
         Patrick A. Flanagan           Acquisitions, Secretary
                                       and Director

       /s/ John S. Olbrych            Chief Financial Officer     April 9, 1998
 ____________________________________  and Treasurer
           John S. Olbrych             (Principal Financial
                                       and Accounting Officer)

      /s/ Jeffrey C. Huenink          Director                    April 9, 1998
 ____________________________________
          Jeffrey C. Huenink

      /s/ Jerry A. Schiller           Director                    April 9, 1998
 ____________________________________
          Jerry A. Schiller

        /s/ John P. Leydon            Director                    April 9, 1998
 ____________________________________
            John P. Leydon

       /s/ Eugene B. Dogget           Director                    April 9, 1998
 ____________________________________
          Eugene B. Doggett

                                                                     SCHEDULE II

                              INTIRION CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                              ADDITIONS
                                          ------------------
                                                    CHARGED
                                           BALANCE  TO COSTS            BALANCE
                                          BEGINNING   AND               AT END
                                           OF YEAR  EXPENSES DEDUCTIONS OF YEAR
                                          --------- -------- ---------- -------
Year Ended June 30, 1997:
  Allowance for doubtful accounts........   $ 42     $  34      $(58)    $ 18
  Valuation allowance for deferred tax
   assets................................   $503     $(133)     $--      $370
Year Ended June 30, 1996:
  Allowance for doubtful accounts........   $ 35     $  19      $(12)    $ 42
  Valuation allowance for deferred tax
   assets................................   $519     $ (16)     $--      $503
Year Ended June 30, 1995:
  Allowance for doubtful accounts........   $ 52     $ (15)     $ (2)    $ 35
  Valuation allowance for deferred tax
   assets................................   $386     $ 133      $--      $519

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
  2.1    Agreement and Plan of Merger, dated as of December 22, 1997, by and among Mac-Gray Corporation, MI Acquisition Corp., Intirion
          Corporation and Robert P. Bennett. Pursuant to Item 601(b)(2) of
          Regulation S-K, the Schedules referred to in the Merger Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The
          Exhibits to the Merger Agreement were included in Appendix A to the
          Prospectus/Proxy Statement, which is a part of the Registrant's previously filed Registration Statement on Form S-4, as amended (No.
          333-45899).*
  3.1    Amended and Restated Certificate of Incorporation (3.1).+
  3.2    By-laws (3.2).+
  4.1    Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant (4.1).+
  5.1    Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities being offered.
 10.1    Stockholders' Agreement dated as of April 17, 1997 by and among the
          Registrant and certain stockholders of the Registrant (10.1).+
 10.2    Stockholders' Agreement dated as of June 26, 1997 by and among the
          Registrant and certain stockholders of the Registrant (10.2).+
 10.3    Agreement and Plan of Merger dated as of April 17, 1997 by and among the Registrant and the other parties named therein (10.3).+
 10.4    Credit Agreement dated April 17, 1997, by and among the Registrant, the other Borrowers (as defined therein), the lenders named therein and State Street Bank and Trust Company, as agent (10.4).+
 10.5    Security Agreement dated as of April 17, 1997 by and among the
          Registrant, the other Borrowers (as defined therein) and the Banks
          (as defined therein) (10.5).+
 10.6    Revolving Line of Credit Note dated April 17, 1997 issued by the
          Registrant in favor of the Banks (as defined therein) (10.6).+
 10.7    Pledge Agreement dated as of April 17, 1997 by and among the
          Registrant and the Banks (as defined therein) (10.7).+
 10.8    Confidentiality and Noncompetition Agreement dated as of September 4,
          1990, as amended on March 25, 1993, by and between the Registrant and
          Caldwell and Gregory, Inc. (10.8).+
 10.9    Consulting Agreement dated as of April 17, 1997 by and among the
          Registrant and Jeffrey C. Huenink (10.9).+
 10.10   Noncompetition Agreement dated as of April 17, 1997 by and among
          Registrant and Jeffrey C. Huenink (10.10).+
 10.11   Form of Noncompetition Agreement between the Registrant and its executive officers (10.11).+
 10.12   Form of Maytag Licensing Agreement for "Red Carpet Service" (10.12).+
 10.13   Form of Maytag Distributorship Agreements (10.13).+
 10.14   Promissory Note dated December 31, 1992 issued by the Registrant in favor of Donald M. Shaw (10.14).+
 10.15   Consulting and Noncompete Agreement dated December 31, 1992 by and between Donald M. Shaw and the Registrant (10.15).+
 10.16   The Registrant's 1997 Stock Option and Incentive Plan (with form of option agreements attached as exhibits) (10.16).+
 10.17   Form of Director Indemnification Agreement between the Registrant and each of its Directors (10.17).+

 10.18 Form of Registration Rights Agreement by and among the Registrant,
        Robert P. Bennett, Gelco Corporation, Eastech II Limited Partnership and Eastech III Limited Partnership.*
 10.19 Form of Escrow Agreement by and among the Registrant, Gelco Corporation,
        Michael Shanahan, the former securityholders of Intirion Corporation and State Street Bank and Trust Company, as escrow agent.*
 10.20 Stock Purchase Agreement by and among Mac-Gray Services, Inc., Copico,
        Inc. and Certain Stockholders, dated as of March 31, 1998. Pursuant to
        Item 601(b)(2) of Regulation S-K, the Schedules referred to in the Stock Purchase Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The Exhibits to the Stock Purchase Agreement will be filed by an Amendment to this Registration Statement on Form S-
        1.
 10.21 Form of Noncompetition Agreement by and between the Registrant and Robert P. Bennett.*
 10.22 Distribution Agreement by and between Schlumberger Technologies, Inc.
        and Mac-Gray Services, Inc., dated as of October 27, 1997 (certain portions of this exhibit are being omitted pursuant to a request for confidential treatment).*
 10.23 Stock and Asset Purchase Agreement, dated as of March 4, 1998, by and among Mac-Gray Services, Inc., Amerivend Corporation, Amerivend
        Southeast Corporation and Certain Stockholders.*
 21.1  Subsidiaries of the Registrant.
 23.1  Consent of Counsel (included in Exhibit 5.1 hereto).
 23.2  Consent of Price Waterhouse LLP (Mac-Gray Corporation).
 23.3  Consent of Price Waterhouse LLP (Intirion Corporation).
 23.4  Consent of Price Waterhouse LLP (Supplemental Mac-Gray Corporation).
 24.1  Powers of Attorney (contained in the Signature Page to this Registration
        Statement).
 27.1  Financial Data Schedule.*

--------
+ Previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1 (No. 333-33669) and incorporated by reference herein. The number in parentheses following the description of the exhibit refers to the exhibit number in the Form S-1.
* Previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-4, as amended (No. 333-45899) and incorporated by reference herein.